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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on September 29, 2004

Registration Nos. 333-            and 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
JOINT REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LA QUINTA CORPORATION (Exact Name of Registrant as Specified in Its Charter)	LA QUINTA PROPERTIES, INC. (Exact Name of Registrant as Specified in Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	Delaware (State or Other Jurisdiction of Incorporation or Organization)
7011 (Primary Standard Industrial Classification Code)	7011 (Primary Standard Industrial Classification Code)
95-3419438 (I.R.S. Employer Identification Number)	95-3520818 (I.R.S. Employer Identification Number)
909 Hidden Ridge, Suite 600 Irving, Texas 75038 (214) 492-6600 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)	909 Hidden Ridge, Suite 600 Irving, Texas 75038 (214) 492-6600 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Sandra K. Michel, Esq.
Senior Vice President and General Counsel
La Quinta Corporation
909 Hidden Ridge, Suite 600
Irving, Texas 75038
(214) 492-6600
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
Sandra K. Michel, Esq.
Senior Vice President and General Counsel
La Quinta Properties, Inc.
909 Hidden Ridge, Suite 600
Irving, Texas 75038
(214) 492-6600
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With Copies to:
Terry M. Schpok, P.C.
Akin, Gump, Strauss, Hauer & Feld, L.L.P.
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
(214) 969-2800

        Approximate date of commencement of proposed sale to the public:    As soon as possible after the effective date of this joint registration statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

7% Senior Notes due 2012	$200,000,000	100%	$200,000,000	$25,340

Guarantee of 7% Senior Notes due 2012	(2)	(2)	(3)	(3)

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

(2)
The 7% Senior Notes due 2012 will be guaranteed by La Quinta Corporation.

(3)
No additional consideration will be paid by the recipients of the 7% Senior Notes for the guarantees. Pursuant to Rule 457(n), no separate fee is payable for the guarantees.

        The registrants hereby amend this joint registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this joint registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this joint registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not exchange the outstanding securities until the joint registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to completion, dated September 29, 2004

Prospectus

LA QUINTA PROPERTIES, INC.

Offer to Exchange up to $200,000,000 Aggregate Principal Amount of
7% Senior Notes due 2012
for
Any and All of the $200,000,000 Aggregate Principal Amount of Our Outstanding
7% Senior Notes due 2012
The exchange offer will expire at 5:00 p.m., New York City time,
on                  , 2004, unless extended

        We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, $200,000,000 principal amount of our 7% Senior Notes due 2012 that we issued on August 19, 2004, for $200,000,000 aggregate principal amount of our registered 7% Senior Notes due 2012. In this prospectus, we refer to the outstanding original notes as the "old notes" and the registered notes as the "new notes." The old notes and new notes are collectively referred to in this prospectus as the "notes." The new notes will be, and the old notes are, currently, fully and unconditionally guaranteed by La Quinta Corporation, of which we are a controlled subsidiary. The terms of the new notes are identical in all material respects to the old notes except that the new notes will not contain certain terms with respect to transfer restrictions, registration rights and payments of additional interest that relate to the old notes.

The New Notes

  •
  Maturity Date: August 15, 2012.

  •
  Interest Rate: 7% per year, payable semi-annually on February 15 and August 15 of each year, commencing February 15, 2005. Holders of new notes will receive interest from the last date on which interest was paid on the old notes or, if no interest has been paid, from August 19, 2004.

  •
  Resale: The new notes will be freely tradeable.

The Exchange Offer

  •
  Expiration: 5:00 p.m., New York City time on                        , 2004, unless we extend the expiration date. The exchange offer will not, under any circumstances, extend beyond                        , 2004.

  •
  Conditions: The exchange offer is not conditioned upon any aggregate principal amount of old notes being tendered.

  •
  Tendered Securities: All old notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of new notes that are registered under the Securities Act of 1933, as amended, or the Securities Act. If you fail to tender your outstanding old notes, you will continue to hold unregistered old notes, and your ability to transfer them could be adversely affected.

  •
  Withdrawal: Tenders of outstanding old notes may be withdrawn at any time prior to the expiration of the exchange offer.

  •
  Tax Consequences: If you tender outstanding old notes in the exchange offer, the exchange will not be a taxable event.

  •
  Proceeds: We will not receive any proceeds in connection with the issuance of the new notes in the exchange offer.

        Each broker-dealer that receives new notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. If the broker-dealer acquired the old notes as a result of market making or other trading activities, such broker-dealer may be a statutory underwriter and may use this prospectus for the exchange offer, as supplemented or amended, in connection with the resale of the new notes.

        See the section entitled "Risk Factors" that begins on page 17 for a discussion of the risks that you should consider prior to tendering your outstanding old notes for exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2004

        You should rely only upon the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the new notes in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. You should disregard anything we said in an earlier document that is inconsistent with what is in or incorporated by reference in this prospectus.

i

ABOUT THIS PROSPECTUS

        The information contained in this prospectus was obtained from us and other sources believed by us to be reliable. This prospectus incorporates important business and financial information about La Quinta Corporation, or LQ Corporation, and our controlled subsidiary La Quinta Properties, Inc., or LQ Properties, that is not included in or delivered with this prospectus. In this prospectus, the La Quinta Companies refers to LQ Corporation and LQ Properties.

        No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference into this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by the La Quinta Companies. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

        The Securities and Exchange Commission, or SEC, allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important business and financial information to you by referring you to these documents. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following:

The La Quinta Companies
909 Hidden Ridge, Suite 600
Irving, Texas 75038
Attention: Investor Relations
(214) 492-6600

        To obtain timely delivery, you must request the information no later than                  , 2004.

        This prospectus is part of a joint registration statement we filed with the SEC relating to these securities. We have incorporated exhibits into the joint registration statement. You should read the exhibits carefully for provisions that may be important to you. You may refer to the joint registration statement and the exhibits for more information about us and our securities. As permitted by the SEC, this prospectus does not contain all of the information included in the joint registration statement and the accompanying exhibits we file with the SEC. The joint registration statement and exhibits are available through the SEC's web site.

FORWARD LOOKING STATEMENTS

        Certain statements in this prospectus or the documents incorporated by reference into this prospectus that are not historical facts constitute "forward looking statements" within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Words such as "believes," "anticipates," "expects," "intends," "estimates," "assumes," "projects," and other similar expressions, which are predictions of or indicate future events and trends, typically identify forward looking statements.

        We have used forward looking statements in a number of parts of this prospectus or in the documents incorporated by reference into this prospectus. These forward looking statements may include statements regarding the intent, belief or current expectations of the La Quinta Companies or their respective directors or officers with respect to the matters discussed in this prospectus or the documents incorporated by reference into this prospectus. Our forward looking statements are subject to a number of risks and uncertainties, which could cause actual results, or the timing of events to differ materially from those described in the forward looking statements.

ii

        Some of the factors that might cause these differences include, but are not limited to, the factors described in this prospectus under the caption "Risk Factors" and other risks described from time to time in the documents incorporated by reference herein and otherwise in our annual, quarterly and current reports filed with the SEC. The risks and uncertainties described within this section include those related to our lodging business, our ability to integrate the operations of substantially all of the assets of The Marcus Corporation's limited service lodging division, our investments in real estate, our status as a real estate investment trust, or REIT, our capital expenditures and requirements, our corporate structure and our debt and liquidity needs as well as risks and uncertainties related to our industry, the economy, the aftermath of United States military action in Iraq, further terrorist attacks on the United States and global affairs.

        Given the risks and uncertainties, you are cautioned not to place undue reliance on the forward looking statements that may be made in this prospectus or the documents incorporated by reference into this prospectus. We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or other changes.

        You should carefully review all of these risk factors, and you should be aware that there may be other factors that could cause such differences.

        La Quinta®, La Quinta Inns®, La Quinta Inn & Suites®, Returns®, Baymont®, Baymont Inns & Suites®, Woodfield®, Budgetel®, Guest Ovations® and our other associated proprietary trademarks are our registered trademarks. All other trademarks, service marks and trade names referred to in this prospectus are the trademarks, service marks, or trade names of their respective owners.

iii

SUMMARY

        This summary highlights what we believe to be the material information appearing in other sections of this prospectus. However, it likely does not contain all the information that is important to you or that you should consider before exchanging your old notes for new notes. You should carefully read this prospectus and the documents incorporated by reference and consider consulting with your own legal and tax advisors to understand fully the terms of the exchange offer and the new notes. Except as otherwise indicated, when used in this prospectus, the terms "La Quinta," "we," "our" and "us" refer to La Quinta Properties, Inc., or LQ Properties, and its parent corporation, La Quinta Corporation, or LQ Corporation, and its consolidated subsidiaries. On September 3, 2004, we consummated the purchase of substantially all of the assets of the limited service lodging division of The Marcus Corporation, or Marcus, and on September 10, 2004, we purchased an additional Baymont hotel, which we refer to collectively as the Asset Acquisition. The operating results incorporated by reference in this prospectus for periods up to and including June 30, 2004 are those of LQ Corporation on a consolidated basis, without giving effect to the Asset Acquisition.

La Quinta

        La Quinta is one of the largest owner/operators of limited service hotels in the United States. We provide clean and comfortable guest rooms at affordable prices in convenient locations. We own and operate hotels under our proprietary brands—La Quinta Inns, La Quinta Inn & Suites, Baymont Inns & Suites, Woodfield Suites and Budgetel. In addition, we franchise our La Quinta and Baymont brands to independent owner/operators. As of September 15, 2004, our system of owned, managed and franchised hotels contained 567 hotels, representing 63,180 rooms located across the United States. As of September 15, 2004, we owned, operated and/or managed 372 hotels, representing 46,038 rooms. As of September 15, 2004, our franchisees operated 195 hotels, representing 17,142 rooms under our brands.

        We strive to design hotels that attract both business and leisure travelers seeking consistently clean and comfortable rooms that are generally comparable to those of mid-priced, full service hotels, but at lower average room rates. We believe that by not providing full service, management intensive facilities and services, such as in-house restaurants, cocktail lounges or room service, that typically carry high fixed costs and have low margins, we are able to deliver a product that satisfies our customers' needs and price expectations, while also permitting us to concentrate on the high-margin nature of our business of renting clean and comfortable hotel rooms to our guests.

Our Hotels

La Quinta Inns and La Quinta Inn & Suites

	As of September 15, 2004
	Hotels	Rooms
Owned and/or Operated	274	35,821
Franchised	108	9,672

Total	382	45,493

        La Quinta Inns generally feature spacious rooms with double or king beds; 25-inch televisions with expanded cable, movies on-demand and Nintendo®; dataport telephones with voicemail and free local calls; in-room hair dryers, coffee makers, irons and ironing boards; desks with well-lit workspaces; and comfortable recliners. La Quinta Inns also generally feature complimentary continental breakfast and swimming pools. Our guests typically have convenient access to food service at nearby freestanding restaurants, which include many national chains. We have an ownership interest in approximately 100 buildings that are adjacent to our hotel properties, which we generally lease to third party restaurant operators.

        La Quinta Inn & Suites generally feature the same amenities as our Inns as well as two-room suites, which offer separate sitting and sleeping areas, sleeper sofas and two televisions. Additional amenities generally include: expanded continental breakfast; guest laundry facilities; complimentary USA Today® newspapers; fitness centers; meeting space for up to 70 people; and heated swimming pools with spa and gazebo seating. Selected Inn & Suites also generally offer business king rooms, which feature: high-speed Internet access; pillow-top mattresses; microwaves and refrigerators; cordless and speaker telephones; and oversized desks with built-in data ports and ergonomic chairs.

Baymont Inns & Suites

	As of September 15, 2004
	Hotels	Rooms
Owned, Operated and/or Managed	90	9,236
Franchised	87	7,470

Total	177	16,706

        Baymont Inns & Suites generally feature spacious rooms with double or king beds; 25-inch televisions with standard local and cable channels; in-room coffee makers, irons, ironing boards and hair dryers; high-speed Internet access; dataport telephones with voicemail and free local calls; and complimentary continental breakfast. Selected Baymont Inns & Suites feature swimming pools, fitness centers, guest laundry and meeting space. Selected Baymont Inns & Suites also offer Guest Ovations® rooms, which include soft down pillows; pillow-top mattresses; oversized work desks with ergonomic chairs and complimentary bottled water.

        We also own and operate one 83 room Budgetel Inn which offers amenities similar to Baymont Inns & Suites.

Woodfield Suites

        As of September 15, 2004, we owned and/or operated seven Woodfield Suites, containing 898 one or two room suites. Woodfield Suites are all-suites hotels featuring 50% more room space than traditional hotel rooms. Woodfield Suites generally feature suites with double or king beds; 32-inch televisions with expanded cable channels; in-room coffee makers, irons, ironing boards, hair dryers and bathroom amenities; swimming pools; children's play areas; meeting rooms; exercise rooms; and kitchenettes. Woodfield Suites also offer complimentary breakfast, evening cocktail reception and high-speed Internet access.

Our Strategy

        We focus on providing consistently clean and comfortable guest rooms in convenient locations at affordable prices. Our objective is to increase our cash flow and profitability by growing our brands and expanding our distribution. Our growth strategy includes improving the profitability of our existing company owned hotels, furthering the expansion of our La Quinta and Baymont brands through franchising, and investing a portion of our available capital in the lodging business, including but not limited to, the acquisition of other limited service lodging assets and/or brands.

        Improving the Profitability of our Existing Company Owned Hotels.    We expect to increase our cash flow through increases in profit contributions from company owned hotels, primarily by improving revenue per available room, or RevPAR. We believe that as the U.S. economy continues to improve and the specific markets in which we operate improve, we will be able to benefit from increases in demand for hotel rooms. In addition, we have made and continue to make significant investments in our sales force, loyalty programs and electronic distribution channels. We also believe improvements made to our properties through capital investments, and our continuing efforts to increase guest satisfaction, will allow us to enhance our RevPAR.

        Furthering the Expansion of our La Quinta and Baymont Brands through Franchising. We plan to expand our franchising program by capitalizing on the value of the La Quinta and Baymont brands. Our franchising program is focused on developing relationships with experienced hotel owners who will develop and operate new hotels or convert existing hotels to the La Quinta or Baymont brand. We believe that this strategy will allow us to continue to expand our geographic coverage without requiring significant capital investment, resulting in increased revenues and profitability. We actively monitor our franchisees in order to maintain consistent quality across the entire chain. By becoming more franchise oriented, we anticipate increasing our return on assets and capitalizing on the value of our brands.

        Investing a Portion of our Available Capital in the Lodging Business.    We may consider investing a portion of our available capital to pursue acquisitions of other limited service lodging assets and brands, development of new hotels and redevelopment opportunities with respect to certain of our existing properties.

  •
  Acquiring Other Limited Service Lodging Assets and/or Brands. To expand our lodging business, we may seek opportunistic acquisitions of other limited service lodging properties and/or brands. Consistent with this strategy, on September 3, 2004, we acquired substantially all of the assets of Marcus' limited service lodging division. We will continue to seek acquisition opportunities. Over the near term, however, such acquisitions will likely be single asset or small portfolios of lodging properties that will enable us to establish or augment our presence in strategic markets. Acquisition opportunities will be evaluated on a number of factors, including price, the potential target's strategic fit, future profitability and geographic and product distribution.

  •
  Developing New Hotels. Our current development strategy is focused on locating a select number of highly visible properties in key strategic locations, such as central business districts of major cities, areas near major airports and popular vacation destinations with high barriers to entry. We may enter into joint ventures with experienced hotel developers for these projects. We believe that this approach to development, often used in full service hotel projects, will allow us to reduce the overall levels of our capital requirements and the level of development risk.

  •
  Redeveloping Existing Locations. Several of our older hotels are situated in locations that have experienced increased business activities around the hotel sites over a period of years. We believe that we have the opportunity to redevelop a select number of these locations with new hotel properties that will produce stronger operating results than the existing facilities. We are currently redeveloping one such hotel property in downtown San Antonio.

  •
  Rebranding Existing Hotels. To improve the distribution of our brands, several opportunities exist to rebrand our existing company owned hotels. Baymont has a strong presence in the midwestern section of the U.S., while La Quinta has a strong presence in the southwest and southeast. Some Baymont hotels may be rebranded La Quinta. Likewise, some La Quinta hotels may be rebranded Baymont.

Our Competitive Strengths

        We believe that we benefit from certain competitive strengths that assist us in implementing our business objectives and strategies, including:

        Significant Brand Awareness.    We believe the La Quinta and Baymont brands have achieved significant brand awareness. We believe that this brand awareness, as well as our reputation for price, quality and value, has earned our hotels a strong following of loyal guests. We reward our loyal returning guests through our frequent stayer programs, which provide guests with recognition and an expedited reservation and check-in process, as well as rewards for frequent stays. We believe that our brands' identities provide us with an advantage over independent hotel operators and certain other limited service chains. Together with our operational expertise, this brand awareness enhances the performance of existing and newly constructed or acquired hotel properties.

        Operational Expertise and Experienced Management Team.    Our management has substantial experience in the lodging industry. On average, each member of our senior management team has approximately 25 years of experience in lodging and lodging related industries and is supported by operational and administrative vice presidents with an average of ten years of experience in these industries. Each company owned property is operated as an individual profit center by a general manager who oversees all day-to-day guest relations and other operating activities and implements rate, occupancy and cost containment strategies. We believe this decentralized accountability reduces operating costs while creating incentives to maximize RevPAR, guest satisfaction and operating margins by adapting room rates to prevailing market conditions at our company owned hotels.

        Capital Structure.    We believe that our strong balance sheet provides us with a competitive advantage over other more highly leveraged companies. In addition to maintaining one of the lowest leverage levels in the industry, we had no floating rate debt at June 30, 2004, and do not have any mortgage debt. The weighted average maturity of our debt at September 1, 2004 was approximately five years. In addition, at September 1, 2004, we had no borrowings (other than $20.1 million in outstanding letters of credit) on our $150.0 million revolving line of credit.

        Strong Infrastructure.    We believe we have a strong corporate infrastructure to support our existing hotels as well as new hotels that may be added to our system. Centralized corporate services include marketing, sales, finance, accounting, treasury, tax, information systems, construction and design, purchasing, legal, risk management, human resources and training. We promote and operate our own central reservation system and a toll-free number, 1-800-531-5900, to accept room reservations for La Quinta hotels. Room reservations for Baymont Inns & Suites, Woodfield Suites and Budgetel are currently processed through a third party provider. It is our intention to begin using our own central reservation system to process these hotels' reservations in 2005. In addition, we operate our own websites, which accept room reservations and provide our guests with information about our company, our brands, our hotels and special promotions. We also participate in third party websites that accept room reservations for our hotels. We employ a direct sales force which conducts sales programs for our brands to develop and cultivate guests from potential and existing national and local clients.

Recent Developments

        Asset Acquisition.    On September 3, 2004, we acquired substantially all the assets of Marcus' limited service lodging division for a total purchase price of approximately $412.0 million in cash, including approximately $44.0 million held in escrow pending completion of certain transfer requirements. On September 10, 2004, we completed the acquisition of an additional Baymont hotel that was previously owned by a joint venture of a Marcus subsidiary for a purchase price of approximately $3.1 million. The aggregate size of the Asset Acquisition increased from the originally announced purchase price of approximately $395.0 million to reflect the purchase of four additional Baymont hotels that were previously joint venture partnerships excluded from the Asset Acquisition and are now wholly-owned by LQ Corporation. As a result of the Asset Acquisition, we acquired 90 Baymont Inns & Suites (including one management contract), seven Woodfield Suites and one Budgetel Inn. In addition, we acquired all the trade rights associated with the Baymont, Woodfield Suites and Budgetel brands, and the current Baymont franchise system of 87 hotels, which includes four additional franchises that were previously joint venture partnerships excluded from the Asset Acquisition. These 185 hotels are located across 32 states, with approximately half of the hotels in the midwest region of the U.S.

        Repayment of 7.114% Note due August 15, 2011.    In 1997, the predecessor of LQ Properties created a trust, or the Trust, to purchase a $150.0 million Exercisable Put Option Note due August 15, 2011, or the 7.114% note, from LQ Properties. Concurrent with the purchase of the 7.114% note from LQ Properties, the Trust issued $150.0 million of Exercisable Put Option Securities, or the Securities. The Securities represented beneficial interests in the Trust that held the 7.114% note. In connection with the initial issuance of the 7.114% note, a third party, or the call holder, was granted an option to purchase the 7.114% note from the Trust at 100% of the principal amount on August 16, 2004. Upon exercise of this option, the Trust would distribute the proceeds from the sale of the 7.114% note to the holders of the Securities. If the call holder exercised its option to purchase the 7.114% note from the Trust, we had, at our option, the right to repurchase the 7.114% note from the call holder.

        In August 2004, the call holder exercised its option to purchase the 7.114% note and we exercised our option to repurchase the 7.114% note from the call holder and retire the 7.114% note. We repurchased the 7.114% note on August 16, 2004 from the call holder for a purchase price, as set forth in the 7.114% note, equal to the sum of the present value of the remaining scheduled payments of principal and interest on the 7.114% note, or approximately $171.4 million. As of August 16, 2004, LQ Properties owned approximately $122.2 million of the Securities issued by the Trust and, as a result, received a distribution of approximately $122.2 million from the Trust. LQ Properties has recorded an expense of approximately $21.4 million for the retirement of the 7.114% note in the third quarter of 2004.

        Resignation of Chairman; Election of New Chairman.    On September 28, 2004, Mr. Clive D. Bode, the Chairman of the respective Boards of Directors of LQ Corporation and LQ Properties, resigned as director and Chairman of each company. Mr. Bode's resignation was not due to any disagreement with either of the La Quinta Companies. Mr. Bode was a member of the Audit, Compensation, Executive and Corporate Governance and Nominating Committees of each of the La Quinta Companies' Boards. He was Chairman of the Corporate Governance and Nominating Committees.

        In connection with Mr. Bode's resignation, on September 28, 2004, the respective Boards of Directors of the La Quinta Companies elected Francis W. Cash, the Chief Executive Officer of both companies, as Chairman of such Boards of Directors. In addition, the respective Boards of Directors of the La Quinta Companies designated Mr. James P. Conn as Lead Director of each of the Boards of Directors, appointed Mr. William G. Byrnes as Chairman of the Corporate Governance and Nominating Committees of each of the Boards of Directors and appointed Mr. Terrell B. Jones as a member of the Audit Committees of each of the Boards of Directors.

Organizational Structure

        La Quinta Corporation and its Subsidiaries.    LQ Corporation was incorporated in the State of Delaware on August 23, 1979. LQ Corporation operates and manages hotel properties that it leases from its controlled subsidiaries, including LQ Properties. In addition, as described above, our franchising program is operated through subsidiaries of LQ Corporation. The common stock of LQ Corporation and the class B common stock of LQ Properties are attached and trade together and may be held or transferred only in units consisting of one LQ Corporation common share and one LQ Properties class B common share.

        La Quinta Properties and its Subsidiaries.    LQ Properties is a controlled subsidiary of LQ Corporation and is a self-administered REIT that was incorporated in the State of Delaware on August 23, 1979. Substantially all of our company owned hotels are owned by LQ Properties or one or more of its direct and indirect subsidiaries. Due to certain tax laws restricting REITs from deriving revenues directly from the operations of hotels, our hotel properties are leased to a subsidiary of LQ Corporation.

Corporate Information

        LQ Corporation and LQ Properties' principal executive offices are located at 909 Hidden Ridge, Suite 600, Irving, Texas 75038 and our telephone number is (214) 492-6600. Our Internet address is www.LQ.com. The information on our website does not constitute a part of, nor is it incorporated by reference into, this prospectus.

Additional Information

        For a more complete description of our business and properties, you should refer to our joint annual report on Form 10-K for our fiscal year ending December 31, 2003, our most recently completed fiscal year as of the date of this prospectus, and to our joint quarterly reports for our fiscal quarters ending March 31, 2004 and June 30, 2004.

Organizational Chart

        The following diagram summarizes our corporate structure as of the date of this prospectus, but does not reflect all of our subsidiaries.

(1)
A portion of each of these entities is owned by both LQ Corporation and LQ Properties.

Summary of the Terms of the Exchange Offer

        We have summarized the terms of the exchange offer below. You should read the discussion under the heading "The Exchange Offer" beginning on page 35 for further information regarding the exchange offer and resale of the new notes.

The Exchange Offer	We are offering to exchange up to $200,000,000 aggregate principal amount of the new notes for up to $200,000,000 aggregate principal amount of the old notes.
The terms of the new notes are identical in all material respects to the old notes except that the new notes will not contain certain terms with respect to transfer restrictions, registration rights and payments of additional interest that relate to the old notes. The new notes and the old notes will be governed by the same indenture dated August 19, 2004.
Outstanding old notes may be tendered, and will be exchanged, only in minimum denominations of $1,000 and integral multiples of $1,000. New notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000.
Registration Rights Agreement	We issued $200,000,000 aggregate principal amount of the old notes on August 19, 2004 in a private offering. In connection with the private offering, we and Lehman Brothers Inc., on behalf of Banc of America Securities LLC, Wells Fargo Securities, LLC, Morgan Stanley & Co. Incorporated, CIBC World Markets Corp., and Calyon Securities (USA) Inc., the initial purchasers in the private offering, entered into an exchange and registration rights agreement, or registration rights agreement, that granted the holders of the old notes issued in the private offering exchange and registration rights.
Specifically, in the registration rights agreement, we agreed to:
• use our reasonable best efforts to file, as soon as practicable, but in no event later than January 16, 2005, this exchange registration statement with respect to a registered offer to exchange the old notes for the new notes;
• use our reasonable best efforts to have this exchange registration statement declared effective by the SEC on or before March 17, 2005; and
• use our reasonable best efforts to consummate the exchange offer on or before 30 days after this exchange registration statement is declared effective by the SEC, unless a longer period of time is required by federal securities laws.

If we fail to fulfill our obligations under the registration rights agreement, additional interest will accrue on the old notes at a rate of $0.05 per week per $1,000 principal amount of the old notes for the first 90-day period immediately following our failure to meet any of the specified deadlines. The amount of the additional interest will increase by an additional $0.05 per week per $1,000 principal amount of the old notes for each subsequent 90-day period until all defaults have been cured, with a maximum of $0.50 per week per $1,000 principal amount of the old notes.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless we extend the exchange offer. The exchange offer will not, under any circumstances, be extended beyond , 2004.
Conditions to the Exchange Offer	The exchange offer is not subject to any conditions, other than that the exchange offer does not violate any applicable law or applicable SEC policy. Please read the section entitled "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer. We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date if any such condition occurs.
Procedure for Tendering Old Notes	If you are a holder of old notes held in book-entry form and you wish to tender your old notes pursuant to the exchange offer, you must transmit to the exchange agent, on or prior to the expiration date either:
• a written or facsimile copy of an executed letter of transmittal and all other required documents to the address set forth on the cover page of the letter of transmittal; or
• a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system, and forming a part of confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.
The exchange agent must also receive on or prior to the expiration date a timely confirmation of the book-entry transfer of your old notes into the exchange agent's account at DTC, in accordance with the procedures described for book-entry transfer in this prospectus under the heading, "The Exchange Offer—Procedures for Tendering Old Notes."
By tendering your old notes, you will represent to us in writing that, among other things:
• you are not our affiliate (within the meaning of Rule 405 under the Securities Act);
• you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act; and
• the new notes you receive will be acquired in the ordinary course of business.

Furthermore, if you are a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, you will acknowledge to us that you will deliver a prospectus in connection with any resale of such new notes.
Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of those book-entry interests or you own a beneficial interest in outstanding old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.
If you are a beneficial owner who wishes to tender on the registered holder's behalf, prior to completing and executing the letter of transmittal and delivering the old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer—Procedures for Tendering Old Notes."
Guaranteed Delivery Procedures	If you wish to tender your old notes in the exchange offer but the required documentation cannot be completed by the expiration date or the procedures for book-entry transfer cannot be completed on a timely basis, you must tender your old notes according to the guaranteed delivery procedures described in "The Exchange Offer—Procedures for Tendering Old Notes—Guaranteed Delivery."
Effect of Not Tendering	Old notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to existing restrictions upon transfer of the old notes.
The trading market for old notes not exchanged in the exchange offer may be significantly more limited than it is at present. Therefore, if your old notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged old notes.
Furthermore, you will not necessarily be able to require us to register your old notes under the Securities Act and you will not be able to resell, offer to resell or otherwise transfer your old notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

Broker-Dealers	Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of at least 90 days after the consummation of the exchange offer, we shall use our reasonable best efforts to make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."
Any broker-dealer who acquired old notes from us may not rely on interpretations of the staff of the SEC permitting offers for resale, resales or other offers and must instead comply with the registration requirements and prospectus delivery requirements of the Securities Act (including being named as a selling securityholder) in order to resell the old notes or the new notes.
Withdrawal Rights	You may withdraw your tender of old notes at any time prior to the expiration date. To withdraw, the exchange agent must receive a notice of withdrawal at its address indicated under "The Exchange Offer—Exchange Agent" before 5:00 p.m., New York City time, on the expiration date. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any old notes that you tendered but were not accepted for exchange.
Federal and State Regulatory Requirement	In connection with the exchange offer, there are no federal or state regulatory requirements that must be complied with or approval that must be obtained, except the SEC must declare effective the registration statement relating to the new notes of which this prospectus is a part.
Tax Consequences
United States Holders	The exchange of unregistered old notes for registered new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes and you will not recognize a gain or loss if you exchange your unregistered old notes for registered new notes. You must generally include the interest on the new notes in ordinary income in accordance with your regular method of accounting. Generally, you will recognize gain or loss upon the sale, exchange, redemption, payment upon maturity or other taxable disposition of a new note. See "U.S. Federal Income Tax Consequences—U.S. Holders."

Non-United States Holders	The exchange of unregistered old notes for registered new notes will not be a taxable event for U.S. federal income tax purposes. You generally will not be subject to U.S. federal withholding tax on any interest paid on the new notes or any gain realized on a sale or other disposition of the new notes provided you comply with applicable certification requirements. In certain circumstances, you may be subject to regular U.S. income tax on certain income from the new notes in the same manner as if you were a U.S. person. In addition, if you are a foreign corporation, you may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on your effectively connected earnings and profits for the taxable year, subject to certain adjustments. See "U.S. Federal Income Tax Consequences—Non-U.S. Holders."
Accounting Treatment	The new notes will be recorded at the same carrying value as the old notes and we will not recognize any gain or loss for accounting purposes. See "The Exchange Offer—Accounting Treatment."
Acceptance of Old Notes and Delivery of New Notes	We will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to the expiration date. See "The Exchange Offer—Procedures for Tendering Old Notes." The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.
Exchange Agent	We have appointed U.S. Bank Trust National Association as the exchange agent for the exchange offer. The mailing address and telephone number of the exchange agent are: U.S. Bank Trust National Association, Corporate Trust Services, 60 Livingston Avenue, St. Paul, Minnesota 55107, (800) 934-6802. See "The Exchange Offer—Exchange Agent."
Fees and Expenses	We will pay all customary expenses related to this exchange offer. See "The Exchange Offer—Fees and Expenses."
Use of Proceeds	We will not receive any cash proceeds from the issuance of the new notes. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Summary of the Terms of the New Notes

Issuer	La Quinta Properties, Inc., a Delaware corporation.
Securities Offered	$200,000,000 aggregate principal amount of 7% Senior Notes due 2012.
Maturity Date	August 15, 2012.
Interest Payment Dates	February 15 and August 15 of each year, commencing on February 15, 2005.
Mandatory Redemption	None.
Guarantee	LQ Properties' payment obligations under the new notes will be fully and unconditionally guaranteed on a senior basis by LQ Corporation.
Security
The new notes will be secured on an equal and ratable basis with other senior indebtedness, including indebtedness under the senior credit facility, by a pledge of the equity interests of substantially all of the subsidiaries of LQ Properties and LQ Corporation for so long as that indebtedness, other than the senior credit facility or a successor credit facility, remains secured.
Optional Redemption
LQ Properties may redeem some or all of the new notes at any time prior to August 15, 2008, pursuant to a make whole premium, plus accrued and unpaid interest, if any, to the date of redemption. LQ Properties may redeem all or part of the new notes on or after August 15, 2008 at the prices set forth in this prospectus. In addition, before August 15, 2007, LQ Properties may redeem up to 35% of the aggregate principal amount of the new notes with the proceeds of one or more public offerings of common equity of LQ Corporation and/or LQ Properties at a redemption price equal to 107% of the principal amount of the new notes plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption; provided that at least 65% of the original principal amount of the new notes remains outstanding immediately after each such redemption.
Change of Control
In the event of a change of control of LQ Properties or LQ Corporation, you will have the right to require LQ Properties to purchase all or any part of your new notes at a purchase price in cash equal to 101% of the aggregate principal amount of the new notes, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. See "Description of The New Notes—Optional Redemption."
Ranking	The new notes will be our senior obligations and will rank equally with all of our existing and future senior debt and senior to any future subordinated debt.

As of June 30, 2004, after giving effect to issuance of the old notes and the application of the net proceeds therefrom, LQ Corporation and its subsidiaries, including LQ Properties, on a consolidated basis, would have had approximately $1,075.6 million of indebtedness outstanding, all of which would have been senior indebtedness and would have been equally and ratably secured by the pledge of the equity interests of substantially all of LQ Corporation and LQ Properties' subsidiaries. In addition, as of June 30, 2004, after giving effect to the issuance of the old notes and the application of the net proceeds therefrom, LQ Properties had $20.1 million of letters of credit issued and approximately $129.9 million of unused capacity under the $150.0 million revolving credit facility. LQ Properties has the right to raise up to $200.0 million of term loans under the senior credit facility. Because the new notes will not be guaranteed by LQ Corporation's and LQ Properties' subsidiaries, the new notes will be effectively subordinated to our senior credit facility, which is guaranteed by all of our wholly owned subsidiaries.
Covenants	The indenture under which the new notes will be issued limits the ability of LQ Corporation and its restricted subsidiaries, including LQ Properties, to:
	•	incur indebtedness and issue certain capital stock;
	•	pay dividends or other distributions;
	•	repurchase equity interests and subordinated indebtedness, or make other specified restricted payments;
	•	consummate specific asset sales;
	•	enter into certain transactions with affiliates;
	•	make certain investments;
	•	create or incur some liens; or
	•	merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of LQ Properties or LQ Corporation.

All of these limitations and prohibitions have a number of important qualifications and exceptions. Please refer to the section of this prospectus entitled "Description of The New Notes—Covenants" and "—Repurchase at the Option of Holders—Asset Sales."
Fall Away Covenants
Under the indenture governing the new notes, in the event the new notes are rated investment grade (notwithstanding that the new notes may later cease to be rated investment grade) and no default or event of default has occurred and is continuing at that time, many of the covenants described above will no longer apply.

Exchange Offer, Registration Rights, Liquidated Damages
In the registration rights agreement, we agreed to use our reasonable best efforts to file, as soon as practicable, but in no event later than January 16, 2005, this exchange registration statement with respect to a registered offer to exchange the old notes for the new notes. Alternatively, if the exchange offer cannot be completed or some holders are not able to participate in the exchange offer, we agreed to file a shelf registration statement for the resale of the old notes.

If we do not complete the exchange offer or cause a registration statement covering resales to become effective within prescribed time periods, additional interest will accrue on the old notes at a rate of $0.05 per week per $1,000 principal amount of the old notes for the first 90-day period immediately following failure to meet any of the deadlines. The amount of the additional interest will increase by an additional $0.05 per week per $1,000 principal amount of the old notes for each subsequent 90-day period until all defaults have been cured, with a maximum of $0.50 per week per $1,000 principal amount of the old notes. This exchange offer is being made to satisfy the requirements of the registration rights agreement.
Transfer Restrictions
The old notes have not been registered under the Securities Act and are subject to restrictions on transfer. The new notes have been registered under the Securities Act and are not subject to those restrictions.
Absence of Established Market for the New Notes
The old notes were, and the new notes will be, new issues of securities and will not be listed on any securities exchange or included in any automated quotation system. The old notes have been designated for trading in the Private Offering, Resales and Trading Automated Linkages, commonly referred to as the PORTAL Market, but the new notes will not be eligible for trading in that market. At the time of the private offering, the initial purchasers advised us that they intended to make a market in the old notes and, if issued, the new notes, but they are not obligated to do so. The initial purchasers may discontinue any market making in the old notes or any new notes issued in the exchange offer at any time in their sole discretion. Accordingly, there can be no assurance that a liquid market will develop for the old notes or the new notes issued in exchange for the old notes.
Form and Denominations
The new notes will be issued in the form of one or more fully registered global notes, without coupons, in denominations of $1,000 in principal amount and integral multiples of $1,000. These global notes will be deposited with the trustee as custodian for, and registered in the name of, a nominee of DTC. New notes in certificated form will be issued in exchange for the global notes only under limited circumstances.

Summary Consolidated Financial and Other Data

        The following tables set forth summary consolidated financial and other data for La Quinta Corporation. The summary consolidated data are presented as of and for the years ended December 31, 2003, 2002 and 2001 and the six months ended June 30, 2004 and 2003. We derived the consolidated financial data as of and for the year ended December 31, 2003 from our consolidated financial statements and the notes thereto, audited by Ernst & Young LLP, independent registered public accounting firm, and the consolidated financial data as of and for the years ended December 31, 2002 and 2001 from our consolidated financial statements and the notes thereto, audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The unaudited historical consolidated financial data, as of and for the six months ended June 30, 2004 and June 30, 2003, have been derived from our unaudited condensed consolidated financial statements. The unaudited consolidated financial statements, as of and for the six months ended June 30, 2004 and June 30, 2003, reflect all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of our management, necessary for a fair presentation of our financial position, results of operations and cash flows as of and for the periods presented. The historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance and results for the six months ended June 30, 2004 are not necessarily indicative of our results of operations for the full year. You should read the following in conjunction with the sections of this prospectus entitled "Use of Proceeds," "Capitalization" and the consolidated financial statements and the notes thereto incorporated by reference into this prospectus. Lodging data is not directly derived from LQ Corporation's consolidated financial statements, but is presented to provide additional data for your analysis.

	Years Ended December 31,			Six Months Ended June 30,
	2003(a)	2002(a)	2001(a)	2004	2003(a)
				(Unaudited)
	(In thousands, except ratios and lodging data)
Operating Data:
Revenue	$515,141	$520,824	$625,696	$276,962	$253,621
Loss before discontinued operations and cumulative effect of change in accounting principle	(79,291)	(239,797)	(283,036)	(19,115)	(63,798)
Discontinued operations, net	(4,471)	(19,598)	(180)	—	(117)
Cumulative effect of change in accounting principle, net	—	(248,358)	856	—	—
Net loss	(83,762)	(507,753)	(282,360)	(19,115)	(63,915)

Net loss available to common stockholders	$(83,762)	$(507,753)	$(300,360)	$(19,115)	$(63,915)

Other Financial Data:
Corporate capital expenditures	$14,829	$10,475	$10,332	$7,691	$6,870
Capital expenditures on hotels in operations	33,429	98,228	49,397	13,843	21,621
Hotel redevelopment and construction expenditures	8,579	8,684	32,418	7,410	3,252
Cash provided by operating activities	83,236	100,268	150,085	37,296	31,050
Balance Sheet Data (at period end):
Property and equipment, net	$2,143,749	$2,293,147	$2,522,339	$2,099,463	$2,189,541
Total assets	2,805,793	2,603,906	3,215,450	2,754,676	2,693,916
Indebtedness	895,154	721,084	999,749	875,612	926,331
Minority interest(b)	206,031	206,450	6,657	206,070	206,214
Total liabilities	1,183,228	1,084,169	1,184,230	1,147,438	1,237,533
Total stockholders' equity	1,416,534	1,313,287	2,024,563	1,401,168	1,250,169
Lodging Data:
Company owned hotels in operation(c)	276	284	292	274	278
Franchised hotels in operation	96	65	11	107	75
Available room-nights(d,e)	13,426	13,756	14,042	6,556	6,640
Occupancy percentage(d)	61.9%	59.2%	62.2%	67.4%	58.8%
Average Daily Rate(d)	$58.42	$59.99	$60.98	$58.61	$60.92
RevPAR(d,f)	$36.15	$35.53	$37.95	$39.48	$35.82
Cost per rented room(d,g)	$28.26	$28.82	$28.75	$28.30	$29.15

(a)
Certain reclassifications have been made to all prior periods to conform to the presentation of the financial position, results of operations and cash flows as of and for the six months ended June 30, 2004. During 2001, these amounts were reported for "The La Quinta Companies—Combined," which has been replaced by "LQ Corporation—Consolidated" for the subsequent period presentations.

(b)
Includes $200.0 million of liquidation preference on preferred stock for all periods presented, with the exception of 2001.

(c)
Excludes three hotels (366 rooms) sold in 2003 for the six months ended June 30, 2003 and the years ended December 31, 2003, 2002 and 2001.

(d)
Excludes franchise operating statistics for all periods presented and statistics for three hotels reported in discontinued operations for the six months ended June 30, 2003 and the years ended December 31, 2003, 2002 and 2001.

(e)
Represents available room-night count in thousands.

(f)
Represents net room revenue per available room.

(g)
Includes direct lodging expenses.

RISK FACTORS

        An investment in the new notes involves risks. You should carefully consider the following risks as well as the other information contained in or incorporated by reference into this prospectus before deciding whether to exchange your old notes for new notes.

Risks Relating to Tendering Old Notes for New Notes

        Holders of the new notes may not be able to sell the new notes because there may not be an active trading market for the new notes which could result in the value of the new notes decreasing.

        The new notes are a new issue of securities with no established trading market. We do not intend to list the new notes on any securities exchange or on any automated dealer quotation system. At the time of the private offering of the old notes, the initial purchasers informed us that they intended to make a market in the new notes after the exchange offer is completed. However, the initial purchasers may discontinue their market-making activities at any time. Any such market-making will be subject to the limitations imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer. The old notes have been designated for trading in the PORTAL Market, but the new notes will not be eligible for trading in that market. An active trading market for the new notes may not develop or last, in which case the holders of the new notes may not be able to sell the new notes which could result in the value of the new notes decreasing. The value of the new notes will also depend on many other factors, including:

  •
  prevailing interest rates;

  •
  the market for similar securities;

  •
  general economic conditions; and

  •
  our financial condition, performance and prospects.

        If you do not carefully follow the required procedures in order to exchange your old notes, you will continue to hold old notes subject to transfer restrictions making it difficult for you to sell or otherwise transfer unexchanged old notes.

        If the required procedures for the exchange of the old notes are not followed you will continue to hold old notes, which are subject to transfer restrictions. The new notes will be issued in exchange for the old notes only after timely receipt by the exchange agent of a duly executed letter of transmittal and all other required documents. Therefore, if you wish to tender your old notes, you must allow sufficient time to ensure timely delivery. Neither we nor the exchange agent has any duty to notify you of defects or irregularities with respect to tenders of old notes for exchange. Any holder of old notes who tenders in the exchange offer for purpose of participating in a distribution of the new notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired in market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution."

        In certain instances, failure of participants in the exchange offer to deliver a prospectus in connection with transfers of the new notes could result in liability under the Securities Act.

        Based on several no-action letters issued by the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "The Exchange Offer," you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act (including being named a selling securityholder)

to transfer your new notes. In these cases, if you transfer any new note without delivering a prospectus meeting the requirements of the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

Risks Related to Continued Ownership of Old Notes

        If you do not exchange old notes for new notes, transfer restrictions will continue and trading of the old notes may be difficult which could result in the value of the old notes decreasing.

        The old notes have not been registered under the Securities Act and are subject to substantial restrictions on transfer. Old notes that are not tendered for exchange or are tendered but are not accepted will, following completion of the exchange offer, continue to be subject to existing restrictions upon transfers. We do not currently expect to register the old notes under the Securities Act other than pursuant to the exchange registration statement, of which this prospectus is a part, unless we are otherwise required to do so. This means that you may not offer or sell the old notes unless they are registered under the Securities Act or the offer or sale is exempt from registration under the Securities Act and applicable securities laws. As a result of these continued transfer restrictions, it will be more difficult for you to sell or otherwise transfer old notes, which may in turn decrease the value of old notes. See "The Exchange Offer—Consequences of Failure to Exchange."

        The trading market for old notes could be limited making it difficult for you to sell or otherwise transfer old notes which could result in the value of the old notes decreasing.

        There is a risk that an active trading market in the old notes will not exist, develop or be maintained following the consummation of the exchange offer. The trading market for old notes could become significantly more limited after the exchange offer due to the reduction in the amount of old notes outstanding upon consummation of the exchange offer. Therefore, if your old notes are not exchanged for new notes in the exchange offer it may become more difficult for you to sell or otherwise transfer your old notes. This reduction in liquidity may in turn reduce the value, and increase the price volatility, of the old notes.

Risks Related to an Investment in the Notes

        Our substantial indebtedness could adversely affect our financial health, making it more difficult for us to satisfy our obligations with respect to the notes.

        We have now and, after the exchange offer, will continue to have a significant amount of indebtedness. As of June 30, 2004, after giving effect to the offering of the old notes and the application of the net proceeds therefrom, we would have had a total indebtedness of approximately $1,075.6 million. After giving effect to the offering of the old notes and the application of the net proceeds therefrom, approximately $871.0 million of our debt will become due prior to August 2012. Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the notes;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, marketing, franchising and development efforts and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit our ability to borrow additional funds.

        Our senior credit facility contains certain financial covenants that we may not meet and, if violated, could limit our ability to continue to borrow under, or extend the maturity date of, our senior credit facility and, under certain circumstances, could accelerate the amount due under our senior credit facility and result in the acceleration of all of our outstanding indebtedness.

        We depend upon our senior credit facility for a portion of our operating funds. Our senior credit facility, which matures in April 2007, subjects us to certain financial covenants, and includes restrictions on our ability to engage in certain activities. Our debt securities also contain financial covenants, restrictions and limitations on our ability to incur indebtedness. Several factors, including the economic downturn, terrorist attacks and their aftermath and the military action in Iraq and its aftermath, have had an adverse effect on the lodging business. Accordingly, there is a risk that we may not meet one or more of these financial covenants in the future as a result of these factors. If we violate or fail to comply with any of the financial or other covenants in the senior credit facility or debt securities, there may be a material adverse effect on us. Most notably, we may be unable to borrow additional funds under our senior credit facility and the outstanding debt under our senior credit facility and debt securities could become immediately due. If we do not satisfy a covenant under our senior credit facility, we intend to request a waiver or amendment from our bank group. If the lenders under our senior credit facility do not agree to such a waiver or amendment, an event of default thereunder would occur and the outstanding debt under our senior credit facility could become immediately due, which in turn could result in the acceleration of all of our outstanding indebtedness.

        We may have to rely on external sources of capital to repay our debt and to pursue our strategic objectives and, if we are unable to access such external sources of capital, we may be delayed in implementing capital improvements or in pursuing our growth strategy, which could reduce our revenue or operating income, which could, in turn, adversely affect our ability to make payments on the notes.

        We may have to rely on third party sources of capital in order to repay our debt, fund capital expenditures and otherwise pursue our strategic objectives. These external sources of capital may or may not be available on favorable terms or at all. Our access to third party sources of capital depends upon a number of factors, including general market conditions, the market's perception of our growth potential and risk characteristics of our underlying business operations, our overall debt levels, our current and potential future earnings and cash flow and the market price of our securities. Moreover, additional equity offerings may result in the substantial dilution of our stockholders' interests and additional debt financings may further leverage us. If we are unable to access third party sources of capital on terms favorable to us, we may be delayed in implementing capital improvements or in pursuing our growth strategy, which could reduce our revenue or operating income which, in turn, could adversely affect our ability to satisfy the required interest and principal payments on the notes.

        Rising interest rates would increase our interest costs and reduce our earnings.

        We may incur indebtedness that bears interest at variable rates. Accordingly, if we do incur such indebtedness and short-term interest rates increase, so will our interest costs, which would adversely affect our earnings, cash flow, ability to service debt and ability to re-invest in our operations. We may also incur indebtedness that bears interest at fixed rates. If future long-term rates increase prior to such debt issuance, our interest expense would be higher.

        To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors, including those that are beyond our control, and if we are not able to raise or generate sufficient amounts of cash, we will not be able to pay our indebtedness.

        Our ability to make debt service payments, to refinance our indebtedness and fund planned capital expenditures, marketing, franchising and development activity will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is, among other things, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        If our business does not generate sufficient cash flow from operations, or future borrowings are not available to us under our senior credit facility or otherwise in an amount sufficient to enable us to service our indebtedness, including the notes, or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. However, we may be unable to refinance any of our indebtedness, including our senior credit facility or the notes, on commercially reasonable terms or at all. In that case, we will not be able to repay our indebtedness, including the notes. Our failure to make the required interest and principal payments on our indebtedness would result in an event of default under our senior credit facility, which may result in the acceleration of all of our outstanding indebtedness.

        We have historically had a deficiency of earnings to fixed charges and our earnings and operating cash flows in the future may not be sufficient to cover those fixed charges, including the required interest and principal payments on the notes.

        For the six months ended June 30, 2004 and 2003 and for the years ended December 31, 2003, 2002, 2001 and 2000 LQ Corporation's earnings, on a consolidated basis and a combined basis for periods prior to the reorganization, were insufficient to cover fixed charges by approximately $28.1 million, $103.0 million, $128.9 million, $57.7 million, $301.6 million and $351.9 million, respectively. Fixed charges consist of interest expense including amortization of debt issue costs and discounts and premiums related to indebtedness, capitalized interest, estimated interest component of rent expense, and preferred dividends of LQ Properties.

        For the six months ended June 30, 2004 and 2003 and for the years ended December 31, 2003, 2001 and 2000, LQ Properties' earnings, on a consolidated basis, were insufficient to cover fixed charges by approximately $8.1 million, $68.0 million, $56.8 million, $181.8 million and $270.1 million, respectively. Fixed charges consist of interest expense, including amortization of debt issue costs and discounts and premiums related to indebtedness, capitalized interest, and estimated interest component of rent expense.

        Our earnings in the future may not be sufficient to cover those fixed charges, including the required interest and principal payments on the notes. We expect to satisfy our fixed charges and other expense obligations in the future from cash flow from operations. However, if we are unable to generate sufficient cash flow to cover our fixed charges, or future borrowings under our senior credit facility in an amount sufficient to enable us to cover our fixed charges are not available, we may need to seek additional equity or debt financing or attempt to refinance our existing indebtedness, including our senior credit facility. If we are unable to generate sufficient cash flow to cover our fixed charges and are unable to access third party sources of capital on terms favorable to us or refinance any of our indebtedness, we may be unable to make the required interest and principal payments on the notes. Our failure to make the required interest and principal payments on the notes will result in an event of default under the notes and also may result in an event of default under our senior credit facility, which may result in the acceleration of all of our outstanding indebtedness.

        In the event of bankruptcy or similar events, we may not have sufficient assets to satisfy the claims of noteholders because the notes will be effectively subordinated to our senior credit facility which is guaranteed by all of our wholly owned subsidiaries.

        Indebtedness under our senior credit facility is guaranteed by all of the wholly owned subsidiaries of LQ Corporation and LQ Properties, while the notes are not so guaranteed. Accordingly, the notes are effectively subordinated to the senior credit facility. In the event of bankruptcy, liquidation or similar events with respect to these subsidiaries, the assets held in each of our subsidiaries that guarantee the senior credit facility will be available to pay our obligations under the notes only after all debt obligations under the senior credit facility, as well as other debt obligations of such non-guarantor subsidiaries and obligations to their trade creditors, have been satisfied. However, we may not have sufficient assets remaining to satisfy the claims of holders of the notes. Under the indenture, non-guarantor subsidiaries will be permitted to incur indebtedness other than under the senior credit facility in a maximum aggregate amount of $15.0 million.

        While we do not currently have any debt secured by mortgages on our lodging properties, the indenture under which the new notes will be issued will not prohibit us from incurring such debt, subject to limitations. If we incur any such secured indebtedness, the notes will be effectively subordinated to claims by holders of such debt. If we were unable to meet our obligations on such mortgages, the properties subject to the mortgages could be foreclosed upon, and the value of the properties encumbered by mortgages would not be available to pay obligations under the notes until after the mortgage indebtedness has been repaid in full from those assets.

        If the guarantee of LQ Corporation is voided or subordinated to all other debts of LQ Corporation, after providing for all prior claims, there may not be sufficient assets remaining to satisfy the claims of the holders of the notes.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantee of LQ Corporation could be voided, or claims in respect of the guarantee could be subordinated to all other debts of LQ Corporation if, among other things, LQ Corporation, at the time it incurred the indebtedness evidenced by its guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and:

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which LQ Corporation's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        In addition, any payment by LQ Corporation pursuant to its guarantee could be voided and required to be returned to LQ Corporation or to a fund for the benefit of the creditors of LQ Corporation. If the guarantee is voided, we cannot assure you that, after providing for all prior claims, there will be sufficient assets remaining to satisfy the claims of the holders of the notes.

        The indenture permits us to designate at will subsidiaries to be unrestricted, which could result in the notes being effectively subordinated to any indebtedness incurred by such unrestricted subsidiary.

        The indenture contains provisions that will permit the board of directors of LQ Corporation to designate a restricted subsidiary, other than LQ Properties, as an unrestricted subsidiary. Any subsidiary that is designated unrestricted will not be subject to the covenants in the indenture and, as a result, will be able to incur indebtedness, create mortgages, pledges or other liens upon its principal property and engage in sale and lease back transactions. This could result in the notes being effectively subordinated to claims by holders of that debt and in the event of bankruptcy or similar events, we may not have sufficient assets to satisfy the claims of noteholders after we satisfy the claims of holders of that debt. In addition, if an unrestricted subsidiary fails to qualify, at any time, as an unrestricted subsidiary, any indebtedness of that subsidiary will be deemed to have been incurred by a restricted subsidiary and, if not permitted by the indenture, will constitute an event of default under the indenture, which may result in the acceleration of all our outstanding indebtedness. LQ Corporation has not declared any subsidiaries as unrestricted subsidiaries but this does not mean we will not do so in the future.

        We may not have the ability to raise the funds necessary to repay holders tendering notes upon a change of control offer.

        If we were to experience a change of control, the indenture requires us to offer to purchase all of the outstanding notes governed by the indenture. Our failure to repay holders tendering notes upon a change of control will result in an event of default under all such notes. A change of control, or an event of default under the notes may also result in an event of default under our senior credit facility, which may result in the acceleration of the maturity of all of our outstanding indebtedness. If a change of control were to occur, we cannot assure you that we would have sufficient funds to repay all of our indebtedness or to purchase all of the outstanding notes. We expect that we would require additional financing from third parties to fund any such purchases, and we cannot assure you that we would be able to obtain such financing on satisfactory terms or at all. See "Description of Other Indebtedness" and "Description of The New Notes—Repurchase at the Option of Holders—Change of Control."

Risks Related to LQ Properties and LQ Corporation

Risks Associated with our Industry

        Our strategic focus on our lodging business exposes our investors to risks common in this industry that may adversely affect an investment in our securities, including a number of risks that could have an adverse effect on our business, making it difficult for us to meet our payment obligations under the notes.

        Our economic performance, and consequently the market value of our securities, are subject to the risk that if our hotel properties do not generate revenues to meet our operating expenses, including debt service and capital expenditures, our cash flow will be adversely affected, making it difficult for us to meet our payment obligations under the notes. The following factors, common in the lodging industry, may adversely affect the revenues generated by, or expenses incurred by, our hotel properties, including:

  •
  changes in the national, regional and local general economic climate, including the severity and duration of an economic downturn;

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  weather conditions;

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  competition from comparable hotels, many of which have greater marketing and financial resources than us;

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  the desirability of particular locations;

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  the quality, philosophy and performance of our lodging facility managers and supervisors;

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  changes in product preferences;

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  decreases in the demand for our lodging facilities as a result of technological developments;

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  availability of qualified labor;

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  changes in room rates to meet market conditions or to stimulate demand;

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  increases in our operating costs;

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  capability of our management information systems;

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  the need for capital to reinvest in order to periodically repair and upgrade our lodging facilities;

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  sudden changes in travel patterns caused by factors such as terrorist attacks and United States military actions;

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  increases in travel expenses that reduce business and leisure travel; and

  •
  fluctuating and seasonal demands of business travelers and tourism and the relationship, generally, between supply of and demand for hotel rooms (an oversupply of hotel properties or a reduction in demand for hotel rooms).

        The political and economic climate and other world events affecting safety and security could adversely affect lodging demand and could harm our future revenues and profitability, making it difficult for us to meet our payment obligations under the notes.

        Lodging demand has been, and is expected to continue to be, affected by the public's attitude towards the safety of travel and the international political climate. The military action against Iraq and its aftermath, events such as the terrorist attacks in the United States on September 11, 2001 and the threat of additional attacks, and the resulting political instability and concerns over safety and security aspects of traveling have had a significant adverse impact on lodging demand and may continue to do so in the future. Economic or political changes that reduce disposable income or consumer or business confidence may affect demand for hotel rooms, which in many cases are discretionary purchases. Decreases in lodging demand could lead to price discounting that, in turn, could reduce our revenues and the profitability of our business, making it difficult for us to meet our payment obligations under the notes.

        We operate in a very competitive market, which may limit our operating margins, diminish our market share and reduce our earnings.

        Our hotels generally operate in markets that contain numerous competitors, including a wide range of lodging facilities offering full-service, limited service and all-suite lodging options to the public. The continued success of our hotels will be substantially dependent upon our ability to compete in such areas at affordable and competitive room rates, quality of accommodations, name recognition, service level and convenience of locations. Additionally, an increasing supply of hotel rooms in our market segment, and consolidations in the lodging industry generally, have resulted in the creation of several large, multi-branded hotel chains with diversified operations, which has increased competition for guests in the markets in which our hotels operate. Moreover, full service hotels may lower their rates to a level comparable to those of limited service hotels such as ours that, in turn, may further increase competitive pressure in our markets. In the future, competing hotels may provide greater competition for guests than currently exists in our markets and new hotels may enter our markets. All of these competitive factors may limit our operating margins, diminish our market share and reduce our earnings, making it difficult for us to meet our payment obligations under the notes.

        Our business and operations are subject to extensive federal, state and local legislation and other governmental regulation which could result in increased operating costs, reduce our earnings and negatively impact our ability to make payments to noteholders.

        Our lodging business is subject to extensive federal, state and local regulation, including building and zoning requirements, all of which can prevent, delay, make uneconomical or significantly increase the cost of developing additional lodging facilities. In addition, our lodging business and hotel operators are subject to laws governing their relationship with employees, including minimum wage and overtime payment requirements, rules pertaining to working conditions, work permit requirements and discrimination and other claims. An increase in the minimum wage rate, employee benefit costs or other costs associated with employees will increase operating costs and, in turn, could reduce our earnings, which could negatively impact our ability to make payments to noteholders.

        We may also incur significant costs complying with other statutes and regulations, such as the Americans with Disabilities Act, the Exchange Act reporting requirements and regulations of the New York Stock Exchange, or NYSE. Our hotel properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these requirements, we could incur fines by the federal government or damage awards to private litigants. For example, if, pursuant to the Americans with Disabilities Act, we are required to make substantial alterations to and capital expenditures for our hotel properties, including the removal of access barriers, it could increase our expenditures and, in turn, could reduce our earnings, which could negatively impact our ability to make payments to noteholders. However, we do not know whether existing requirements will change or whether compliance with future requirements will include significant unanticipated expenditures that will adversely affect our cash flow and results of operations.

        We may utilize joint venture partnerships, over which we may have limited control, for hotel acquisitions and/or development.

        We may acquire and/or develop hotel properties through joint ventures with third parties. We currently have two joint ventures that are consolidated with our financial statements. Our share of the aggregate revenue of these two joint ventures was approximately $2.0 million for each of the years ended December 31, 2003 and 2002. Furthermore, at December 31, 2003 and 2002, our share of the assets held by these two joint ventures aggregated approximately $8.0 million. Joint venturers often share control over the operation of the joint venture assets. Actions by a joint venturer could subject such assets to additional risks, including:

  •
  our joint venturers might have economic or business interests or goals that are inconsistent with our interests or goals;

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  our joint venturers may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; and

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  our joint venturers could go bankrupt, leaving us liable for their share of joint venture liabilities.

All of the foregoing could diminish our market share and reduce our earnings and reduce or limit the amount of funds available for future payments to noteholders.

        Although we generally will seek to maintain sufficient control of any joint venture to permit our objectives to be achieved, we might not be able to take action without the approval of our joint venturers. Also, our joint venturers could take actions binding on the joint venture without our consent.

        Our failure to obtain and maintain proper insurance on our hotel properties and our business could have a material adverse effect on us.

        We are responsible for insuring our hotel properties as well as for obtaining the appropriate insurance coverage to reasonably protect our interests in the ordinary course of business. Additionally, each of our leases and loans typically specifies that comprehensive insurance be maintained on each of our hotel properties, including liability, fire and extended coverage. There are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods or terrorist acts, which may be uninsurable or not economically insurable. We will use our discretion in determining amounts, coverage limits, deductibility provisions of insurance and the appropriateness of self-insuring, with a view to maintaining appropriate insurance coverage on our investments at a reasonable cost and on suitable terms. The events of September 11, 2001 and their aftermath have made it difficult to obtain certain types of insurance coverage and are causing the insurance costs to increase. We may not be able to obtain or renew insurance policies, or, if we are able to obtain or renew our coverage, it may be at a significantly higher cost than our historic experience. As a result, we may carry insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of our lost investment and, also, may result in certain losses being totally uninsured. Inflation, changes in building codes, zoning or other land use ordinances, environmental considerations, lender imposed restrictions and other factors also might make it not feasible for us to use insurance proceeds to replace the property after it has been damaged or destroyed. Under such circumstances, the insurance proceeds, if any, that we receive might not be adequate to restore our economic position with respect to such property, which may make it difficult for us to meet our payment obligations under the notes.

        In addition, insurance coverage for our hotel properties and for casualty losses does not customarily cover damages that are characterized as punitive or similar damages. As a result, any claims or legal proceedings, or settlement of any such claims or legal proceedings that result in damages that are characterized as punitive or similar damages may not be covered by our insurance. If these types of damages are substantial, our financial resources may be adversely affected which could, in turn, reduce or limit the amount of funds available for future payments to noteholders.

Risks Related to Our Business

        Our hotel properties are geographically concentrated, which exposes our business to the effects of geographically oriented events and occurrences.

        Our hotels currently are concentrated in the midwestern, western and southern regions of the United States. Specifically, at June 30, 2004, approximately 39% of our owned rooms were located in ten geographic markets. These ten markets were: Dallas/Ft. Worth; Houston; San Antonio; Denver; Austin; New Orleans; Phoenix; Miami/Ft. Lauderdale; Orlando; and Atlanta. As a result, our hotel properties are subject to the effects of adverse economic and competitive conditions and trends in these regions and markets and we will face a greater risk of a negative impact on our revenues in the event these areas are more severely impacted by adverse economic and competitive conditions than other areas in the United States which could, in turn, reduce or limit the amount of funds available for future payments to noteholders. The concentration of hotel properties in one region or a limited number of markets may expose us to risks of adverse economic developments that are greater than if our portfolio were more geographically diverse. These economic developments include regional economic downturns, significant increases in the number of our competitors' properties in these markets and potentially higher local property, sales and income taxes in the geographic markets in which we are concentrated. In addition, our hotel properties are subject to the effects of adverse weather conditions, such as winter storms, hurricanes and tornados, which have in the past caused damage such as flooding and other damage, to our hotel properties in specific geographic locations, including in our top ten markets. Depending on the severity of these adverse weather conditions, the damage to our hotel properties could require us to close all or substantially all of our hotel properties in one or more markets for a period of time while the necessary repairs and renovations, as applicable, are undertaken.

        We may be unsuccessful in increasing our cash flow from our company owned hotels.

        We may not be successful in our strategy of increasing cash flow through increased profit contributions from our company owned hotels due to the following factors:

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  we may be unsuccessful in controlling costs;

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  demand may not increase for our hotel rooms;

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  we may not be successful in attracting new corporate business and leisure customers; and

  •
  our marketing and sales efforts may not result in increasing our revenue per available room or RevPAR.

        All of these factors could impede our strategies to increase our cash flow, which could increase our operating costs and reduce our earnings which could, in turn, reduce or limit the amount of funds available for future payments to noteholders.

        We must successfully compete for franchisees or our franchising program will not develop into a meaningful component of our business.

        We may not be successful in our strategy of increasing our revenues through the growth of our franchising program. The lodging business is a heavily franchised industry. While the La Quinta brand has been in existence since 1968, we only introduced the franchising program in the fall of 2000 and added the Baymont brand to our franchising program on September 3, 2004. Some of our competitors may have substantially greater marketing and financial resources, greater brand distribution and/or greater financial incentives than we do. We must still compete successfully against these other lodging competitors in order to successfully grow our franchising program and develop it into a long-term meaningful component of our business that increases our revenues. If we are unsuccessful in our efforts to increase our revenues through the growth of our franchise program, it could diminish our market share and reduce our earnings which, in turn, could make it difficult for us to meet our payment obligations under the notes.

        Our franchising program depends upon third party owners/operators who may not fulfill their franchising obligations, including failing to make timely payments to us and failing to maintain quality control over the use of the La Quinta and Baymont brands.

        The success of our franchise program is dependent upon the manner in which our franchisees adhere to their respective franchise agreements and operating standards, which include:

  •
  timely payment of royalties and other fees;

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  ongoing capital expenditures and maintenance; and

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  proper usage and protection of the La Quinta and Baymont brands and related trademarks.

        In addition, while we have contractual controls over each franchisee, we do not have control over the day-to-day operations of franchisees. As a result, third party franchisees may not appropriately use and protect our brands, which may decrease their value or expose them to legal challenges which, in turn, could make it difficult for us to meet our payment obligations under the notes.

        Our strategy of developing and redeveloping lodging properties may not generate the economic returns we expect.

        Our strategy includes current and future development and redevelopment activities. These activities are subject to risks because, among other reasons:

  •
  we may be unable to proceed with the development and redevelopment of properties if we cannot obtain financing upon terms that are favorable to us or at all;

  •
  we might not find appropriate, strategically located properties at commercially reasonable prices;

  •
  our redevelopment efforts may not produce the desired operating results;

  •
  developed properties may not meet stipulated minimum returns; and

  •
  we may be unable to obtain, or may be delayed in obtaining, required building permits and authorizations.

        In addition, we may from time to time experience shortages of materials or qualified trades people or substantial increases in the cost of certain construction materials or labor. This may result in longer than normal construction and remodeling periods, loss of revenues and increased costs.

        Furthermore, we generally rely heavily on local contractors, who may be inadequately capitalized or understaffed. The inability or failure of one or more local contractors to perform its obligations may result in construction or remodeling delays, increased costs and loss of revenue. As a result, we may not increase our revenues or generate expected cash flows from the development or redevelopment of lodging properties. Our inability to increase our revenues or generate expected cash flow from development and redevelopment activities could make it difficult for us to meet our payment obligations under the notes.

        We may be unsuccessful in identifying and completing acquisition opportunities for other lodging properties, lodging companies and/or brands, which would limit our ability to implement our long-term growth strategies and may result in significant costs that may not be allocated to successful acquisitions.

        We compete with other lodging and leisure companies for potential lodging properties, lodging companies and/or brand acquisition opportunities. Some of these competitors may have substantially greater financial resources than we do and may be able to pay more to acquire properties than we are able to pay. These entities may be able to assume more risk than we choose to manage, including risks of a company's creditworthiness, brand identification or geographic location. Competition may generally reduce the number of acquisition opportunities that we believe are suitable. In addition, competition for properties may increase the cost of acquiring lodging properties, lodging companies and/or brands. If, due to these factors, we are unable to identify and complete acquisition opportunities to increase our revenue and generate cash flow, we may have difficulty making payments to noteholders.

        We also may incur significant costs and divert management attention in connection with evaluating and negotiating potential acquisitions that we are subsequently unable to complete. These significant costs could materially impact our operating results, as they would generally be expensed in the time period during which they are incurred. In addition, our management's attention to acquisitions that we subsequently do not complete would divert their attention from our business, as well as other potential growth opportunities, which could materially impact our operating results and limit our ability to achieve our long-term growth strategies.

        If we make any acquisitions, we will incur a variety of costs and might never realize the anticipated benefits.

        If appropriate opportunities become available, we might attempt to acquire additional lodging properties, lodging companies and/or brands that we believe fit our asset and operating profiles. Currently, however, we are not a party to any material definitive acquisition agreements except those relating to the recent Asset Acquisition, pursuant to which we acquired substantially all of the assets of Marcus' limited service lodging division. If we pursue any additional acquisition opportunities, the process of negotiating the acquisition and integrating an acquired lodging property, lodging company and/or brand might result in operating difficulties and substantial expenditures and might require significant management attention that would otherwise be available for the ongoing development of our business. Moreover, we might never realize the anticipated benefits of the recent Asset Acquisition or any acquisitions. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or impairment expenses related to goodwill and impairment or amortization expenses related to other intangible assets, which could, in turn, negatively impact our ability to meet our payment obligations under the notes.

        Investment returns from our acquisition of other lodging properties, lodging companies and/or brands may be lower than anticipated.

        Even if we are able to successfully identify and acquire other lodging properties, lodging companies and/or brands, these new acquisitions may fail to perform as expected or we may be unable to make acquisitions on favorable terms. Additionally, we may underestimate the costs necessary to bring an acquired property up to the standards established for its intended market position or the costs to integrate an acquired lodging property, lodging company and/or brand with our existing operations. This can increase our operating costs that, in turn, could reduce our earnings. If our investment returns are lower than anticipated, we may have difficulty meeting our payment obligations under the notes.

        Integration of the operations of the Asset Acquisition may be difficult and may lead to adverse effects.

        The success of the Asset Acquisition will depend, in part, on our ability to realize the anticipated cost savings and growth opportunities from integrating Marcus' limited service lodging business with our business. Our success in realizing these benefits and the timing of this realization depend upon the successful integration of the operations of Marcus' limited service lodging business. The integration of a division of one company with and into another independent company is a complex, costly and time-consuming process. The difficulties of combining the operations of these companies include among others:

  •
  coordinating sales, distribution and marketing functions;

  •
  integrating information systems;

  •
  preserving the important licensing, distribution, marketing, customer and other relationships of Marcus' limited service lodging business;

  •
  minimizing the diversion of management's attention from ongoing business concerns;

  •
  preserving the business' goodwill with the existing Baymont franchisees; and

  •
  coordinating geographically separate organizations.

        We may not accomplish this integration smoothly or successfully. The diversion of the attention of our management from our current operations to the integration effort and any difficulties encountered in combining operations could prevent us from realizing the full benefits anticipated to result from the Asset Acquisition and adversely affect our other businesses and may negatively impact our ability to meet our payment obligations under the notes.

        We depend on our key personnel for the future success of our business and the loss of one or more of our key personnel could have an adverse effect on our ability to manage our business and implement our growth strategies, or could be negatively perceived in the capital markets, which could reduce the market value of our securities, including the notes.

        Our future success and our ability to manage future growth depend, in large part, upon the efforts and continued service of Francis W. Cash, our President and Chief Executive Officer, and of the other members of our senior management team. Although we have entered into an employment agreement with each of Mr. Cash and the other members of our senior management team, there is no guarantee that Mr. Cash or the other members of our senior management team will remain employed with us. Mr. Cash and our senior management team are particularly important to our future success due to their substantial experience in the lodging industry. On average, our senior management team members have approximately 25 years of experience in lodging and lodging related industries. It could be difficult for us to find replacements for our key personnel, as competition for such personnel is intense. The loss of services of one or more members of our senior management team could have an adverse effect on our ability to manage our business and implement our growth strategies. Further, such a loss could be negatively perceived in the capital markets, which could reduce the market value of our securities, including the notes.

        Changes in market conditions could adversely affect the market price of our securities, including the notes.

        Similar to other securities, the market value of our securities depends, to a large extent, on various market conditions, which may change from time to time. Among the market conditions that may affect the market value of our securities, including the notes, are the following:

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  the extent of investor interest in us;

  •
  the attractiveness of our securities in comparison to other securities, including securities issued by other real estate based or lodging companies;

  •
  our financial performance; and

  •
  general stock and bond market conditions.

        The market value of our securities, including the notes, is based primarily upon the market's perception of our growth potential, including current and potential future earnings and cash flow, the value of our assets, including real estate and our brands, and our current debt levels. Additionally, if our future earnings are less than expected, it is likely that the market price of our securities, including the notes, will diminish.

        We are exposed to litigation that could result in considerable financial liabilities and limitations on the use of certain trademarks.

        If we are not successful in defending or reaching a settlement with respect to the litigation currently pending against us, including an intellectual property infringement claim for the use of the trademark "La Quinta," we could be exposed to considerable financial liabilities, significant portions of which may not be recoverable from our insurance providers. With respect to our intellectual property infringement claim, an estimate of the possible range of loss cannot be made.

        If the payment of a material sum of money by us were to occur in connection with any material litigation matters there could be a material adverse effect on our financial condition. Any judgment against us involving intellectual property infringement decisions could also include an injunction prohibiting or limiting the use of our brands and trademarks, all of which could make it difficult for us to meet our payment obligations under the notes.

        There is a possibility that there will be amendments to or elimination of the pairing arrangement which may, in turn, impact LQ Properties status as a real estate investment trust, or REIT.

        Each share of common stock of LQ Corporation is attached and trades together with one share of class B common stock of LQ Properties. Under LQ Corporation's and LQ Properties' charters, the respective boards of directors may modify or eliminate this pairing arrangement without the consent of its stockholders at any time if that board of directors no longer deems it in the best interests of LQ Corporation and LQ Properties, as the case may be, for their shares to continue to be attached and trade together. At this time, neither board of directors has determined the circumstances under which the pairing arrangement would be terminated. However, circumstances which the respective boards might consider in making such a determination may include, for example, the enactment of legislation that would significantly reduce or eliminate the benefits of our current structure.

        With respect to such determination, the respective board of directors must fulfill its fiduciary duties and, therefore, it is not possible to predict the future circumstances wherein the board of directors could terminate the pairing arrangement.

        If the La Quinta boards of directors were to terminate the pairing arrangement, LQ Properties' status as a REIT may also be terminated, subjecting its taxable income to federal taxation at regular corporate rates, which, in turn, could significantly reduce or limit the funds available for future payments to noteholders.

        LQ Properties' board of directors could terminate LQ Properties' status as a REIT and LQ Properties' taxable income would then be subject to U.S. federal income taxation resulting in an increase to its liabilities for taxes.

        The LQ Properties' board of directors could terminate LQ Properties' status as a REIT without the consent of its stockholders. Under the LQ Properties' charter, the board of directors of LQ Properties may terminate its REIT status at any time if the board of directors no longer deems it in the best interests of LQ Properties to continue to qualify under the Internal Revenue Code of 1986, as amended, or the Code, as a REIT. The board of directors of LQ Properties has not yet determined the circumstances under which LQ Properties' status as a REIT would be terminated. However, circumstances in which the board may consider in making such a determination may include, for example:

  •
  the enactment of new legislation that would significantly reduce or eliminate the benefits of being a REIT; or

  •
  LQ Properties no longer being able to satisfy the REIT requirements.

With respect to this determination, the boards of directors must fulfill its fiduciary duties and, therefore, it is not possible to predict the future circumstances wherein the board of directors could terminate LQ Properties status as a REIT.

        If LQ Properties' REIT status is terminated, its taxable income will be subject to U.S. federal income taxation (including any applicable alternative minimum tax) at regular corporate rates. Although LQ Properties has, as of December 31, 2003, federal net operating losses, or NOLs, carryforwards of approximately $178.4 million that may be available to reduce its taxable income, its liabilities for taxes would increase if it no longer qualifies as a REIT which, in turn, could significantly reduce or limit the amount of funds available for future payment to noteholders.

Risks Associated With Our Investment In Real Estate

        Our business is subject to risks associated with real estate investments.

        Because we own hotels and own and lease other real property generally affiliated with or adjacent to our hotels, we are subject to the risks that generally relate to investments in real property. The investment returns available from equity investments in real estate depend in large part on the amount of income earned and capital appreciation generated by the related properties, as well as the expenses incurred. In addition, a variety of other factors, many of which are beyond our control, affect income from properties and real estate values, including:

  •
  changes in national economic conditions;

  •
  changes in local economic conditions and neighborhood characteristics;

  •
  changes in interest rates;

  •
  changes in the availability, cost and terms of loans;

  •
  the impact of present or future environmental legislation and compliance with environmental laws;

  •
  the ongoing need for capital improvements, particularly in older structures;

  •
  changes in other operating expenses;

  •
  increases in the real property taxes that we pay;

  •
  the failure of our tenants to perform their obligations under their leases;

  •
  adverse changes in governmental rules and fiscal policies;

  •
  condemnation and adverse changes in zoning laws;

  •
  civil unrest, war or terrorist attacks;

  •
  acts of God, including earthquakes, hurricanes, floods, winter storms and other natural disasters (that may result in uninsured losses); and

  •
  other factors.

        Any of these factors could impact the amount of income earned and capital appreciation generated by a hotel property, as well as expenses incurred which, in turn, could reduce or limit the amount of funds available for future payments to noteholders. For example, from time to time we evaluate our hotels to determine whether renovation and/or on-going maintenance work is required. For the year ended December 31, 2003 and the six months ended June 30, 2004, we expended approximately $33.4 million and $13.8 million, respectively, in cash for capital improvements related to our lodging properties and we expect to undertake more renovations in the future. Renovations to our hotels may be expensive and may require us to close all or a portion of the hotels to customers during such renovations. As a result, renovations may increase our expenses and reduce our cash flows and our revenues.

        Furthermore, our other operating expenses are primarily comprised of property taxes and insurance expense. As a result of the Asset Acquisition, we currently anticipate these expenses will increase in proportion to the number of hotels acquired in the Asset Acquisition and the assessed values of some of the acquired properties may be increased, resulting in higher property taxes in the future. Additionally, property taxes may increase as a result of changes in tax laws and insurance premiums may increase.

        We have leasing arrangements with various tenants who operate restaurants on our properties. The terms of these leases vary between one year and over fifteen years and, for the year ended December 31, 2003 and the six months ended June 30, 2004, the leases generated approximately $7.8 million and $4.2 million, respectively, or approximately 2% of our total revenues for both periods. If these leasing arrangements terminate, there is no guarantee that we will be able to enter into other arrangements on similar terms.

        The illiquidity of real estate as an investment limits our ability to sell hotel properties quickly in response to market conditions.

        Real estate investments are relatively illiquid and, therefore, cannot be purchased or sold rapidly in response to changes in economic or other conditions. Buyers may not be identified quickly or be able to secure suitable financing to consummate a transaction or we may not be able to sell hotel properties on terms favorable to us. Furthermore, sales of certain appreciated hotel properties could generate material adverse tax consequences, which may affect our ability to sell hotel properties in response to market conditions. Our inability to sell properties quickly to generate cash flow could, in turn, reduce or limit the amount of funds available for future payments to noteholders.

        We are subject to real property taxes, which are subject to significant changes by taxing authorities, which could increase our operating expenses, which could, in turn, reduce or limit the amount of funds available for future payments to noteholders.

        Our hotel properties are subject to real property taxes. The real property taxes may increase or decrease as property tax rates change and as the values of properties are assessed and reassessed by taxing authorities. Real property taxes may increase even if property level cash flows substantially decrease. As a result, increases in property taxes may increase our operating costs and decrease our net income, which could, in turn, reduce or limit the amount of funds available for future payments to noteholders.

        Potential liability for environmental contamination could result in substantial costs or restrictions on the use of our hotel properties, which could decrease our revenue, increase our operating costs or increase our capital expenditures.

        Environmental problems are possible and can be costly. It could be discovered that some of our properties are not in compliance with applicable environmental laws. Additionally, under federal, state and local environmental laws, ordinances and regulations, we may be required to investigate and clean up the effects of releases of hazardous or toxic substances or petroleum products at our properties, regardless of our knowledge or responsibility, simply because of our current or past ownership or operation of those particular real estate properties. If unidentified environmental problems arise, we may have to make substantial payments, which could significantly increase our operating costs and reduce our earnings because:

  •
  as owner or operator, we may have to pay for property damage and for investigation and clean-up costs incurred in connection with the contamination;

  •
  the law typically imposes clean-up responsibility and liability regardless of whether the owner or operator knew of or caused the contamination;

  •
  even if more than one person may be responsible for the contamination, each person who shares legal liability under the environmental laws may be held responsible for all of the clean-up costs; and

  •
  governmental entities and third parties may sue the owner or operator of a contaminated site for damages and costs.

        These costs could be substantial and, in extreme cases, could exceed the value of the contaminated property. The presence of hazardous or toxic substances or petroleum products or the failure to properly remediate contamination may materially and adversely affect our ability to borrow against, sell or rent an affected property. In addition, applicable environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with a contamination and, therefore, we could bear the costs of removing these liens. These potential costs and capital expenditures could reduce or limit the amount of funds available for future payments to noteholders.

        The presence, maintenance and removal of asbestos in our hotel properties could result in fines and penalties.

        Environmental laws also govern the presence, maintenance and removal of asbestos. We have determined that some of our hotel properties have asbestos containing materials and we have taken appropriate action as and when necessary. Such laws require that, as owners or operators of buildings containing asbestos, we must:

  •
  properly manage and maintain the asbestos;

  •
  notify and train those who may come into contact with asbestos; and

  •
  undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building.

        Such laws may impose fines and penalties on us if we fail to comply with these requirements and may allow third parties to seek recovery for personal injury associated with exposure to asbestos fibers, which could significantly increase our operating costs and reduce our earnings, which could, in turn, reduce or limit the amount of funds available for future payments to noteholders.

        The existence of mold in our hotel properties could result in substantial costs or restrictions on the use of our properties.

        We have discovered that some of our hotel properties have problems with mold caused by excessive moisture, which accumulates in buildings or on building materials. Some molds are known to produce toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold can cause a variety of health effects and symptoms in certain individuals including allergic or other reactions. The presence of mold at some of our properties has required us to undertake a remediation program to remove the mold from the affected properties. With the exception of one hotel property, the cost of remediation to date has not been material. However, remediation costs may substantially increase if there is mold in our other properties, including in the properties acquired as part of the Asset Acquisition, or if costs related to mold such as legal and insurance expense continue to increase rapidly, which could significantly increase our operating costs and reduce our earnings, which could, in turn, reduce or limit the amount of funds available for future payments to noteholders.

Risks Associated with LQ Properties and its Status as a REIT

        Failure of LQ Properties to qualify as a REIT would cause it to be taxed as a corporation, which would expose us to serious tax consequences and could substantially reduce any funds available for future payments of interest and principal to noteholders.

        If LQ Properties fails to qualify as a REIT for U.S. federal income tax purposes, it will be taxed as a corporation with the attendant consequences described below. While we intend to operate LQ Properties in a manner that will allow it to continue to qualify as a REIT, we cannot assure you that LQ Properties is qualified as such, or that it will remain qualified as such in the future. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Code, as to which there are only limited judicial and administrative interpretations, and involves the determination of facts and circumstances not entirely within our control. The complexity of the Code provisions governing REITs is greater in the case of a REIT that owns hotels and leases them to a corporation of which it is a subsidiary. In addition, future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification.

        If LQ Properties fails to qualify as a REIT, we could face adverse tax consequences that could substantially reduce, or possibly eliminate, our available funds, including funds available for future payments to noteholders, because LQ Properties:

  •
  would not be allowed a deduction for any dividends paid to stockholders in computing its taxable income and would be subject to U.S. federal income tax at regular corporate rates;

  •
  could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

  •
  unless entitled to relief under statutory provisions, could not elect to be subject to tax as a REIT for four taxable years following the year that it was disqualified.

        LQ Properties is subject to some taxes even if it qualifies as a REIT.

        Even if LQ Properties qualifies as a REIT, it is subject to some federal, state and local taxes on its income and property. For example, LQ Properties would be required to pay taxes on certain undistributed income and is subject to a 100% tax on net income derived from "prohibited transactions." LQ Properties may also be taxed on all or a portion of the gain recognized from the sale of assets acquired from La Quinta Inns, Inc. as a result of the July 1998 merger of La Quinta Inns, Inc. with and into LQ Properties. LQ Properties is also subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by LQ Properties with respect to any calendar year are less than the sum of:

  •
  85% of LQ Properties' ordinary income for that year;

  •
  95% of LQ Properties' capital gain net income for that year; and

  •
  100% of LQ Properties' undistributed income from the prior year.

        Additionally, LQ Properties' income derived from properties located in some states may be subject to local taxes.

        LQ Properties may need to borrow money in the future to meet its minimum distribution requirements and to continue to qualify as a REIT.

        LQ Properties' ability to make distributions to stockholders could be adversely affected by increased debt service obligations if it needs to borrow money in the future in order to maintain its REIT qualification. For example, differences in timing between when LQ Properties receives income and when it has to pay expenses could require LQ Properties to borrow money to meet the minimum distribution requirements applicable to REITs. The incurrence of large expenses also could cause LQ Properties to need to borrow money to meet this requirement. LQ Properties might need to borrow money for these purposes even if we believe that market conditions are not favorable for such borrowings. However, there is no assurance that we will be able to obtain additional money or that we may borrow such money on favorable terms.

        LQ Properties may lose or be restricted in its use of its NOLs.

        LQ Properties had $178.4 million of NOLs as of December 31, 2003. If it has sufficient income, it may utilize those losses to reduce its obligation to make distributions to preserve its REIT status. Its ability to utilize those NOLs could be limited in the event that the Internal Revenue Service, or IRS, successfully challenges the calculation of the NOLs in prior years or if it does not generate sufficient income to be offset by the NOLs prior to the expiration of the NOLs. A reduction in LQ Properties' NOLs would result in a corresponding increase in its REIT distribution requirements. It is possible that the amount of any under distribution for a taxable year could be corrected with a "deficiency dividend" as defined in Section 860 of the Code, however, interest may also be due to the IRS on the amount of this under distribution.

        LQ Properties' future use of NOLs for tax purposes could be substantially limited in the event of an "ownership change" as defined under Section 382 of the Code. To the extent the NOL carryforwards cannot be fully utilized under these limitations within the carryforward periods, the NOL carryforwards would expire unutilized. Accordingly, after any ownership change, its ability to use its NOLs to reduce or offset taxable income would be substantially limited or not available under Section 382. In general, a company reaches the "ownership change" threshold if the "5% shareholders" increase their aggregate ownership interest in the company over a three-year testing period by more than 50 percentage points. The ownership interest is measured in terms of total market value of a company's capital stock. If an "ownership change" occurs under Section 382 of the Code, LQ Properties' prospective use of its accumulated and unused NOLs will be limited. LQ Properties is not aware of any acquisition of shares of its capital stock that has created an "ownership change" under Section 382. Since the change in ownership rules applicable to NOLs apply to shareholders owning 5% or more of the stock of a corporation, and the ownership limitations in LQ Properties' charter apply only to interests in excess of 9.9%, it is possible to have an ownership change for purposes of limiting the use of LQ Properties' NOLs.

        If LQ Properties is required to make taxable income distributions to its stockholders to satisfy required REIT distributions, all or a substantial portion of these distributions, if any, may require the borrowing of additional funds or be in the form of non-cash dividends. There can be no assurance that it will be able to borrow additional funds at that time or that such non-cash dividends would satisfy the REIT distribution requirements and, as such, it could lose its REIT status or may not be able to satisfy its obligations under the operative documents evidencing its debt.

THE EXCHANGE OFFER

        This section of the prospectus describes the material terms of the proposed exchange offer. We urge you to read carefully this entire document and the other documents referred to in this section or incorporated by reference herein for a more complete understanding of the exchange offer.

Background and Purpose of the Exchange Offer

        We sold $200,000,000 aggregate principal amount of the old notes on August 19, 2004 to the initial purchasers, who resold the old notes to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and certain institutional non-U.S. persons under Regulation S under the Securities Act in a private offering. In connection with the issuance of the old notes, we entered into an exchange and registration rights agreement with Lehman Brothers Inc., as representative of the initial purchasers, pursuant to which we agreed to file with the SEC a registration statement with respect to an offer to exchange the old notes for new notes, which we refer to as the exchange registration statement. A copy of the registration rights agreement relating to the old notes is filed as an exhibit to the registration statement of which this prospectus is a part and copies of it are available as indicated under the heading "Where You Can Find More Information."

        Pursuant to the registration rights agreement, we agreed to:

  •
  use our reasonable best efforts to file, as soon as practicable, but in no event later than 150 days after August 19, 2004, or by January 16, 2005, the exchange registration statement, offering to exchange the old notes for the new notes having terms substantially identical in all material respects to the old notes (except that the new notes will not have terms with respect to transfer restrictions);

  •
  use our reasonable best efforts to have the exchange registration statement declared effective by the SEC on or prior to 210 days after August 19, 2004, or by March 17, 2005;

  •
  unless the exchange offer would not be permitted by applicable law or SEC policy, commence the exchange offer and use our reasonable best efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the exchange registration statement was declared effective by the SEC, new notes in exchange for all old notes tendered prior thereto in the exchange offer, or by                        , 2004; and

  •
  if obligated to file a shelf registration statement, use our reasonable best efforts to file a shelf registration statement with the SEC on or prior to 60 days after such filing obligation arises, and to cause the shelf registration statement to be declared effective by the SEC on or prior to 120 days after such filing obligation arises.

        Based on interpretations of the SEC staff set forth in no-action letters issued to third parties unrelated to us, we believe that new notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

  •
  you are not our affiliate (within the meaning of Rule 405 under the Securities Act);

  •
  you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act; and

  •
  the new notes you receive will be acquired in the ordinary course of business.

        If you are a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, you may be a statutory underwriter and you agree that you will deliver a prospectus in connection with any resale of such new notes. If you participate in the exchange offer for the purpose of distributing securities in a manner not permitted by the SEC's interpretation, the position of the staff of the SEC enunciated in the interpretive letters is inapplicable to you and you are required to comply with the registration and prospectus delivery requirements of the Securities Act (including being named as a selling security holder) in connection with any resale transaction. Each broker-dealer that receives new notes for its own account as a result of market-making activities or other trading activities must acknowledge (by delivering a completed letter of transmittal or agent's message if its tender is made through DTC) that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with offers to resell, resales and other transfers of new notes received in exchange for old notes which were acquired by that broker-dealer as a result of market-making or other trading activities. We have agreed that, for a period of at least 90 days after the consummation of the exchange offer, we shall use our reasonable best efforts to make this prospectus available to any broker-dealer (and other persons, if any, with similar prospectus delivery requirements) for use in connection with any such resale. See "Plan of Distribution."

        A holder of old notes (other than certain specified holders) who wishes to exchange the old notes for the new notes in the exchange offer will be required to represent that any new notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and that it is not an "affiliate" of ours, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

        If you do not tender your old notes, or if your old notes are tendered but not accepted, you generally will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if you wish to sell your old notes.

        Upon completion of the exchange offer, we will only be required to file a registration statement to register any outstanding notes, the shelf registration statement, if a holder of transfer restricted securities (as defined below) notifies us prior to the 20th day following completion of the exchange offer that:

  •
  such holder is prohibited by law or SEC policy from participating in the exchange offer;

  •
  such holder may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or

  •
  such holder is a broker-dealer and owns old notes acquired directly from us or our affiliates.

        Then, we will, subject to certain exceptions,

  (1)
  use our reasonable best efforts to file a shelf registration statement with the SEC covering resales of the old notes or the new notes, as the case may be, on or prior to the date (which we call the shelf filing date) which is the 60th day after the date on which the obligation to file the shelf registration statement arises;

  (2)
  use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the 120th day after the shelf filing date; and

  (3)
  use our reasonable best efforts to keep the shelf registration statement effective until the earlier of (A) two years from the issue date of the old notes and (B) the date on which all old notes or new notes registered thereunder are disposed of in accordance therewith.

        We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes, as the case may be. A holder selling such old notes or new notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

        We will pay additional interest to holders of transfer restricted securities, subject to certain exceptions, if:

  (1)
  we fail to file the exchange registration statement or the shelf registration statement on or before the date specified above for such filing;

  (2)
  any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness, each an effectiveness target date;

  (3)
  we fail to consummate the exchange offer within 30 business days, or longer, if required by the federal securities laws, of the effectiveness target date with respect to the exchange registration statement; or

  (4)
  the shelf registration statement or the exchange registration statement is declared effective, but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities during the periods specified in the registration rights agreement;

from and including the date on which any such default shall occur to but excluding the date on which all such defaults have been cured, in an amount equal to $0.05 per week per $1,000 principal amount of transfer restricted securities held by such holder for the first 90-day period (or portion thereof) immediately following the occurrence of a default.

        The amount of the additional interest will increase by an additional $0.05 per week per $1,000 principal amount of transfer restricted securities with respect to each subsequent 90-day period (or portion thereof) until all defaults have been cured, up to a maximum amount of liquidated damages of $0.50 per week per $1,000 principal amount of transfer restricted securities.

        All accrued additional interest will be paid by LQ Properties and LQ Corporation on each damages payment date to the global note holder and to holders of certificated notes in the same manner as interest is paid under the notes. Following the cure of all registration defaults, the accrual of liquidated damages will cease.

        For purposes of this section, "transfer restricted securities" means each old note or new note until:

  (a)
  the date on which such old note has been exchanged by a person other than a broker-dealer for a new note in the exchange offer so long as such person is not prohibited from reselling such new note to the public without delivering a prospectus and the prospectus contained in the exchange registration statement is not sufficient for such purpose;

  (b)
  following the exchange by a broker-dealer in the exchange offer of an old note for a new note, the date on which such new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange registration statement;

  (c)
  the date on which such old note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement; or

  (d)
  the date on which such old note is distributed to the public pursuant to Rule 144 under the Securities Act.

        The exchange offer is not being made, and you may not participate in the exchange offer, if you reside in any jurisdiction in which the exchange offer or its acceptance would not be in compliance with the securities laws of that jurisdiction.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept any and all old notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date. You should read "—Expiration Date; Extension; Termination; Amendments" below for an explanation of how the expiration date may be extended. We will issue up to $200,000,000 aggregate principal amount of new notes in exchange for a like principal amount of outstanding old notes that are validly tendered and accepted in the exchange offer. Subject to the conditions of the exchange offer described below, we will accept any and all old notes that are validly tendered.

        You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000. The exchange offer is not conditioned upon any number of aggregate principal amount of old notes being tendered.

        The form and terms of the new notes will be the same in all material respects as the form and terms of the old notes tendered in exchange for such new notes, except that the new notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not be entitled to registration rights under our registration rights agreement. The new notes will not represent additional indebtedness of LQ Properties and will be entitled to the benefits of the indenture, which is the same indenture under which the old notes were issued. Old notes that are accepted for exchange will be canceled and retired.

        Interest on the new notes will accrue from the most recent date to which interest has been paid on the old notes or, if no interest has been paid, from August 19, 2004. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from August 19, 2004. Old notes accepted for exchange will cease to accrue interest from and after the date the exchange offer closes. If your old notes are accepted for exchange, you will not receive any payment in respect of interest on the old notes for which the record date occurs on or after completion of the exchange offer.

        You do not have any appraisal rights or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement. If you do not tender for exchange or if your tender is not accepted, the old notes will remain outstanding and you will be entitled to the benefits of the indenture, but generally will not be entitled to any registration rights under the registration rights agreement. We are not asking you for a proxy and you are requested not to send us a proxy.

        In connection with the exchange offer, there are no federal or state regulatory requirements that must be complied with or approval that must be obtained, except for the SEC must declare effective the exchange registration statement of which this prospectus is a part.

        We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice of acceptance to the exchange agent for the exchange offer. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from us. See "—Acceptance of Old Notes for Exchange" below.

        If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return the certificates (if any) for the unaccepted old notes to the tendering holders of those notes, without expense, as promptly as practicable after the expiration date.

        Tendering holders of old notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their old notes other than as described in "—Transfer Taxes" or in Instruction 9 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer. Each holder of old notes shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such holder's old notes pursuant to a shelf registration statement.

Expiration Date; Extensions; Termination; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2004, unless extended by us, which date we refer to as the expiration date. The exchange offer will not, under any circumstances, be extended beyond                        , 2004. We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral or written notice to the exchange agent and by making a public announcement to that effect, prior to 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date. During any extension of the exchange offer, all old notes previously tendered, not validly withdrawn and not accepted for exchange will remain subject to the exchange offer and may be accepted for exchange by us.

        To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, to:

  •
  delay accepting for exchange any old notes for new notes or extend or terminate the exchange offer and not accept for exchange any old notes for new notes if any of the events set forth under "—Conditions to the Exchange Offer" occur and we do not waive the condition by giving oral or written notice of the delay or termination to the exchange agent; or

  •
  amend any of the terms of the exchange offer.

        Any delay in acceptance for exchange, extension or amendment will be followed as promptly as practicable by a public announcement of the delay. If we amend the exchange offer in a manner we determine constitutes a material change, we will disseminate additional exchange offer materials and we will extend the exchange offer to the extent required by law. Any amendment to the exchange offer will apply to all old notes tendered, regardless of when or in what order the old notes were tendered. If we terminate the exchange offer, we will give immediate notice to the exchange agent, and all old notes previously tendered and not accepted for payment will be returned promptly to the tendering holders. The rights we have reserved in this paragraph are in addition to our rights set forth under "—Conditions to the Exchange Offer."

        In the event that the exchange offer is withdrawn or otherwise not completed, new notes will not be given to holders of old notes that have tendered their old notes.

Acceptance of Old Notes for Exchange

        We will accept for exchange old notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, and not withdrawn prior to the expiration date of the exchange offer. We will not accept old notes for exchange subsequent to the expiration date of the exchange offer. Tenders of old notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

        If for any reason, we delay acceptance for exchange of validly tendered old notes or we are unable to accept for exchange validly tendered old notes, then the exchange agent may, nevertheless, on our behalf, retain tendered old notes, without prejudice to our rights described under "—Expiration Date; Extensions; Termination; Amendments" and "—Withdrawal of Tenders" subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

        If any tendered old notes are not accepted for exchange for any reason, including if certificates are submitted evidencing more old notes than those that are tendered, certificates evidencing old notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility under the procedure set forth under "—Procedures for Tendering Old Notes—Book-Entry Transfer," such old notes will be credited to the account maintained at such book-entry transfer facility from which such old notes were delivered, unless otherwise required by such holder under "Special Delivery Instructions" in the letter of transmittal, promptly following the expiration date or the termination of the exchange offer.

Procedures For Tendering Old Notes

        Only a holder of old notes may tender them in the exchange offer. To validly tender in the exchange offer, you must deliver an agent's message or a completed and signed letter of transmittal (or facsimile), together with any required signature guarantees and other required documents, to the exchange agent prior to the expiration date, and the old notes must be tendered pursuant to the procedures for book-entry transfer set forth below.

        Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender old notes should contact such registered holder promptly and instruct such registered holder to tender old notes on such beneficial owner's behalf. If you are a beneficial owner who wishes to tender on the registered holder's behalf, prior to completing and executing the letter of transmittal and delivering the old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        If you tender an old note, and do not validly withdraw your tender, your actions will constitute an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        Tender of Old Notes Held Through DTC.    The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC's automated tender offer program procedures for transfer. DTC will then send an agent's message to the exchange agent.

        The term "agent's message" means, with respect to any tendered old notes, a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgement from each tendering participant to the effect that, with respect to those old notes, the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgement from each tendering participant to the effect that, with respect to those old notes, they have received and agree to be bound by the notice of guaranteed delivery.

        Tender of Old Notes Held in Physical Form.    For a holder to validly tender old notes held in physical form:

  •
  the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

  •
  the exchange agent must receive certificates for tendered old notes at such address, or such old notes must be transferred pursuant to the procedures for book-entry transfer described above.

        A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender old notes and who cannot comply with the procedures set forth in this prospectus for tender on a timely basis or whose old notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

        Letters of transmittal and old notes should be sent only to the exchange agent and not to us or to any book-entry transfer facility.

        The method of delivery of old notes, letters of transmittal and all other required documents to the exchange agent is at your election and risk. Delivery of such documents will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. If delivery is by mail, we suggest that the holder use properly insured, registered mail with return receipt requested. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You may request that your broker, dealer, commercial bank, trust company or nominee effect the tender for you. No alternative, conditional or contingent tenders of old notes will be accepted.

        Signature Guarantees.    Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless:

  •
  the letter of transmittal is signed by the registered holder of the old notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those old notes, or if any old notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any old notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant's account at the book-entry transfer facility, and neither the "Special Issuance Instructions" nor the "Special Delivery Instructions" box on the letter of transmittal has been completed, or

  •
  the old notes are tendered for the account of an eligible institution.

        An eligible institution is a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchanges Medallion Program, which is generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States.

        If the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another acting in a fiduciary or representative capacity, that person should so indicate when signing and, unless we waive it, evidence satisfactory to us of their authority to act must be submitted with the letter of transmittal.

        Book-Entry Transfer.    The exchange agent will seek to establish a new account or utilize an outstanding account with respect to the old notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the old notes may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account. However, although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at a book-entry transfer facility, a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, with any required signature guarantees and any other required documents must, in any case, be received by the exchange agent at its address set forth in this prospectus on or prior to the expiration date of the exchange offer, or else you must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of old notes into the exchange agent's account at a book-entry transfer facility is referred to in this prospectus as a "book-entry confirmation." Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility's procedures does not constitute delivery to the exchange agent.

        Guaranteed Delivery.    If you wish to tender your old notes and:

  •
  certificates representing your old notes are not lost, but are not immediately available;

  •
  time will not permit your letter of transmittal, certificates representing your old notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer; or

  •
  the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer,

then, you may tender if both of the following are complied with:

  •
  your tender is made by or through an eligible institution; and

  •
  on or prior to the expiration date, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus.

The notice of guaranteed delivery must:

  •
  set forth your name and address, the registered number(s) of your old notes and the principal amount of old notes tendered;

  •
  state that the tender is being made thereby;

  •
  guarantee that, within three NYSE trading days after the expiration date of the exchange offer, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the old notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

  •
  guarantee that the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all old notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three NYSE trading days after the date of the notice of guaranteed delivery.

        Other Matters.    New notes will be issued in exchange for old notes accepted for exchange only after timely receipt by the exchange agent of:

  •
  certificates for (or a timely book-entry confirmation with respect to) your old notes, a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message; and

  •
  any other documents required by the letter of transmittal.

        All questions as to the form of all documents and the validity, including time of receipt, and acceptance of all tenders of old notes will be determined by us, in our sole discretion, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of old notes will not be considered valid. We reserve the absolute right to reject any or all tenders of old notes that are not in proper form or the acceptance of which, in our opinion would be unlawful. We also reserve the right to waive any defects or irregularities as to particular old notes.

        Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

        Any defect or irregularity in connection with tenders of old notes must be cured within the time we determine, unless waived by us. Tenders of old notes will not be deemed to have been made until all defects and irregularities have been waived by us or cured. None of us, the exchange agent or any other person will be under any duty to give notice of any defects or irregularities in tenders of old notes, or will incur any liability to holders for failure to give any such notice. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

        In addition, we reserve the right in our sole discretion (subject to the limitations contained in the indenture):

  •
  to purchase or make offers for any old notes that remain outstanding after the expiration date; and

  •
  to the extent permitted by applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise.

The terms of any purchases or offers could differ from the terms of the exchange offer.

        By tendering, you represent to us, among other things, that:

  •
  you are not our affiliate, as defined in Rule 405 of the Securities Act, or, if you are our affiliate, that you will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable;

  •
  you do not have an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act;

  •
  you are obtaining the new notes in the ordinary course of business whether or not you are the holder; and

  •
  if you are a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the new notes, that you will receive the new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, and that you will deliver a prospectus, as required by law, in connection with any resale of the new notes.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date, unless previously accepted for exchange.

        For your withdrawal to be effective:

  •
  the exchange agent must receive a written notice of withdrawal at its address set forth below under "—Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date, and prior to acceptance for exchange by us; or

  •
  you must comply with the appropriate procedures of DTC's automated tender offer program system.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the principal amount of the old notes;

  •
  include a statement that such person is withdrawing its election to have its old notes exchanged; and

  •
  be signed in the same manner as the original signature on the letter of transmittal by which the old notes were tendered (including any required signature guarantees).

        If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

        We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer and no new notes will be issued with respect to them unless the old notes so withdrawn are validly retendered.

        Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under "—Procedures for Tendering Old Notes" at any time on or prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange any new notes for, any old notes tendered, and we may terminate, extend or amend the exchange offer and may, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of old notes so tendered if, on or prior to the expiration date of the exchange offer we have determined that the exchange offer would violate any applicable law or interpretation of the staff of the SEC.

        This condition to the exchange offer is for our sole benefit and may be asserted by us in our sole discretion regardless of the circumstances giving rise to this condition or may be waived by us, in whole or in part, at any time and from time to time in our sole discretion prior to the expiration date, other than regulatory approvals, which cannot be waived at any time. Our failure to exercise any of the foregoing rights at any time is not a waiver of any of these rights, and each of these rights will be an ongoing right, which may be asserted by us at any time and from time to time. We have not made a decision as to what circumstances would lead us to waive the condition, and any waiver would depend on circumstances prevailing at the time of that waiver. Any determination by us concerning the events described in this section shall be final and binding upon all persons. Our determination concerning the events described above will be final and binding upon all parties.

        Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the exchange offer. We will give holders notice of any amendments if required by applicable law.

Consequences of Failure to Exchange

        As a result of making the exchange offer, we will have fulfilled one of our obligations under the registration rights agreement. You will generally not have any further registration rights under the registration rights agreement or otherwise if you do not tender your old notes. Accordingly, if you do not exchange your old notes for new notes in the exchange offer, your old notes will remain outstanding and will continue to be subject to their existing terms, except to the extent of those rights or limitations that, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer. In addition, interest on the old notes will continue to accrue at the annual rate of 7%. Moreover, the old notes will continue to be subject to restrictions on transfer:

  •
  as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  otherwise set forth in the offering memorandum or supplemental offering memorandum, as applicable, distributed in connection with the private offering of the old notes.

        In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws.

        The trading market for old notes not exchanged in the exchange offer may be significantly more limited than it is at present. Therefore, if your old notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged old notes. See "Risk Factors—Risks Related to Continued Ownership of Old Notes."

        All of the old notes and new notes will be issued under the same indenture. The old notes of each series and the new notes of that series will constitute a single series of debt securities under that indenture. If the exchange offer is consummated, any old notes that remain outstanding and the new notes of that series will constitute a single series of debt securities under that indenture. This means that, in circumstances where the indenture provides for holders of debt securities of any series issued under the indenture to vote or take any other action as a class, the old notes of that series and the new notes of that series will vote or take the action as a single class.

Termination of Certain Rights

        You will not be entitled to certain rights under the registration rights agreements following the completion of the exchange offer. The rights that generally will terminate are:

  •
  to have us file with the SEC and use our reasonable best efforts to have declared effective a shelf registration statement to cover resales of the old notes by the holders thereof; and

  •
  to receive additional interest if the exchange registration statement of which this prospectus is a part is not declared effective by the SEC, or the exchange offer is not consummated, within a specified time period.

Exchange Agent

        U.S. Bank Trust National Association has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for old notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

  By Mail, Hand or Overnight Courier:
  U.S. Bank Trust National Association
  Corporate Trust Services
  60 Livingston Avenue
  St. Paul, Minnesota 55107
  Attention: Specialized Finance

  By Facsimile:
  (651) 495-8158
   Confirm by Telephone:
  (800) 934-6802

Fees and Expenses

        Except for customary fees we have agreed to pay the exchange agent, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of old notes pursuant to the exchange offer.

Accounting Treatment

        We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. The expenses of the exchange offer will be amortized over the term of the new notes.

Transfer Taxes

        The holder of the old notes will pay all transfer taxes applicable to the transfer and exchange of old notes pursuant to the exchange offer.

Other

        Participation in the exchange offer is voluntary and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take.

        No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in or incorporated by reference into this prospectus. If given or made, that information or those representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made pursuant to the exchange offer will, under any circumstances, create any implication that there has been no change in our affairs or those of our subsidiaries since the respective dates as of which the information contained in this prospectus is given. The exchange offer is not being made to (and tenders will not be accepted from or on behalf of) holders of old notes in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we intend to take any action we deem necessary to permit the completion of the exchange offer in any permissible jurisdiction and to extend the exchange offer to holders of old notes in that jurisdiction.

        We may in the future seek to acquire old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer nor to file a registration statement to permit resales of any old notes except to the extent that we may be required to do so under the registration rights agreement.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges is calculated for (i) LQ Corporation and LQ Properties on a combined basis (for periods prior to the restructuring described below), and (ii) for LQ Corporation on a consolidated basis (for periods subsequent to the restructuring).

	LQ Corporation Consolidated(a)		The La Quinta Companies(a)			LQ Corporation Consolidated(a)
	Year Ended December 31,					Six Months Ended June 30,
	2003(b)	2002(c)	2001(d)	2000(e)	1999	2004(f)	2003(g)
Ratio of Earnings to Fixed Charges	—	—	—	—	1.14	—	—

(a)
On January 2, 2002, LQ Corporation and LQ Properties completed the restructuring of the two companies by merging LQP Acquisition Corp., a newly formed, wholly owned subsidiary of LQ Corporation, with and into LQ Properties with LQ Properties continuing as the surviving entity. As a result of the merger, LQ Properties became a subsidiary controlled by LQ Corporation. The combined/consolidated ratios presented under the heading "The La Quinta Companies" for the years 1999 through 2001 are comparable to the LQ Corporation consolidated ratios for the six months ended June 30, 2003 and 2004 as well as those presented for the years ended December 31, 2002 and 2003.

(b)
Earnings were inadequate to cover fixed charges by approximately $128.9 million. During the year ended December 31, 2003, we recorded charges of approximately $96.1 million related to impairment of certain lodging facilities, loss on early extinguishment of debt, change in actuarial assumptions on deferred compensation agreements, expense associated with the termination of the La Quinta Retirement Plan, and preferred dividends. Such 2003 charges were partially offset by approximately $2.5 million of other income related to gains on sale of assets and surrender of certain key man and split dollar life insurance policies.

(c)
Earnings were inadequate to cover fixed charges by approximately $57.7 million. During the year ended December 31, 2002, we recorded charges of approximately $60.3 million related to impairment of certain lodging facilities, provisions for losses on interest and other receivables, the write-off of certain debt costs, the conversion of our Returns loyalty program to a point system, and preferred dividends. Such 2002 charges were partially offset by approximately $18.4 million related to gains on sale of assets and settlements and other income.

(d)
Earnings were inadequate to cover fixed charges by approximately $301.6 million. During the year ended December 31, 2001, we recorded charges of approximately $347.5 million related to impairment of certain lodging facilities and healthcare assets, the write off of our paired share intangible, provisions for losses on interest and other receivables, professional and consulting fees incurred in connection with the restructure of LQ Corporation and LQ Properties, severance and other related employment costs resulting from our decisions to exit the healthcare business and eliminate certain corporate positions, the termination of the La Quinta Retirement Plan, the write off of certain debt costs, and preferred dividends. Such 2001 charges were partially offset by approximately $14.3 million related to bad debt recoveries, gain on sale of assets, and gain on early extinguishment of debt.

(e)
Earnings were inadequate to cover fixed charges by approximately $351.9 million. During the year ended December 31, 2000, we recorded charges of approximately $423.4 million related to impairment of certain lodging facilities and healthcare assets and loss on sale of healthcare assets, a provision for loss on equity securities, provisions for losses on interest and other receivables, severance and other related employment costs as wells as acceleration of amortization of unearned compensation related to restricted stock of employees severed as a result of our decision to exit the healthcare business and eliminate certain corporate positions, acceleration of certain debt issuance cost and preferred dividends. Such 2000 charges were partially offset by approximately $3.5 million related to bad debt recoveries and gains on early extinguishment of debt.

(f)
Earnings were inadequate to cover fixed charges by approximately $28.1 million. During the six months ended June 30, 2004, we recorded charges of approximately $22.3 million related to impairment of certain lodging facilities, loss on sale of assets, the termination of the La Quinta Retirement Plan, and preferred dividends. Such charges were partially offset by approximately $1.4 million of other income, primarily as a result of settlement of litigation, return of collateral related to the exit of the healthcare business, and refunds of public company filing fees.

(g)
Earnings were inadequate to cover fixed charges by approximately $103.0 million. During the six months ended June 30, 2003, we recorded charges of approximately $82.7 million related to impairment of certain lodging facilities, loss on early extinguishment of debt, adjustments of actuarial assumptions on deferred compensation agreements and changes in net cash surrender values of key man life insurance policies in the healthcare business, and preferred dividends.

        The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income (loss) from continuing operations before minority interests in consolidated subsidiaries, discontinued operations, and cumulative effect of change in accounting principle plus fixed charges and amortization of capitalized interest less capitalized interest and preferred dividends of LQ Properties. Fixed charges consist of interest expense including amortization of debt issue costs and discounts and premiums related to indebtedness, capitalized interest, estimated interest component of rent expense, and preferred dividends of LQ Properties.

LQ Properties

	Year Ended December 31,					Six Months Ended June 30,
	2003(a)	2002	2001(b)	2000(c)	1999	2004(d)	2003(e)
Ratio of Earnings to Fixed Charges	—	1.19	—	—	1.34	—	—

(a)
Earnings were inadequate to cover fixed charges by approximately $56.8 million. During the year ended December 31, 2003, we recorded charges of approximately $73.7 million related to impairment of certain lodging facilities and loss on early extinguishment of debt partially offset by approximately $3.3 million of other income primarily related to gains on sale of assets, surrender of certain key man life insurance policies and an adjustment of amounts previously accrued for exit of our healthcare business.

(b)
Earnings were inadequate to cover fixed charges by approximately $181.8 million. During the year ended December 31, 2001, we recorded charges of approximately $296.6 million related to impairment of certain lodging facilities and healthcare assets, the write off of our paired share intangible, provisions for losses on interest and other receivables, professional and consulting fees incurred in connection with the restructure of LQ Corporation and LQ Properties, severance and other related employment costs resulting from our decisions to exit the healthcare business and eliminate certain corporate positions, and the write off of certain debt costs. Such 2001 charges were partially offset by approximately $14.3 million related to bad debt recoveries, gain on sale of assets, and gain on early extinguishment of debt.

(c)
Earnings were inadequate to cover fixed charges by approximately $270.1 million. During the year ended December 31, 2000, we recorded charges of approximately $403.6 million related to impairment of certain lodging facilities and healthcare assets, loss on sale of healthcare assets, a provision for loss on equity securities, severance and other related employment costs resulting from our decisions to exit the healthcare business and eliminate certain corporate positions, acceleration of certain debt issuance cost and provisions for losses on interest and other receivables. Such 2000 charges were partially offset by approximately $3.5 million related to bad debt recoveries and gains on early extinguishment of debt.

(d)
Earnings were inadequate to cover fixed charges by approximately $8.1 million. During the six months ended June 30, 2004, we recorded charges of approximately $13.0 million related to impairment of certain lodging facilities and loss on sale of assets partially offset by approximately $1.2 million of other income primarily as a result of settlement of litigation related to the exit of the healthcare business.

(e)
Earnings were inadequate to cover fixed charges by approximately $68.0 million. During the six months ended June 30, 2003, we recorded charges of approximately $72.8 million related to impairment of certain lodging facilities and loss on early extinguishment of debt.

        The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income (loss) from continuing operations before minority interests in consolidated subsidiaries, discontinued operations, and cumulative effect of change in accounting principle plus fixed charges and amortization of capitalized interest less capitalized interest. Fixed charges consist of interest expense including amortization of debt issue costs and discounts and premiums related to indebtedness, capitalized interest, and estimated interest component of rent expense.

USE OF PROCEEDS

        The exchange offer is intended to satisfy certain agreements we made with the initial purchasers of the old notes. We will not receive any cash proceeds from the issuance of the new notes offered by this prospectus. In consideration for issuing the new notes contemplated by this prospectus, we will receive the old notes in like principal amount, the form and terms of which are substantially the same as the form and term of the new notes (which replace the old notes and which represent the same indebtedness). The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase or decrease in our indebtedness.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization (i) on an actual basis as of June 30, 2004, and (ii) on an adjusted basis to give effect to the offering of the old notes, but prior to the application of the net proceeds from the issuance of the old notes.

	As of June 30, 2004
	Actual	As Adjusted
	(Unaudited)
	(In thousands)
Cash and cash equivalents(a)	$314,533	$509,811

Investment in securities(b)	$122,175	$122,175

Long-term debt including current position:
7% Senior Notes due August 15, 2012	$—	$200,000
7.40% Senior Notes due September 15, 2005	99,988	99,988
Medium Term Notes bearing interest at rates between 7.27% and 8.625% due from September 13, 2005 to September 15, 2015	40,500	40,500
7.27% Medium Term Notes due February 26, 2007	50,000	50,000
7.0% Notes due August 15, 2007	160,000	160,000
7.33% Medium Term Notes due April 15, 2008	50,000	50,000
8.875% Senior Notes due March 15, 2011	325,000	325,000
7.114% Note due August 15, 2011(b)	150,000	150,000
7.82% Notes due September 10, 2026	124	124

Total debt, including current maturities	875,612	1,075,612

Minority interest(c)	206,070	206,070

Stockholders' equity:
Stock and additional paid-in-capital	3,675,114	3,675,114
Unearned compensation	(3,964)	(3,964)
Accumulated other comprehensive income	290	290
Accumulated deficit	(2,270,272)	(2,270,272)

Total stockholders' equity	1,401,168	1,401,168

Total capitalization(d)	$2,482,850	$2,682,850

(a)
The net proceeds from the issuance of the old notes together with cash on hand was used to fund the Asset Acquisition purchase price of approximately $415.0 million and estimated related expenses of approximately $9.0 million.

(b)
These are securities owned by LQ Properties that are related to the 7.114% note issued by LQ Properties. On August 16, 2004, LQ Properties repurchased the 7.114% note for $171.4 million, and these securities and the 7.114% note were retired.

(c)
Includes a $200.0 million liquidation preference on preferred stock of LQ Properties.

(d)
Total capitalization excludes cash and cash equivalents and investment in securities.

DESCRIPTION OF OTHER INDEBTEDNESS

Other Indebtedness

Senior Credit Facility

        Our senior credit facility is provided by a syndicate of banks and other financial institutions led by Canadian Imperial Bank of Commerce, as administrative agent. Our senior credit facility, which matures in April 2007, is a revolving credit facility originally providing for extensions of credit up to $150.0 million. As of June 30, 2004, approximately $129.9 million (net of $20.1 million outstanding letters of credit) was available under our senior credit facility. In connection with the Asset Acquisition, on July 14, 2004, we amended our senior credit facility to:

  •
  permit the Asset Acquisition;

  •
  increase the permitted incremental term loan facility allowed under our senior credit facility from $150.0 million to $200.0 million;

  •
  permit LQ Properties to issue up to $200.0 million of the old notes and a like amount of new notes;

  •
  increase permitted capital expenditures; and

  •
  modify or waive certain other provisions of our senior credit facility.

        Interest Rate; Fees.    All borrowings under our senior credit facility bear interest at a rate per annum equal to, at our option, either: (1) adjusted LIBOR plus a margin of between 2.50% and 3.00% based upon our Total Leverage Ratio (as defined in the credit agreement); or (2) the Base Rate (as defined in the credit agreement) plus a margin of between 1.00% and 1.50% based upon our Total Leverage Ratio.

        We are required to pay interest on outstanding principal under the senior credit facility on either a quarterly basis or at the end of the interest period (if such interest period is shorter than a quarterly period). In addition, we are required to pay a commitment fee to the lenders in respect of the unutilized commitments thereunder at a rate equal to between 0.375% and 0.625% per annum based on the percentage of the revolving credit facility then used.

        Guarantees; Security.    LQ Properties' obligations under the senior credit facility are unconditionally and irrevocably guaranteed by LQ Corporation and all of our wholly owned subsidiaries.

        In addition, the senior credit facility is secured by first priority perfected security interests in: (1) all of the stock and other equity interests of substantially all of our subsidiaries; and (2) certain intercompany debt and debt of third parties held by us and our subsidiaries.

        Repayment.    We are required to make principal payments when each specific tranche that we borrow under, as applicable, expires. All or any portion of the outstanding loans under the senior credit facility may be prepaid at any time and commitments may be terminated or permanently reduced in whole or in part at our option without premium or penalty other than customary breakage fees. The senior credit facility is subject to various mandatory prepayments. In the event of either an asset sale or the issuance of equity securities or, in certain cases, debt securities, we are required to use the net proceeds from such sale or issuance to prepay any currently outstanding balance under our senior credit facility within one business day after the receipt of such net proceeds.

        Certain Covenants.    Our senior credit facility requires compliance with various financial covenants, including:

  •
  maximum net debt to EBITDA (total leverage) ratio of 5.30 times in 2004, decreasing to 4.50 times by 2007;

  •
  minimum interest coverage ratio of 2.10 times in 2004, increasing to 2.40 times by 2007;

  •
  minimum fixed charge coverage ratio of 1.35 times in 2004, increasing to 1.55 times by 2007; and

  •
  minimum consolidated tangible net worth of $700.0 million.

The definitions used in these financial covenants are complex and contain adjustments from generally accepted accounting principles, commonly referred to as GAAP. Accordingly, these covenants may not correspond to other covenants with the same or similar names, and we urge you to carefully review the senior credit facility in its entirety in order to fully understand these covenants.

        The senior credit facility contains a number of covenants that, among other things, restrict our ability and the ability of certain of our subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, repay other indebtedness (including the old notes and the new notes), pay certain restricted payments and dividends, create liens on assets, make investments, loans or advances, engage in mergers or consolidations, make capital expenditures, enter into sale and leaseback transactions, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. The senior credit facility contains other usual and customary negative and affirmative covenants. All of these limitations and prohibitions have a number of important qualifications and exceptions.

        Events of Default.    The senior credit facility contains events of default including, without limitation (subject to certain cure periods and materiality thresholds):

  •
  failure to make payments when due;

  •
  material inaccuracies of representations and warranties;

  •
  breach of certain covenants;

  •
  certain cross defaults and cross accelerations;

  •
  events of insolvency, bankruptcy or similar events;

  •
  certain judgments against us;

  •
  certain occurrences with respect to employee benefit plans;

  •
  failure of guarantees;

  •
  failure of certain liens and security documents;

  •
  the occurrence of a change in control; and

  •
  certain events or changes resulting in a Material Adverse Effect (as defined in the senior credit facility).

        If such a default occurs, the lenders under the senior credit facility would be entitled to take various actions, including all actions permitted to be taken by a secured creditor, the acceleration of amounts due under the senior credit facility and requiring that all such amounts be immediately paid in full.

Outstanding Notes

Notes Issued Pursuant to Indenture dated as of July 26, 1995, as Supplemented

        We issued the notes described below pursuant to an Indenture dated as of July 26, 1995 between LQ Properties and State Street Bank and Trust Company, as successor trustee to Fleet National Bank, and the third, fourth, fifth and sixth supplements thereto, as described below. We refer to this Indenture as the 1995 Indenture. Unless otherwise noted below, each of the notes issued pursuant to the 1995 Indenture and the respective indenture supplements, or the 1995 notes, are subject to the following ranking and guarantee provisions and covenants and events of default.

        Ranking.    The 1995 Indenture authorizes the issuance of senior and subordinated indebtedness. As of June 30, 2004, all of the 1995 notes are senior indebtedness and rank equally with all of our existing and future senior debt and senior to any future subordinated debt.

        Guarantee.    The 1995 notes are not guaranteed.

        Security.    The 1995 notes are secured on an equal and ratable basis with other senior indebtedness, including indebtedness under our senior credit facility and the old notes and the new notes, by a pledge of the equity interests of substantially all of the subsidiaries of LQ Properties and LQ Corporation for so long as such other senior indebtedness, other than our senior credit facility, remains secured.

        Covenants.    The 1995 Indenture contains covenants limiting our ability to, among other things, make certain payments in respect of our shares of capital stock, merge or consolidate with any other person and sell, lease, transfer or dispose of our properties or assets.

        Events of Default.    The following events would be an event of default under the 1995 Indenture and the supplemental indentures discussed below:

  •
  our failure to pay interest on the 1995 notes when the same becomes due and payable and the default continues for a period of 30 days;

  •
  our failure to pay the principal or premium, if any, on any 1995 note when due, and the default continues for five business days;

  •
  our failure to comply with any of the other agreements contained in the 1995 notes or the 1995 Indenture, which default continues for a period of 60 days after we receive written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least a majority in principal amount of the outstanding notes;

  •
  an event of default under any bond, debenture, note or other evidence of indebtedness or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any subsidiary, which default either:

  •
  results from the failure to pay any such indebtedness at maturity; or

  •
  results in the acceleration of such indebtedness prior to its express maturity;

    and in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness as to which there has been a payment default or the maturity of which has been so accelerated, aggregates $10.0 million or more; and

  •
  certain events of bankruptcy.

Third Supplemental Indenture to the 1995 Indenture

        We issued the medium term notes described below pursuant to the 1995 Indenture as supplemented by a Third Supplemental Indenture, dated as of August 10, 1995 between LQ Properties and State Street Bank and Trust Company, as successor trustee to Fleet National Bank. We refer to this as the third supplement.

        Description of Medium Term Notes.    Unless otherwise specified, the interest on the following medium term notes is payable semiannually on March 1 and September 1 and such notes are not redeemable prior to maturity.

  •
  7.60% Medium Term Notes: Issued in an aggregate principal amount of $5 million; mature on September 13, 2005; interest accrues at the rate of 7.60% per year.

  •
  7.62% Medium Term Notes: Issued in an aggregate principal amount of $5 million; mature on September 13, 2005; interest accrues at the rate of 7.62% per year.

  •
  7.62% Medium Term Notes: Issued in an aggregate principal amount of $1 million; mature on September 13, 2005; interest accrues at the rate of 7.62% per year.

  •
  7.63% Medium Term Notes: Issued in an aggregate principal amount of $5 million; mature on September 14, 2005; interest accrues at the rate of 7.63% per year.

  •
  7.30% Medium Term Notes: Issued in an aggregate principal amount of $20 million; mature on January 16, 2006; interest accrues at the rate of 7.30% per year.

  •
  8.625% Medium Term Notes: Issued in an aggregate principal amount of $2 million; mature on August 17, 2015; interest accrues at the rate of 8.625% per year.

  •
  8.25% Medium Term Notes: Issued in an aggregate principal amount of $2.5 million; mature on September 15, 2015; interest accrues at the rate of 8.25% per year.

        Additional Covenants.    The third supplement contains additional covenants. The third supplement limits LQ Properties' ability to create certain liens on its or its subsidiaries' properties in the event that after giving effect to such liens, the obligations secured by all liens exceed 10% of LQ Properties' consolidated net tangible assets (as such term is defined in the third supplement). In addition, LQ Properties agreed that it would not incur, and would not permit its subsidiaries to incur, additional indebtedness, including senior indebtedness if, after giving effect to the incurrence of such indebtedness, the aggregate amount of outstanding senior indebtedness of LQ Properties and its subsidiaries exceeds the greater of (i) 150% of LQ Properties' capital base (which is defined as the sum of tangible net worth and subordinated debt), or (ii) 225% of LQ Properties' tangible net worth (as such terms are defined in the third supplement). Further, LQ Properties and its subsidiaries may not incur non-recourse debt unless the aggregate principal amount of senior debt and non-recourse debt outstanding will not, after giving effect to such transaction, exceed 225% of LQ Properties' capital base.

        Redemption; Acceleration.    The third supplement provides that LQ Properties may, at any time and at its option, redeem the notes issued under the third supplement, in whole or in part, at a redemption price equal to the principal amount of the redeemed notes, plus accrued interest thereon through the redemption date, plus a make-whole amount calculated in accordance with the third supplement. The third supplement also provides that in the event of an acceleration of maturity of the notes issued under the third supplement, LQ Properties will pay the holders of such notes an amount equal to the principal amount of the outstanding notes, plus accrued interest to the redemption date, plus the make-whole amount, if any, as defined in the third supplement.

Fourth Supplemental Indenture to the 1995 Indenture

        7.82% Notes Due September 10, 2026.    We issued $175.0 million aggregate principal amount of 7.82% Notes due September 10, 2026 pursuant to the 1995 Indenture, as supplemented by a Fourth Supplemental Indenture dated as of September 10, 1996 between LQ Properties and State Street Bank and Trust, as successor trustee to Fleet National Bank. We refer to this as the fourth supplement. The 7.82% Notes mature on September 10, 2026. Interest on the 7.82% Notes accrues at the rate of 7.82% per year and is payable semiannually on March 10 and September 10 to persons who are registered holders at the close of business on the March 1 or September 1 next preceding the applicable payment date. Pursuant to a cash tender offer (which expired on April 1, 2003), we purchased approximately $66.0 million of the principal amount of these outstanding 7.82% Notes and approximately $0.1 million remained outstanding at June 30, 2004.

        Additional Covenants.    The fourth supplement contains additional covenants. The fourth supplement limits LQ Properties' ability to create certain liens on its or its subsidiaries' properties in the event that after giving effect to such liens, the obligations secured by all liens exceed 10% of LQ

Properties' consolidated net tangible assets (as such term is defined in the fourth supplement). In addition, LQ Properties agreed that it would not incur, and would not permit its subsidiaries to incur, additional indebtedness, including senior indebtedness if, after giving effect to the incurrence of such indebtedness, the aggregate amount of outstanding senior indebtedness of LQ Properties and its subsidiaries exceeds the greater of (i) 150% of LQ Properties' capital base (which is defined as the sum of tangible net worth and subordinated debt), or (ii) 225% of LQ Properties' tangible net worth (as such terms are defined in the fourth supplement). Further, LQ Properties and its subsidiaries may not incur non-recourse debt unless the aggregate principal amount of senior debt and non-recourse debt outstanding will not, after giving effect to such transaction, exceed 225% of LQ Properties' capital base.

        Redemption; Acceleration.    We may redeem the 7.82% Notes at our option, in whole or in part, at any time, at a redemption price equal to the sum of the principal amount of the notes being redeemed plus accrued interest to the redemption date and the make-whole amount, if any, as defined in the fourth supplement. The fourth supplement also provides that in the event of an acceleration of maturity of the notes issued under the fourth supplement, LQ Properties will pay the holders of such notes an amount equal to the principal amount of the outstanding notes, plus accrued interest to the redemption date, plus the make-whole amount, if any, as defined in the fourth supplement.

Fifth Supplemental Indenture to the 1995 Indenture

        7% Notes due August 15, 2007.    We issued $160.0 million aggregate principal amount of 7% Notes due August 15, 2007 pursuant to the 1995 Indenture as supplemented by a Fifth Supplemental Indenture, dated as of August 15, 1997, between LQ Properties and State Street Bank and Trust Company, as successor trustee to Fleet National Bank. We refer to this as the fifth supplement. The 7% Notes mature on August 15, 2007. Interest on the 7% Notes accrues at the rate of 7% per year and is payable semiannually on February 15 and August 15 to persons who are registered holders at the close of business on the February 1 or August 1 next preceding the applicable payment date.

        Additional Covenants.    The fifth supplement contains additional covenants. The fifth supplement limits LQ Properties' ability to create certain liens on its or its subsidiaries' properties in the event that after giving effect to such liens, the obligations secured by all liens exceed 10% of LQ Properties' consolidated net tangible assets (as such term is defined in the fifth supplement). In addition, LQ Properties agreed that it would not incur, and would not permit its subsidiaries to incur, additional indebtedness, including senior indebtedness if, after giving effect to the incurrence of such indebtedness, the aggregate amount of outstanding senior indebtedness of LQ Properties and its subsidiaries exceeds the greater of (i) 150% of LQ Properties' capital base (which is defined as the sum of tangible net worth and subordinated debt), or (ii) 225% of LQ Properties' tangible net worth (as such terms are defined in the fifth supplement). Further, LQ Properties and its subsidiaries may not incur non-recourse debt unless the aggregate principal amount of senior debt and non-recourse debt outstanding will not, after giving effect to such transaction, exceed 225% of LQ Properties' capital base.

Notes Issued Pursuant to Indenture dated as of September 15, 1995

        We issued the notes described below pursuant to an Indenture dated as of September 15, 1995 between LQ Properties and U.S. Trust Company of Texas, N.A., as trustee, which we refer to as the La Quinta Indenture. The following covenants and events of default apply to all the notes issued pursuant to the La Quinta Indenture, or the La Quinta notes.

        Ranking.    All of the La Quinta notes are senior indebtedness and rank equally with all of our existing and future senior debt and senior to any future subordinated debt.

        Guarantee.    The La Quinta notes are not guaranteed.

        Security.    The La Quinta notes are secured on an equal and ratable basis with other senior indebtedness, including indebtedness under our senior credit facility and the old notes and the new notes, by a pledge of the equity interests of substantially all of the subsidiaries of LQ Properties and LQ Corporation for so long as such other senior indebtedness, other than our senior credit facility, remains secured.

        Covenants.    The La Quinta Indenture contains covenants limiting our, and our restricted subsidiaries' ability to, among other things:

  •
  incur certain liens, unless the La Quinta notes are secured equally and ratably with all indebtedness secured by the lien;

  •
  enter into sale and leaseback transactions; and

  •
  engage in certain mergers and consolidations or transfers of substantially all of our assets.

        The lien and sale and leaseback covenants are subject to a combined indebtedness limit allowing indebtedness secured by liens and attributable debt from sale and leaseback transactions in an aggregate amount not to exceed 15% of combined net worth (as defined in the La Quinta Indenture).

        Events of Default.    The following events would be an event of default under the La Quinta Indenture:

  •
  we fail to pay the principal on any La Quinta note when due;

  •
  we fail to pay interest on any La Quinta note when the same becomes due and payable, and the default continues for a period of 30 days;

  •
  we, or any of our restricted subsidiaries, fail to pay at final maturity any funded debt, as defined in the La Quinta Indenture, or the occurrence of an event of default under any indenture, agreement or instrument evidencing funded debt, which default results in the acceleration of such indebtedness prior to its express maturity; and in each case, the principal amount of any such funded debt aggregates $15.0 million or more;

  •
  we fail to comply with any of the agreements contained in the La Quinta notes or the La Quinta Indenture, which default continues for a period of 30 consecutive days after we receive written notice from the trustee or the holders of at least 25% in principal amount of the outstanding La Quinta notes; and

  •
  certain events of bankruptcy.

        7.40% Senior Notes due 2005.    We issued $100.0 million aggregate principal amount of 7.40% Senior Notes due 2005 pursuant to the La Quinta Indenture. The 7.40% Senior Notes mature on September 15, 2005. Interest on the 7.40% Senior Notes accrues at the rate of 7.40% per year and is payable semiannually on March 15 and September 15 to persons who are registered holders at the close of business on the March 1 or September 1 preceding the applicable payment date. The 7.40% Senior Notes are not redeemable at our option.

        Medium Term Notes.    Pursuant to the La Quinta Indenture we also issued the following medium term notes:

  •
  7.27% Medium Term Notes: Issued in an aggregate principal amount of $50.0 million; mature on February 26, 2007; interest accrues at the rate of 7.27% per year; payable semiannually on January 15 and July 15; not redeemable prior to maturity; and

  •
  7.33% Senior Notes: Issued in an aggregate principal amount of $50.0 million; mature on April 1, 2008; interest accrues at the rate of 7.33% per year; payable semiannually on January 15 and July 15; not redeemable prior to maturity.

8.875% Senior Notes due 2011

        We issued $325.0 million aggregate principal amount of 8.875% Senior Notes due 2011, or 8.875% Senior Notes, pursuant to an Indenture dated March 19, 2003 among LQ Properties, as issuer, LQ Corporation, as guarantor, and U.S. Bank National Trust Association. The 8.875% Senior Notes mature on March 15, 2011. Interest on the 8.875% Senior Notes accrues at the rate of 8.875% per year and is payable semiannually on March 15 and September 15 to persons who are registered holders at the close of business on the March 1 or September 1 next preceding the applicable payment date.

        Ranking.    The 8.875% Senior Notes are our senior obligations and rank equally with all of our existing and future senior debt and senior to any future subordinated debt.

        Guarantee.    The payment obligations under the 8.875% Senior Notes are fully and unconditionally guaranteed on a senior basis by LQ Corporation.

        Security.    The 8.875% Senior Notes are secured on an equal and ratable basis with other senior indebtedness, including indebtedness under our senior credit facility and the old notes and the new notes, by a pledge of the equity interests of substantially all of the subsidiaries of LQ Properties and LQ Corporation for so long as such other senior indebtedness, other than our senior credit facility, remains secured.

        Redemption.    LQ Properties may redeem some or all of the 8.875% Senior Notes at any time prior to March 15, 2007, pursuant to a make-whole premium, plus accrued and unpaid interest, if any, to the date of redemption. LQ Properties may redeem all or part of the 8.875% Senior Notes on or after March 15, 2007 at the prices set forth in the indenture. In addition, before March 15, 2006, LQ Properties may redeem up to 35% of the aggregate principal amount of the 8.875% Senior Notes with the proceeds of one or more public offerings of common equity of LQ Corporation and/or LQ Properties at a redemption price equal to 108.875% of the principal amount of such notes plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption; provided that at least 65% of the original principal amount of such notes remains outstanding immediately after each such redemption.

        Restrictive Covenants.    The indenture pursuant to which the 8.875% Senior Notes were issued limits the ability of LQ Corporation and its restricted subsidiaries, including LQ Properties, to:

  •
  incur indebtedness and issue certain capital stock;

  •
  pay dividends or other distributions;

  •
  repurchase equity interests and subordinated indebtedness, or make other specified restricted payments;

  •
  consummate specific asset sales;

  •
  enter into certain transactions with affiliates;

  •
  make certain investments;

  •
  create or incur some liens; or

  •
  merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of LQ Properties or LQ Corporation.

Notwithstanding the foregoing, if LQ Corporation receives an Investment Grade Rating (as such term is defined in the indenture related to the 8.875% Senior Notes) and there is no event of default at such time, we will be released from our obligations to comply with most of the above restrictive covenants.

        Events of Default.    The following events would be an event of default under the indenture pursuant to which the 8.875% Senior Notes were issued:

  •
  we fail to pay the principal on any 8.875% Senior Note when due;

  •
  we fail to pay interest on any 8.875% Senior Notes when the same becomes due and payable, and the default continues for a period of 30 days;

  •
  we fail to comply with certain provisions in the 8.875% Senior Notes or the indenture pursuant to which the 8.875% Senior Notes were issued, relating to certain mergers, consolidations or sales of assets;

  •
  we fail to comply with any of the other agreements contained in the 8.875% Senior Notes or the indenture pursuant to which the 8.875% Senior Notes were issued, which default continues for a period of 30 days after written notice shall have been given to us by the trustee or the holders of at least 25% in principal amount of the outstanding 8.875% Senior Notes;

  •
  we fail to pay at maturity any of our indebtedness in an aggregate principal amount greater than $10.0 million;

  •
  a default under any of our indebtedness causes the acceleration of the maturity of indebtedness in excess of $10.0 million;

  •
  we fail to pay final judgments rendered against us and aggregating in excess of $20.0 million and such judgments are not paid, discharged or stayed for a period of 60 days;

  •
  any guarantee by a Significant Subsidiary (as defined under the indenture) is held in a judicial proceeding to be unenforceable or invalid or has ceased for any reason to be in full force and effect or we deny or disaffirm our obligations under guarantees outstanding under the indenture; and

  •
  certain events of bankruptcy.

Pledge Agreement

        Our senior credit facility, the old notes and all of our other outstanding indebtedness described above are, and upon consummation of the exchange offer, the new notes will be, secured by a pledge of the equity interests in substantially all of our direct and indirect subsidiaries and intercompany debt evidenced by promissory notes of our subsidiaries pursuant to an Amended and Restated Pledge and Security Agreement, dated as of November 12, 2003, by and among LQ Properties, LQ Corporation, the subsidiary grantors listed therein and Canadian Imperial Bank of Commerce, as collateral agent. Upon the occurrence of an event of default under our senior credit facility, our rights to receive dividends, other distributions and interest payments from our subsidiaries and to vote the stock of our subsidiaries cease and become vested in the collateral agent, which shall hold such dividends, other distributions and interest payments as collateral for our obligations under our senior credit facility. The pledge agreement also requires us to exercise or refrain from exercising our voting and other consensual rights with respect to the stock of our subsidiaries and intercompany indebtedness if the collateral agent has notified us that, in the collateral agent's reasonable judgment, such action or decision not to take action would have a material adverse effect on the value of the stock or intercompany indebtedness.

DESCRIPTION OF THE NEW NOTES

General

        The old notes were, and the new notes will be, issued under an indenture, dated as of August 19, 2004, among La Quinta Properties, Inc., as issuer, La Quinta Corporation, as parent guarantor, and U.S. Bank Trust National Association, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The notes are subject to all those terms and you should review the indenture and the Trust Indenture Act for a statement of the terms.

        The following is a summary of the material provisions of the indenture. It does not purport to be complete and does not restate the indenture in its entirety. You are encouraged to read the indenture because it, and not this description, defines your rights as holder of the notes. A copy of the indenture and registration rights agreement may be obtained as described under "—Additional Information" below.

        The form and terms of the new notes are the same as the form and terms of the old notes, except that the new notes have been registered under the Securities Act, will not bear legends restricting the transfer of the new notes and will not be entitled to registration rights under the registration rights agreement.

        The definitions of specific terms used in the following summary are indicated below under "—Definitions." For purposes of this summary, the term "LQ Properties" refers only to La Quinta Properties, Inc., and does not include any of its subsidiaries, and the term "LQ Corporation" refers only to La Quinta Corporation, and does not include any of its subsidiaries. LQ Corporation and future Subsidiary Guarantors, if any, are collectively referred to as "Guarantors." LQ Properties is a Restricted Subsidiary for purposes of the indenture.

        The new notes will be senior obligations of LQ Properties, ranking equal in right of payment to all of its senior indebtedness and senior in right of payment to any subordinated indebtedness it may incur. The new notes will be equally and ratably secured by a pledge of the capital stock of substantially all of the subsidiaries of LQ Corporation and LQ Properties and certain mortgage note interests (the "Pledged Securities") for so long as the Existing Notes are secured by this collateral, which also secures the Credit Agreement. The new notes will be effectively subordinated to any other secured obligations of LQ Properties to the extent of the collateral securing such other obligations. The new notes will also be effectively subordinated to any obligations of non-guarantor subsidiaries. Substantially all of the subsidiaries of LQ Corporation and LQ Properties guarantee the Credit Agreement. As of June 30, 2004, after giving effect to the private offering of the old notes and the application of the net proceeds therefrom, LQ Corporation and its subsidiaries on a consolidated basis would have had approximately $1,075.6 million of debt outstanding, all of which would have been secured senior debt ranking equal in right of payment with the notes. In addition, as of June 30, 2004, after giving effect to the private offering of the old notes and the application of the net proceeds therefrom, LQ Properties had $20.1 million of letters of credit issued and approximately $129.9 million of unused capacity under the $150.0 million revolving credit facility contained in the Credit Agreement. LQ Properties has the right to raise up to $200.0 million of term loans under the Credit Agreement. Because the new notes will not be guaranteed by LQ Corporation's and LQ Properties' subsidiaries, the new notes will be effectively subordinated to the Credit Agreement, which is guaranteed by all of LQ Corporation's and LQ Properties' wholly owned subsidiaries. The indenture permits the incurrence of additional senior Indebtedness, including secured Indebtedness, in the future.

        For purposes of the indenture, subsidiaries are divided into two categories—Restricted Subsidiaries, which generally are subject to the restrictive covenants set forth in the indenture, and

Unrestricted Subsidiaries, which generally are not. On the date of the indenture and as of the date of this prospectus, none of LQ Corporation's subsidiaries were designated as Unrestricted Subsidiaries.

        The registered holder of a new note will be treated as the owner of it for all purposes. Only registered holders of notes will have rights under the indenture.

        The new notes will be represented by one or more fully registered global notes in book-entry form without coupons in the name of The Depository Trust Company, which we refer to as "DTC" in this prospectus, or its nominee. Beneficial interests in the global notes will be shown on, and transfers of such interests will be effected only through, records maintained by DTC (with respect to beneficial interests of participants) or by participants or persons that hold interests through participants (with respect to beneficial interests of beneficial owners). Owners of beneficial interests in the global notes will be entitled to physical delivery of new notes in certificated form equal in principal amount to their respective beneficial interest only under limited circumstances as set forth under "Book-Entry Settlement and Clearance."

Principal, Maturity and Interest

        The new notes will mature on August 15, 2012. Interest on the new notes will be payable semi-annually in arrears in cash on February 15 and August 15 of each year, commencing February 15, 2005, at the rate of 7% per annum to holders of notes of record on the immediately preceding February 1 and August 1. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 19, 2004. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Principal of and premium, interest and liquidated damages, if any, on the new notes will be payable at the office or agency maintained for that purpose or, at LQ Properties' option, payment of interest and liquidated damages may be made by check mailed to the holders of the new notes at their respective addresses as set forth in the register of holders of new notes. However, all payments to noteholders who have given LQ Properties wire transfer instructions will be required to be made by wire transfer of immediately available funds to the accounts specified by those noteholders. Until LQ Properties otherwise designates, its office or agency will be the office of the trustee maintained for this purpose. The new notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Guarantees

        As of the consummation of the exchange offer, all of LQ Properties' Obligations under the new notes will be guaranteed on an unsecured senior basis by LQ Corporation. The guarantee will rank equally with all existing and future senior debt and senior to all subordinated debt of LQ Corporation. The obligations of LQ Corporation under the guarantee will be effectively subordinated to all secured debt of LQ Corporation to the extent of the collateral securing such debt and to all obligations of its subsidiaries that do not guarantee all of the Obligations with respect to the new notes.

        For purposes of a guarantee with respect to the new notes, each Guarantor's liability will be that amount from time to time equal to the aggregate liability of the Guarantor under the guarantee, but shall be limited to the lesser of (a) the aggregate amount of LQ Properties' Obligations under the new notes and the indenture or (b) the amount, if any, which would not have (1) rendered the Guarantor "insolvent" (as the term is defined in the Federal Bankruptcy Code and in the Debtor and Creditor Law of the State of New York) or (2) left it with unreasonably small capital at the time its guarantee with respect to the new notes was entered into, after giving effect to the incurrence of existing Indebtedness immediately before such time. However, it shall be a presumption in any lawsuit or proceeding in which a Guarantor is a party that the amount guaranteed pursuant to the guarantee with respect to the new notes is the amount described in clause (a) above unless any creditor, or representative of creditors of the Guarantor, or debtor in possession or trustee in bankruptcy of the

Guarantor, otherwise proves in a lawsuit that the aggregate liability of the Guarantor is limited to the amount described in clause (b).

        In making any determination as to the solvency or sufficiency of capital of a Guarantor in accordance with the previous sentence, the right of the Guarantor to contribution from other Guarantors and any other rights the Guarantor may have, contractual or otherwise, shall be taken into account.

Security

        As a result of provisions contained in the agreements governing the Existing Notes that limit our ability to incur or suffer to exist liens, which we refer to as liens covenants, LQ Corporation, LQ Properties and substantially all of their respective subsidiaries equally and ratably secured the obligations under the Existing Notes when those parties entered into the Pledge Agreement to secure the obligations under the Credit Agreement. For so long as the Existing Notes are secured under the Pledge Agreement or otherwise, the new notes will also be secured equally and ratably with the Existing Notes and the old notes. We may cause the pledges of equity interests in our subsidiaries that secure the notes and the Existing Notes to be released, but without releasing the pledges that secure the Credit Agreement, at any time if we may do so without violating the liens covenants set forth in the agreements governing the notes and the Existing Notes. As of June 30, 2004, after giving effect to the private offering of the old notes and the application of the net proceeds therefrom, we could have released the pledges that secure the notes and the Existing Notes without releasing the pledges that secure the Credit Agreement, without violating the liens covenants in the agreements governing the notes and the Existing Notes, but we have not elected to do so. Your rights with respect to the collateral under the Pledge Agreement are set forth in the Pledge Agreement and not in the indenture, except to the extent that incorporated provisions of the Trust Indenture Act afford you additional rights. The provisions of the Pledge Agreement are summarized under "Description of Other Indebtedness" in this prospectus.

Optional Redemption

        At any time prior to August 15, 2008, LQ Properties may redeem all or any portion of the series of notes, at once or over time, after giving the required notice under the indenture at a redemption price equal to the greater of:

        (a)   100% of the principal amount of the notes to be redeemed, and

        (b)   the sum of the present values of (1) the redemption price of the notes at August 15, 2008 (as set forth below) and (2) the remaining scheduled payments of interest from the redemption date through August 15, 2008, but excluding accrued and unpaid interest through the redemption date, discounted to the redemption date (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate plus 50 basis points, plus, in either case, accrued and unpaid interest, including liquidated damages, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Any notice to holders of notes of such a redemption shall include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as described above, shall be set forth in an officers' certificate delivered to the trustee no later than two business days prior to the redemption date unless clause (b) of the definition of "Comparable Treasury Price" is applicable, in which case such officers' certificate should be delivered on the redemption date.

        In addition, before August 15, 2007, LQ Properties may redeem, on any one or more occasions, with the net cash proceeds of one or more public offerings of common equity, including Class B Common Stock, of LQ Properties and/or LQ Corporation (within 60 days of the consummation of such public equity offering), up to 35% of the aggregate principal amount of the notes at a redemption price equal to 107% of the principal amount of the notes issued under the indenture, plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date. However, in order to redeem the notes with the net cash proceeds of a public equity offering, at least 65% of the aggregate principal amount of the notes originally issued must remain outstanding immediately after each redemption. The Credit Agreement may, from time to time, prohibit the purchase of the notes with the net cash proceeds of a public equity offering, unless and until the Indebtedness under the Credit Agreement is repaid in full.

        On or after August 15, 2008, LQ Properties may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon to the redemption date, if redeemed during the 12-month period beginning on August 15 of the years indicated below:

Year	Percentage
2008	103.500%
2009	101.750%
2010 and thereafter	100.000%

        Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the purchase or redemption date to each holder of notes to be purchased or redeemed at its registered address. If any note is to be purchased or redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount of that note to be purchased or redeemed.

        If the redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the note is registered at the close of business on that record date, and no additional interest will be payable to holders whose notes will be subject to redemption by LQ Properties.

Mandatory Redemption

        LQ Properties is not required to make mandatory redemption or sinking fund payments with respect to the new notes.

Repurchase at the Option of Holders

Change of Control

        Upon the occurrence of a Change of Control, each holder will have the right to require that LQ Properties purchase all or a portion of the holder's notes pursuant to the offer described below, at a purchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

        Within 10 days following the date upon which the Change of Control occurs, LQ Properties must send, by first class mail, a notice to each holder, with a copy to the trustee, which notice shall govern the terms of the Change of Control offer. The notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law. Holders electing to have a note purchased pursuant to a Change of Control offer will be required to surrender their notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the notes completed, or transfer by book entry transfer, to LQ Properties, a depositary, if appointed by LQ Properties, or a paying agent, if any, at the address specified in the notice before the close of business on the third business day before the Change of Control payment date.

        If a Change of Control offer is made, LQ Properties cannot assure you that it will have available funds sufficient to pay the Change of Control purchase price for any or all the notes that might be delivered by holders seeking to accept that Change of Control offer. The Credit Agreement prohibits the purchase of notes in the event of a Change of Control, unless and until the time the Indebtedness under the Credit Agreement is repaid in full. Any future credit agreements or other agreements relating to senior debt to which LQ Properties becomes a party may contain similar restrictions and provisions.

        In the event a Change of Control occurs at a time when LQ Properties is prohibited from purchasing notes, it could seek the consent of its lenders under the Credit Agreement to purchase notes or could attempt to refinance the borrowings that contain that prohibition. If LQ Properties does not obtain that consent or repay those borrowings, it will remain prohibited from purchasing notes. In that case, LQ Properties' failure to purchase tendered notes would constitute an event of default under the indenture which would, in turn, constitute a default under the Credit Agreement.

        The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that LQ Properties repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of LQ Properties' or LQ Corporation's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require LQ Properties to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of LQ Properties or LQ Corporation to another Person may be uncertain.

        LQ Properties will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations under the Exchange Act to the extent those laws and regulations are applicable in connection with the repurchase of notes under a Change of Control offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the indenture, LQ Properties shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the indenture by virtue of that compliance.

        LQ Properties will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control offer made by LQ Properties and purchases all notes or portions of notes validly tendered and not withdrawn under the Change of Control offer.

Asset Sales

        LQ Corporation will not, and will not permit any Restricted Subsidiary to, conduct an Asset Sale, unless:

        (a)   except in the case of an Event of Loss, LQ Corporation or such Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of and, in the case of one or a series of related Asset Sales of $15.0 million or more, to be evidenced by a resolution of LQ Corporation's board of directors described in an officers' certificate delivered to the trustee; and

        (b)   at least 75% of the consideration therefor received by LQ Corporation or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided, however, that the principal amount of the following will be deemed to be cash for purposes of this clause (b):

          (1)   any liabilities of LQ Corporation or such Restricted Subsidiaries, as shown on LQ Corporation's or such Restricted Subsidiary's most recent balance sheet or in the related footnotes thereto (other than liabilities that by their terms rank junior in right of payment to the notes or any guarantee of the notes), that are assumed or satisfied; and

          (2)   any promissory notes or other obligations received by LQ Corporation or any such Restricted Subsidiary in connection with the Asset Sale that are converted by LQ Corporation or the Restricted Subsidiary into cash or Cash Equivalents within 90 days after the closing of the Asset Sale (to the extent of the cash or Cash Equivalents received).

Notwithstanding the foregoing, the restriction in clause (b) above will not apply with respect to mortgages, notes receivable or other securities received by LQ Corporation or any Restricted Subsidiary in connection with the Asset Sale to the extent those mortgages, notes receivable or other securities are Investments permitted to be made by LQ Corporation or the Restricted Subsidiary under the covenant described below entitled "Restricted Payments."

        Within 365 days after the receipt of Net Proceeds from an Asset Sale, LQ Corporation or the Restricted Subsidiaries may apply those Net Proceeds at their option:

        (a)   to permanently repay, and reduce related commitments under, any Credit Facility or the Existing Notes, which, in the case of repayments of Indebtedness under any Credit Facility, will effect a permanent reduction in the amount of Indebtedness that may be incurred under clause (b) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Certain Capital Stock;" or

        (b)   invest the Net Proceeds in property or assets, including Investments permitted under clause (e) of the definition of Permitted Investments, used in a Hospitality Related Business, provided that LQ Corporation or such Restricted Subsidiary will have complied with this clause (b) if, within 365 days after the Asset Sale, LQ Corporation or such Restricted Subsidiary, as applicable, shall have commenced and not completed or abandoned an investment in compliance with this clause (b) and shall have segregated the Net Proceeds from the general funds of LQ Corporation and its subsidiaries for that purpose and the investment is substantially completed within 365 days after the first anniversary of the Asset Sale.

        Any Net Proceeds from an Asset Sale that are not applied or invested as provided above will be deemed to constitute "excess proceeds." When the aggregate amount of excess proceeds exceeds $20.0 million, LQ Properties will make an offer to all holders of notes and other Indebtedness that ranks by its terms equally in right of payment with the notes and the terms of which contain substantially similar requirements with respect to the application of proceeds from sales of assets or in connection with securitizations as are contained in the indenture to purchase, on a proportional basis, the maximum principal amount of notes and other such Indebtedness, that is an integral multiple of $1,000, that may be purchased out of the excess proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the notes plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the indenture. To the extent that the aggregate amount of notes and other such Indebtedness tendered under such an offer to purchase is less than the excess proceeds, any remaining excess proceeds may be used for any purpose not otherwise prohibited by the indenture, including general corporate purposes. If the aggregate principal amount of notes surrendered by holders of those notes exceeds the amount of excess proceeds available for purchase of those notes, the trustee will select the notes to be purchased in the manner described under the caption "—Selection and Notice" below. When the offer to purchase is completed, the amount of excess proceeds will be reset at zero. Pending the final application of any Net Proceeds from an Asset Sale under this paragraph, LQ Corporation or any Restricted Subsidiary may temporarily reduce Indebtedness under Credit Facilities or otherwise invest the Net Proceeds in Cash Equivalents. The Credit Agreement generally prohibits the purchase of notes in the circumstances described above unless and until the time as the Indebtedness under the Credit Agreement is repaid in full.

        LQ Properties will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and other securities laws and regulations under the Exchange Act to the extent those laws and regulations are applicable in connection with any offer to purchase and the purchase of notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the above described provisions of the indenture, LQ Properties will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions of the indenture by virtue of compliance.

Selection and Notice

        If less than all of the notes are to be purchased in an Asset Sale offer or redeemed at any time, selection of notes for purchase or redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not so listed, on a pro rata basis, by lot or by any other method as the trustee deems fair and appropriate. However, no notes of a principal amount of $1,000 or less will be redeemed in part, and, if a partial redemption of notes is made with the proceeds of a public offering of common equity securities of LQ Corporation and/or LQ Properties, selection of the notes or portions of the notes for redemption will be made by the trustee only on a proportional basis or on as nearly a proportional basis as is practicable (except as required by the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

        A new note in principal amount equal to the unpurchased or unredeemed portion of any note purchased or redeemed in part will be issued in the name of the holder of the note upon cancellation of the original note. On and after the purchase or redemption date, interest ceases to accrue on notes or portions of the notes called for purchase or redemption as long as LQ Properties has deposited with the trustee funds in satisfaction of the applicable redemption price under the indenture.

Covenants

        The indenture contains, among others, the following covenants:

        Covenant Termination.    The covenants described below will be applicable to LQ Corporation and the Restricted Subsidiaries; provided, however, that if

        (a)   the new notes have received Investment Grade Ratings from both Rating Agencies (notwithstanding that the new notes may later cease to have an Investment Grade Rating from either or both of the Rating Agencies); and

        (b)   no default or event of default has occurred and is continuing under the indenture at the time the Investment Grade Ratings are received,

LQ Corporation and the Restricted Subsidiaries will be released from their obligations to comply with the restrictive covenants described under the following captions:

  (1)
  "—Restricted Payments;"

  (2)
  "—Incurrence of Indebtedness and Issuance of Certain Capital Stock;"

  (3)
  clause (b) of "—Sale and Leaseback Transactions;"

  (4)
  "—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;"

  (5)
  "—Transactions with Affiliates;"

  (6)
  "—Line of Business;"

  (7)
  "Repurchase at the Option of Holders—Asset Sales;" and

  (8)
  clause (d) of the first paragraph of "—Merger, Consolidation or Sale of Assets."

        Restricted Payments.    LQ Corporation will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

        (a)   declare or pay any dividend or make any distribution on account of Equity Interests of LQ Corporation or any Restricted Subsidiary, other than: (1) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of LQ Corporation and/or LQ Properties and (2) dividends or distributions by any Restricted Subsidiary, except that to the extent that a portion of that dividend or distribution is paid to a holder of Equity Interests of a Restricted Subsidiary other than LQ Corporation or another Restricted Subsidiary, the portion of that dividend or distribution is not greater than that holder's proportional interest in that class of Equity Interests in that Restricted Subsidiary;

        (b)   purchase, redeem or otherwise acquire or retire for value any Equity Interests of LQ Corporation or any Restricted Subsidiary or other Affiliate of LQ Corporation, other than any Equity Interests owned by LQ Corporation or any Restricted Subsidiary, and other than the redemption of Class B Common Stock at par and/or the exchange of all outstanding shares of Class B Common Stock into or for Equity Interests of LQ Corporation;

        (c)   purchase, redeem or otherwise acquire or retire for value any Indebtedness of LQ Corporation or any Restricted Subsidiary that is subordinated or junior in right of payment, by its terms, to the new notes or any guarantee of the new notes before the scheduled final maturity or sinking fund payment dates for payment of principal and interest in accordance with the original documentation for such subordinated or junior Indebtedness; or

        (d)   make any Investment

(all the payments and other actions described in clauses (a) through (d) above being collectively referred to as "Restricted Payments"), unless, at the time of the Restricted Payment:

          (1)   no default or event of default shall have occurred and be continuing or would occur as a consequence of the Restricted Payment;

          (2)   LQ Corporation would, at the time of the Restricted Payment and after giving pro forma effect thereto as if the Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness under the tests described in the first paragraph of the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Certain Capital Stock;" and

          (3)   the Restricted Payment, together with the aggregate of all other Restricted Payments made by LQ Corporation and the Restricted Subsidiaries after the 2003 Issue Date, excluding Restricted Payments permitted by clauses (b), (c), (d), (e), (g)(1) and (k) of the following paragraph, is less than the sum, without duplication, of

            (A)  95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately prior to the 2003 Issue Date to the end of the most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, plus

            (B)  100% of the aggregate net proceeds (including the fair market value of non-cash proceeds as determined in good faith by the board of directors of LQ Corporation) received by LQ Corporation and/or LQ Properties from the issue or sale, in either case, since the 2003

    Issue Date of either (a) Equity Interests of LQ Corporation and/or LQ Properties or (b) debt securities of LQ Corporation and/or LQ Properties that have been converted or exchanged into those Equity Interests (other than Equity Interests or convertible or exchangeable debt securities sold to LQ Corporation or any Restricted Subsidiary and other than Disqualified Stock or debt securities that have been converted or exchanged into Disqualified Stock), plus

            (C)  in case, after the 2003 Issue Date, any Unrestricted Subsidiary has been redesignated a Restricted Subsidiary under the terms of the indenture or has been merged, consolidated or amalgamated with or into, or transfers or conveys assets to, or is liquidated into LQ Corporation or a Restricted Subsidiary of LQ Corporation, the lesser of (a) the book value (determined in accordance with GAAP) at the date of the redesignation, combination or transfer of the aggregate Investments made by LQ Corporation and the Restricted Subsidiaries in the Unrestricted Subsidiary (or of the assets transferred or conveyed, as applicable), and (b) the fair market value of the Investment in the Unrestricted Subsidiary at the time of the redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), in each case as determined in good faith by the board of directors of LQ Corporation, whose determination will be conclusive and evidenced by a resolution of the board and, in each case, after deducting any Indebtedness incurred by the Unrestricted Subsidiary so designated or combined or with the assets so transferred or conveyed, plus

            (D)  100% of any dividends, distributions or interest actually received in cash by LQ Corporation or a Restricted Subsidiary after the 2003 Issue Date from (a) all Unrestricted Subsidiaries, (b) a Person that is not a subsidiary, or (c) a Person that is accounted for on the equity method.

        The foregoing provisions will not prohibit the following:

        (a)   the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the payment would have complied with the provisions of the indenture;

        (b)   the redemption, purchase, retirement or other acquisition of any Equity Interests of LQ Corporation or a Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a subsidiary of LQ Corporation) of other Equity Interests of LQ Corporation and/or LQ Properties (other than any Disqualified Stock); provided, however, that the amount of any proceeds that is utilized for the redemption, repurchase, retirement or other acquisition will be excluded from clause (3)(B) of the preceding paragraph;

        (c)   the defeasance, redemption, repayment or purchase of Indebtedness of LQ Corporation or any Restricted Subsidiary that is subordinate or junior in right of payment, by its terms, to the notes and any guarantee of the notes in a Permitted Refinancing;

        (d)   the defeasance, redemption, repayment or purchase of Indebtedness of LQ Corporation or any Restricted Subsidiary that is subordinate or junior in right of payment, by its terms, to the notes and any guarantee of the notes with the proceeds of a substantially concurrent sale (other than to a subsidiary of LQ Corporation) of Equity Interests (other than Disqualified Stock) of LQ Corporation and/or LQ Properties; provided, however, the amount of any proceeds that is utilized for the defeasance, redemption, repayment or purchase will be excluded from clause (3)(B) of the preceding paragraph;

        (e)   the purchase, redemption or other acquisition or retirement for value of any Equity Interests of LQ Corporation and/or LQ Properties to fulfill obligations under any management equity subscription agreement, stock option agreement or stock based award; provided, however, the aggregate price paid for all the purchased, redeemed, acquired or retired Equity Interests will not exceed $5.0 million in any 12-month period;

        (f)    payments or distributions to dissenting stockholders pursuant to applicable law pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the property or assets of LQ Corporation or LQ Properties;

        (g)   (1) the making of any Permitted Investment described in clauses (a), (b), (c), (d), (f), (g) and (h) of the definition of Permitted Investments and (2) the making of any Permitted Investment described in clause (e) of the definition of Permitted Investments;

        (h)   dividends or distributions paid or payable on Existing Preferred Stock and on Preferred Stock issued in connection with a permitted refinancing of Existing Preferred Stock or any such refinancing Preferred Stock;

        (i)    payments that would otherwise be Restricted Payments, in an aggregate amount not to exceed $50.0 million collectively; provided that at the time of, and after giving effect to, the proposed payment, LQ Corporation could have incurred at least $1.00 of additional Indebtedness under the first paragraph of the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Certain Capital Stock;"

        (j)    LQ Properties may declare and pay any dividend or make any distribution that is necessary to maintain its status as a REIT under the Internal Revenue Code of 1986, as amended, if the aggregate principal amount of all outstanding Indebtedness of LQ Corporation and the Restricted Subsidiaries is less than 80% of Adjusted Total Assets; and

        (k)   the purchase, redemption or other acquisition or retirement of Disqualified Stock or other Preferred Stock in connection with a Permitted Refinancing of such Disqualified Stock or a refinancing of other Preferred Stock;

provided, however, in the case of clauses (a), (b), (c), (d), (e), (f), (g)(2), (h), (i), (j) and (k) no default or event of default shall have occurred and be continuing or would occur as a consequence of such payments.

        In determining whether any Restricted Payment is permitted by the foregoing covenant, LQ Corporation may allocate or reallocate all or any portion of the Restricted Payment among clauses (a) through (k) of the preceding paragraph or among the clauses in the first paragraph of this covenant under clause (3), provided, however, that at the time of, and after giving effect to, the allocation or reallocation, all the Restricted Payments, or allocated portions of the Restricted Payments, must be permitted under one or more of the various provisions of the foregoing covenant.

        The amount of all Restricted Payments (other than cash) will be the fair market value (evidenced in the case of Restricted Payments in excess of $15.0 million by a resolution of the board of directors of LQ Corporation described in an officers' certificate delivered to the trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by LQ Corporation or the Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than (a) the end of any calendar quarter in which any Restricted Payment is made or (b) the making of a Restricted Payment which, when added to the sum of all previous Restricted Payments made in a calendar quarter, would cause the aggregate of all Restricted Payments made in the quarter to exceed $10.0 million, LQ Properties will deliver to the trustee an officers' certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the latest available consolidated financial statements of LQ Corporation.

        Designation of Restricted and Unrestricted Subsidiaries.    The board of directors of LQ Corporation may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if the designation would not cause a default or event of default. For purposes of making the determination as to whether the designation would cause a default or event of default, all outstanding Investments by LQ Corporation and the Restricted Subsidiaries (except to the extent repaid in cash) in the subsidiary so designated will be deemed to be Restricted Payments at the time of the designation and will reduce the amount available for Restricted Payments in an amount equal to the greatest of (a) the net book value of the Investments at the time of the designation, (b) the fair market value of the Investments at the time of the designation and (c) the original fair market value of the Investments at the time they were made. The designation will only be permitted if the Restricted Payment would be permitted at the time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Any designation of a Restricted Subsidiary to be an Unrestricted Subsidiary by LQ Corporation's board of directors will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of LQ Corporation's board of directors giving effect to the designation and an officers' certificate certifying that the designation complied with the foregoing conditions.

        Incurrence of Indebtedness and Issuance of Certain Capital Stock.    LQ Corporation will not, and will not permit any subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur" or an "incurrence" of) any Indebtedness (including Assumed Indebtedness), or issue, any shares of Disqualified Stock, and LQ Corporation will not permit any Restricted Subsidiary (other than LQ Properties) to issue any Preferred Stock; provided, however, LQ Properties or any Guarantor may incur Indebtedness (including Assumed Indebtedness) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio of LQ Corporation for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the additional Indebtedness is incurred or the Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of that four-quarter period.

        The foregoing provisions do not apply to:

        (a)   the incurrence by LQ Corporation's Unrestricted Subsidiaries of Non-Recourse Indebtedness; provided, however, that if any of such Indebtedness ceases to be Non-Recourse Indebtedness of an Unrestricted Subsidiary, that event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary;

        (b)   the incurrence by LQ Corporation or LQ Properties of Indebtedness under Credit Facilities in an aggregate principal amount not to exceed $275.0 million at any one time outstanding, minus any Net Proceeds that have been applied to permanently reduce the outstanding amount of Indebtedness under clause (a) of the third paragraph of the covenant described under the caption "—Repurchase at the Option of Holders—Asset Sales;"

        (c)   the incurrence by LQ Corporation and LQ Properties of Existing Indebtedness;

        (d)   the incurrence by LQ Properties or Guarantors of Indebtedness under Interest Rate and Currency Obligations that do not increase Indebtedness of LQ Corporation or the Guarantors, as the case may be, other than as a result of fluctuations in interest or foreign currency exchange rates;

        (e)   the incurrence or the issuance by LQ Properties or a Guarantor of Refinancing Indebtedness or Refinancing Disqualified Stock; provided, however, that the Refinancing Indebtedness or Refinancing Disqualified Stock must be a Permitted Refinancing;

        (f)    the incurrence by LQ Corporation or any Restricted Subsidiary of intercompany Indebtedness between or among LQ Corporation and/or any Restricted Subsidiary; provided, however, that (1) all intercompany Indebtedness incurred by LQ Properties or any Guarantor will be subordinated in right of payment to the payment in full of Obligations under the notes and the guarantees of the notes and (2) a subsequent issuance or transfer of Equity Interests that results in any of the Indebtedness being held by a Person other than a Restricted Subsidiary and any sale or other transfer of any of the Indebtedness to a Person that is not either LQ Corporation or a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of the Indebtedness by LQ Corporation or a Restricted Subsidiary, as the case may be;

        (g)   the incurrence of Indebtedness represented by the notes issued on the Issue Date and any guarantee of the notes;

        (h)   the incurrence by LQ Corporation or any Restricted Subsidiary, in the ordinary course of business and consistent with industry practice at the time, of surety, performance or appeal bonds or letters of credit in connection with obligations under workers' compensation laws, unemployment insurance laws or similar legislation or in connection with public or statutory obligations of LQ Corporation or any Restricted Subsidiary;

        (i)    the incurrence of Indebtedness by LQ Corporation or any Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of LQ Corporation or any Restricted Subsidiary pursuant to such agreements, in any case incurred in connection with the acquisition or disposition of any business, assets or Restricted Subsidiary (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the total consideration actually received or paid by LQ Corporation and any Restricted Subsidiary on a consolidated basis in connection with such disposition;

        (j)    the guarantee of Indebtedness of LQ Corporation or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; and

        (k)   the incurrence by LQ Corporation or any Restricted Subsidiary of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $50.0 million collectively; provided, however, that not more than $15.0 million of this amount may be incurred by non-guarantor Restricted Subsidiaries.

        For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in clauses (a) through (k) above as of the date of incurrence thereof or is entitled to be incurred pursuant to the first paragraph of this covenant as of the date of incurrence thereof, LQ Corporation shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Indebtedness in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (b) of the second paragraph of this covenant. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.

        Sale and Leaseback Transactions.    LQ Corporation will not, and will not permit any Restricted Subsidiary to, enter into any sale and leaseback transaction; provided, however, that LQ Properties or any Guarantor may enter into a sale and leaseback transaction if:

        (a)   the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, and in the case of sale and leaseback transactions involving $15.0 million or more, such valuation is determined in good faith by the board of directors of LQ Corporation and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction;

        (b)   LQ Properties or that Guarantor could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Certain Capital Stock;"

        (c)   LQ Properties or the Guarantor applies an amount equal to the Attributable Debt relating to such sale and leaseback transaction either:

          (1)   to permanently repay, and reduce related commitments under, first, any Credit Facility or the Existing Notes and, second, under any other senior Indebtedness including the notes; or

          (2)   to invest net proceeds in property or assets, including Investments permitted under clause (e) of the definition of Permitted Investments, used in a Hospitality Related Business, provided that LQ Corporation or such Restricted Subsidiary will have complied with this clause (2) if, within 365 days after the sale and leaseback transaction, LQ Corporation or such Guarantor, as applicable, shall have commenced and not completed or abandoned an investment in compliance with this clause (2) and shall have segregated the proceeds from the general funds of LQ Corporation and its subsidiaries for that purpose and the investment is substantially completed within 365 days after the first anniversary of the sale and leaseback transaction; and

        (d)   at the time of entering into such transaction, the property or other assets that are the subject of the sale and leaseback transaction could have been subjected to a Lien securing Indebtedness in a principal amount equal to the Attributable Debt with respect to such sale and leaseback transaction under clause (n) of the definition of "Permitted Liens."

        Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    LQ Corporation will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any contractual encumbrance or restriction on the ability of any Restricted Subsidiary to:

        (a)   (1) pay dividends or make any other distributions to LQ Corporation or any Restricted Subsidiary (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (2) pay any Indebtedness owed to LQ Corporation or any Restricted Subsidiary;

        (b)   make loans or advances or capital contributions to LQ Corporation or any Restricted Subsidiary; or

        (c)   sell, lease or transfer any of its properties or assets to LQ Corporation or any Restricted Subsidiary, except for those encumbrances or restrictions existing under or by reasons of:

          (1)   Existing Indebtedness or other instruments governing Equity Interests, in each case as in effect on the date of the indenture;

          (2)   any Credit Facility, except that the encumbrances or restrictions contained in that facility, as amended, modified, supplemented, restructured, renewed, restated, refunded, replaced or refinanced or extended from time to time on one or more occasions, must not be materially more restrictive, taken as a whole, than those contained in the Credit Agreement as in effect on the Issue Date;

          (3)   the indenture and the notes;

          (4)   applicable law;

          (5)   any instrument governing Indebtedness or Equity Interests of either (A) a Restricted Subsidiary formed to own, operate or develop a Hospitality Related Business in which LQ Corporation or any Restricted Subsidiary, directly or indirectly, owns less than 80% of the Capital Stock of such Restricted Subsidiary or (B) a Person LQ Corporation or any Restricted Subsidiary acquires or of any Person that becomes a Restricted Subsidiary as in effect at the time of the acquisition or the Person becoming a Restricted Subsidiary (except to the extent the Indebtedness was incurred in connection with or in contemplation of the acquisition or that Person becoming a Restricted Subsidiary), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, however, that the Consolidated Cash Flow of that Person to the extent of such restriction is not taken into account in determining whether the acquisition was permitted by the terms of the indenture;

          (6)   restrictions of the nature described in clause (c) above by reason of customary non-assignment provisions in leases, licenses and other contracts entered into in the ordinary course of business and consistent with past practice;

          (7)   purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired;

          (8)   Permitted Refinancings, except that the encumbrance or restrictions contained in the agreements governing the Permitted Refinancings must not be materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness or Disqualified Stock being refinanced;

          (9)   customary restrictions in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent the restrictions restrict the transfer of the property subject to such security agreements and mortgages; or

          (10) encumbrances and restrictions contained in agreements or instruments governing or relating to Preferred Stock incurred or issued in compliance with the covenant described under "—Incurrence of Indebtedness and Issuance of Certain Capital Stock" if such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained in the Credit Agreement as in effect on the Issue Date.

        Liens.    LQ Corporation will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, securing Indebtedness or Attributable Debt unless it has made or will make effective provision whereby the notes or the applicable guarantee will be secured by such Lien equally and ratably with (or, if such other Indebtedness constitutes subordinated Indebtedness, prior to) all other Indebtedness of LQ Corporation or any Restricted Subsidiary secured by such Lien for so long as such other Indebtedness is secured by such Lien.

        Merger, Consolidation or Sale of Assets.    Neither LQ Properties nor any Guarantor may consolidate or merge with or into (whether or not LQ Properties or such Guarantor, as the case may be, is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of LQ Properties or any Guarantor in one or more related transactions, to another Person unless:

        (a)   LQ Properties or such Guarantor, as the case may be, is the surviving Person, or the Person formed by or surviving the consolidation or merger (if other than LQ Properties or such Guarantor, as the case may be) or to which the sale, transfer or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

        (b)   the Person formed by or surviving any such consolidation or merger (if other than LQ Properties or such Guarantor, as the case may be) or the Person to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all of the obligations of LQ Properties or such Guarantor, as the case may be, pursuant to a supplemental indenture under the notes or the guarantee, as the case may be, and the indenture;

        (c)   immediately after the transaction no default or event of default exists; and

        (d)   except with respect to a consolidation or merger of LQ Properties or a Guarantor with or into a Guarantor, LQ Properties or such Guarantor, as the case may be, or any Person formed by or surviving any such consolidation or merger, or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made, will, at the time of the transaction and after giving pro forma effect thereto as if the transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness under the tests as set forth in the first paragraph of the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Certain Capital Stock."

Except as described with respect to Subsidiary Guarantors under the caption "—Additional Guarantees," upon any consolidation, merger, lease, conveyance or transfer in accordance with the foregoing, the successor Person formed by the consolidation or into which LQ Properties or such Guarantor, as the case may be, are merged or to which the lease, conveyance or transfer is made shall succeed to, and be substituted for LQ Properties or such Guarantor, as the case may be, and may exercise all of the rights and powers under the indenture with the same effect as if the successor had been named as LQ Properties or such Guarantor, as the case may be, therein and thereafter (except in the case of a lease) the predecessor Person will be relieved of all further obligations and covenants under the indenture and the notes or the guarantee, as the case may be.

        Transactions with Affiliates.    LQ Corporation will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

        (a)   the Affiliate Transaction is on terms that are no less favorable to LQ Corporation or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by LQ Corporation or the Restricted Subsidiary on an arm's length basis with an unrelated Person; and

        (b)   LQ Properties delivers to the trustee:

          (1)   with respect to any Affiliate Transaction involving aggregate payments in excess of $15.0 million, an officers' certificate certifying that the Affiliate Transaction complies with clause (a) above and the Affiliate Transaction is approved by a majority of the disinterested members of LQ Corporation's board of directors; and

          (2)   with respect to any Affiliate Transaction involving aggregate payments in excess of $20.0 million, an opinion as to the fairness to LQ Corporation or the Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing or a qualified appraiser selected by LQ Properties.

        The following will not be deemed Affiliate Transactions:

            (A)  any employment, deferred compensation, stock option, long term or stock based awards, noncompetition, consulting or similar agreement that LQ Corporation or any Restricted Subsidiary enters into in the ordinary course of business and consistent with the industry practice at the time of LQ Corporation or any Restricted Subsidiary;

            (B)  transactions between or among LQ Corporation and/or any Restricted Subsidiary;

            (C)  customary transactions in connection with a Qualified CMBS Transaction; and

            (D)  Restricted Payments permitted by the provisions described above under the covenant described under the caption "—Restricted Payments."

        Additional Guarantees.    Before any Restricted Subsidiary, other than LQ Properties, incurs any Indebtedness (including any guarantee of Indebtedness, but excluding any guarantee of Credit Facilities or Indebtedness incurred by a non-guarantor Restricted Subsidiary pursuant to clause (k) of the second paragraph of the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Certain Capital Stock") or issues any Disqualified Stock, for so long as such Indebtedness or Disqualified Stock is outstanding, it must execute and deliver to the trustee both (1) a supplemental indenture under which such Restricted Subsidiary will guarantee, on a senior basis, all of the Obligations with respect to the notes, and (2) an opinion of counsel to the effect that the supplemental indenture has been duly executed and delivered. LQ Corporation may, at any time and from time to time, cause a Restricted Subsidiary to guarantee the notes and be thereafter treated as a Subsidiary Guarantor.

        In the event of (1)(A) a sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor, which sale or other disposition is otherwise in compliance with the terms of the indenture, by way of merger, consolidation or otherwise, or (B) a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, in either case to a Person that is not (either before or after giving effect to such transactions) a Subsidiary or a parent of LQ Properties, or (2) a designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture, then the Subsidiary Guarantor (in the event of a sale or other disposition, by way of a merger, consolidation or otherwise, of all of the capital stock of the Subsidiary Guarantor or a designation as an Unrestricted Subsidiary) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of the Subsidiary Guarantor) will be automatically and unconditionally released and relieved of any obligations under its guarantee.

        Line of Business.    For so long as any notes are outstanding, LQ Corporation will not, and will not permit any Restricted Subsidiary to, engage in any business or activity other than a Hospitality Related Business.

        Payments for Consent.    Neither LQ Corporation nor any of its subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture, the notes or the guarantee unless the consideration is offered to be paid or agreed to be paid to all holders of the notes that consent, waive or agree to amend in the time frame described in the solicitation documents relating to the consent, waiver or agreement.

        Reports.    Whether or not required by the rules and regulations of the Securities and Exchange Commission, as long as any notes are outstanding, LQ Properties and LQ Corporation will furnish to the trustee (a) all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if LQ Corporation were required to file the forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by an independent registered public accounting firm and (b) all information that would be required to be filed with the Securities and Exchange Commission on Form 8-K if LQ Properties and LQ Corporation were required to file such reports. In addition, whether or not required by the rules and regulations of the Securities and Exchange Commission, LQ Corporation will submit a copy of all the information with the Securities and Exchange Commission for public availability (unless the Securities and Exchange Commission will not accept such a submission) and file the information with the trustee and make the information available to investors and securities analysts who request it in writing. In addition, for as long as the notes are outstanding, and LQ Corporation and/or LQ Properties are not required to file periodic reports under the Exchange Act, LQ Corporation will continue to provide to holders, upon request, the information required to be delivered by Rule 144A(d)(4).

Events of Default and Remedies

        Each of the following constitutes an event of default with respect to the notes:

        (a)   default for 30 days in the payment when due of interest or liquidated damages, if any, on the notes;

        (b)   default in payment when due of the principal of or premium, if any, on the new notes at maturity, upon redemption or otherwise, including the failure to make a payment to purchase notes tendered pursuant to a Change of Control offer or an Asset Sale offer;

        (c)   failure by LQ Corporation or any Restricted Subsidiary to comply with the covenant described under the caption "—Covenants—Merger, Consolidation or Sale of Assets;"

        (d)   failure by LQ Corporation or any Restricted Subsidiary for 30 days in the performance of any other covenant, warranty or agreement in the indenture or the notes after written notice shall have been given to LQ Properties by the trustee or to LQ Properties and the trustee by holders of at least 25% in principal amount of the notes then outstanding;

        (e)   for so long as any of the Existing Notes remain outstanding, a payment default resulting from the failure to pay at maturity any Indebtedness of LQ Corporation or any Restricted Subsidiary in an aggregate principal amount greater than $10.0 million;

        (f)    a default under any Indebtedness by LQ Corporation or any Restricted Subsidiary that results in acceleration of the maturity of such Indebtedness, or failure to pay any such Indebtedness at maturity, in an aggregate amount greater than $10.0 million;

        (g)   failure by LQ Corporation or any Restricted Subsidiary to pay final judgments rendered against them (other than judgment liens without recourse to any of LQ Corporation's or any Restricted Subsidiary's assets or property other than assets or property securing Non-Recourse Indebtedness) aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days, except for judgments as to which a reputable insurance company has accepted full liability;

        (h)   except as permitted by the indenture, any guarantee by a Subsidiary Guarantor that is a Significant Subsidiary with respect to the notes shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or LQ Corporation or any Subsidiary Guarantor that is a Significant Subsidiary (in both cases, including its successors and assigns), or any Person acting on behalf of such Guarantor (or its successors and assigns), shall deny or disaffirm its obligations or shall fail to comply with any obligations under its guarantee; and

        (i)    specific events of bankruptcy or insolvency with respect to LQ Corporation, or any Restricted Subsidiary that would constitute a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

        If any event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an event of default arising from specific events of bankruptcy or insolvency, with respect to (1) LQ Properties, (2) any of LQ Corporation's subsidiaries that would constitute a Significant Subsidiary, (3) any group of LQ Corporation's subsidiaries that, taken together, would constitute a Significant Subsidiary or (4) LQ Corporation, all outstanding notes will become due and payable immediately without further action or notice. Under specific circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any acceleration with respect to the notes and its consequences. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then-outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing default or event of default, except a default or event of default relating to the payment of principal or interest on the notes, if it determines that withholding notice is in their interest.

        No holder of a note may pursue a remedy under the indenture unless:

        (a)   the holder gives to the trustee written notice of a continuing event of default or the trustee receives the notice from LQ Properties or LQ Corporation;

        (b)   the holders of at least 25% in principal amount of the then-outstanding notes make a written request to the trustee to pursue a remedy;

        (c)   the holder of a note or holders of notes offer and, if requested, provide to the trustee indemnity satisfactory to the trustee against any loss, liability or expense;

        (d)   the trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

        (e)   during the 60-day period the holders of a majority in principal amount of the then-outstanding notes do not give the trustee a direction inconsistent with the request.

        However, this provision does not affect the right of a holder of a note to sue for enforcement of any overdue payment on the notes.

        Each of LQ Properties and LQ Corporation is required to deliver to the trustee annually a statement regarding compliance with the indenture. Each of LQ Properties and LQ Corporation is also required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying the default or event of default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        None of the directors, officers, employees, incorporators or stockholders, past, present or future, of LQ Properties, any successor Person or any Guarantor, as such, shall have any liability for any of obligations under the new notes, any guarantee of the new notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of new notes by accepting a new note waives and releases all those liabilities. The waiver and release are part of the consideration for issuance of the new notes. The waiver and release may not be effective to waive or release liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver or release is against public policy.

Legal Defeasance and Covenant Defeasance

        LQ Properties may, at its option and at any time, elect to have all of its obligations and the obligations of any Guarantor discharged with respect to the outstanding notes ("legal defeasance"), except for:

        (a)   the rights of holders of outstanding notes to receive, solely from the trust funds described below, payments in respect of the principal of, premium, if any, and interest on the notes when the payments are due;

        (b)   LQ Properties' obligations and those of the Guarantors with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

        (c)   the rights, powers, trusts, duties and immunities of the trustee, and LQ Properties' obligations and those of the Guarantors in connection with the trustee; and

        (d)   the legal defeasance provisions of the indenture.

        In addition, LQ Properties may, at its option and at any time, elect to have its obligations and those of any Guarantor released with respect to specific covenants that are described in the indenture ("covenant defeasance"). After this release, any omission to comply with those obligations would not constitute a default or event of default with respect to the notes. In the event covenant defeasance occurs, some events, but not non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described above under "—Events of Default and Remedies" would no longer constitute an event of default with respect to the notes.

        In order to exercise either legal defeasance or covenant defeasance,

        (a)   LQ Properties must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts that will be sufficient, in the opinion of a nationally recognized independent registered public accounting firm, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, of such principal or installment of principal of, premium, if any, or interest on the outstanding notes;

        (b)   in the case of legal defeasance, LQ Properties shall have delivered to the trustee an opinion of counsel (which counsel may be an employee of LQ Corporation or one of its subsidiaries) reasonably acceptable to the trustee confirming that (1) LQ Properties has received from, or there has been published by, the Internal Revenue Service a ruling or (2) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon the opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred;

        (c)   in the case of covenant defeasance, LQ Properties shall have delivered to the trustee an opinion of counsel (which counsel may be an employee of LQ Corporation or one of its subsidiaries) reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

        (d)   no default or event of default shall have occurred and be continuing with respect to the notes on the date of the deposit, other than a default or event of default resulting from the borrowing of funds applied to the deposit, or insofar as events of default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit (or greater period of time in which any such deposit of trust funds may remain subject to bankruptcy or insolvency laws insofar as those apply to the deposit by LQ Properties);

        (e)   such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument, other than the indenture, to which LQ Corporation or any Restricted Subsidiary is a party or by which LQ Corporation or any Restricted Subsidiary is bound;

        (f)    LQ Properties shall have delivered to the trustee an opinion of counsel to the effect that, as of the date of the opinion, (1) the trust funds will not be subject to any rights of holders of Indebtedness other than the notes and (2) assuming no intervening bankruptcy of LQ Properties or LQ Corporation between the date of deposit and the 123rd day following the deposit and assuming no holder of notes is an insider of LQ Corporation or LQ Properties under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable United States or state law;

        (g)   LQ Properties shall have delivered to the trustee an officers' certificate stating that the deposit was not made by it with the intent of preferring the holders of the notes over its other creditors with the intent of defeating, hindering, delaying or defrauding its creditors or others; and

        (h)   LQ Properties shall have delivered to the trustee an officers' certificate and an opinion of counsel (which counsel may be an employee of LQ Corporation or one of its subsidiaries), each stating that all conditions precedent provided for relating to such legal defeasance or such covenant defeasance have been satisfied.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect, except as to surviving rights of registration of transfer or exchange of notes as to all outstanding notes when either:

        (a)   all the notes previously authenticated and delivered, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has previously been deposited in trust or segregated and held in trust by LQ Properties and later repaid to LQ Properties or discharged from the trust, have been delivered to the trustee for cancellation; or

        (b)   (1) all the notes not previously delivered to the trustee for cancellation have become due and payable by their terms or shall have been called for redemption and LQ Properties has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust for such purpose an amount of money sufficient to pay and discharge the entire indebtedness on the notes not previously delivered to the trustee for cancellation or redemption, for the principal amount, premium and liquidated damages, if any, and accrued interest to the date of the deposit; (2) LQ Properties has paid all other sums payable by LQ Properties with respect to the notes under the indenture; and (3) LQ Properties has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

        In addition, LQ Properties must deliver an officers' certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge of the indenture with respect to the notes have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs of this subsection, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the then outstanding notes, including consents obtained in connection with a tender offer or exchange offer for notes. In addition, any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then-outstanding notes, including consent obtained in connection with a tender offer or exchange offer for notes.

        Without the consent of each holder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder of notes:

        (a)   reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

        (b)   reduce the principal of or change the stated maturity of any note or alter the provisions with respect to the redemption of the notes;

        (c)   reduce the rate of or change the time for payment of interest on any note;

        (d)   waive a default or event of default in the payment of principal of or premium, if any, interest or liquidated damages, if any, on any notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from the acceleration;

        (e)   make any note payable in money other than that stated in the notes;

        (f)    make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or premium, if any, interest or liquidated damages, if any, on the notes;

        (g)   waive a redemption payment with respect to any note;

        (h)   amend or modify any provision of the indenture or the related definitions affecting the ranking of the notes or any guarantee of the notes in a manner which adversely affects the holders in any material respect;

        (i)    voluntarily release a Guarantor of the notes except as otherwise provided in the indenture;

        (j)    make any change to the covenants described above under the caption "—Repurchase at the Option of Holders;" or

        (k)   make any change in the above amendment and waiver provisions.

        Notwithstanding the foregoing, without the consent of any holder of notes, LQ Properties and the trustee may amend or supplement the indenture or the notes (a) to cure any ambiguity, defect or inconsistency, (b) to provide for uncertificated notes in addition to or in place of certificated notes, (c) to provide for the assumption of LQ Properties' or any Guarantor's obligations to holders of the notes in the case of a merger, consolidation or sale of assets, (d) to release a Guarantor as provided in the indenture, (e) to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the indenture of any such holder, or (f) to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939.

Concerning the Trustee

        The indenture contains limitations on the rights of the trustee, should it become a creditor of LQ Properties, to obtain payment of claims in specific cases or to realize on specific property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate the conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign. The holders of a majority in principal amount of the then-outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, with some exceptions. If an event of default occurs, and is not cured, the trustee will be required, in the exercise of its powers, to use the degree of care and skill as a prudent Person would use in the conduct of that Person's own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who received this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to La Quinta Properties, Inc., 909 Hidden Ridge, Suite 600, Irving, Texas 75038, Attention: Corporate Secretary.

Definitions

        Provided below are selected defined terms as used in the indenture. Please refer to the indenture for a full description of all these terms, as well as any other capitalized terms used in this description of the notes for which no definition is provided.

        "Adjusted Total Assets" means the sum of (a) Consolidated Net Tangible Assets, (b) Consolidated Current Liabilities and (c) accumulated depreciation and amortization to the extent included in calculating Consolidated Net Tangible Assets.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with the specified Person. For purposes of this definition, "control," including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Person, whether through the ownership of voting securities, by agreement or otherwise. No Person (other than LQ Corporation or any Restricted Subsidiary) in whom an Unrestricted Subsidiary makes an Investment in connection with a Qualified CMBS Transaction will be deemed to be an Affiliate of LQ Corporation or any Restricted Subsidiary solely by reason of such Investment.

        "Asset Sale" means:

        (a)   the sale, lease (other than operating leases in respect of facilities which are ancillary to the operation of Hospitality Related Business properties or assets of LQ Corporation or any Restricted Subsidiary), conveyance, transfer or other disposition of any property or assets of LQ Corporation or any Restricted Subsidiary, including by way of a sale and leaseback transaction or a Qualified CMBS Transaction;

        (b)   the issuance or sale of Equity Interests of any Restricted Subsidiary, other than common equity interests (including Class B Common Stock) of LQ Properties; or

        (c)   any Event of Loss.

Notwithstanding the foregoing provisions, the following will not constitute an Asset Sale:

          (1)   the sale, lease, conveyance or other disposition of personal property in the ordinary course of business;

          (2)   the sale, lease, conveyance or other disposal of damaged, worn out or other obsolete property in the ordinary course of business as long as the property is no longer necessary for the proper conduct of the business of LQ Corporation or such Restricted Subsidiary, as applicable;

          (3)   (A) the sale, lease, conveyance, transfer or other disposition of assets by LQ Corporation to any Restricted Subsidiary or by any Restricted Subsidiary to LQ Corporation or to another Restricted Subsidiary and (B) the issuance or sale of Equity Interests of any Restricted Subsidiary to LQ Corporation or any other Restricted Subsidiary;

          (4)   the exchange of one or more lodging facilities and/or other real estate assets or Equity Interests in a Subsidiary, substantially all of the assets of which consist of lodging facilities and other real estate assets held by LQ Corporation or any Restricted Subsidiary for one or more lodging facilities and/or other real estate assets of any Person or Equity Interests in a Person, substantially all of the assets of which consist of lodging facilities and other real estate assets if such Person thereupon becomes a Restricted Subsidiary; provided, however, if any other assets are received by LQ Corporation or the Restricted Subsidiary in that exchange, the other consideration must be in cash or Cash Equivalents and the cash or Cash Equivalent consideration shall be deemed to be cash proceeds of an Asset Sale for the purposes of calculating "Net Proceeds" and applying Net Proceeds, if any, as described under the caption "—Repurchase at the Option of

  Holders—Asset Sales;" provided further, however, that LQ Corporation's board of directors must have determined that the terms of any exchange or acquisition involving consideration in excess of $15.0 million are fair and reasonable and, in the case of exchanges involving consideration in excess of $25.0 million, that the fair market value of the assets received by LQ Corporation or the Restricted Subsidiary, as described in an opinion of an independent qualified appraiser, are equal to or greater than the fair market value of the assets exchanged, sold or issued by LQ Corporation or such Restricted Subsidiary;

          (5)   any Restricted Payment, permitted under the covenant described under the caption "—Covenants—Restricted Payments" above;

          (6)   the sale, lease, conveyance or other disposition of all or substantially all of the assets of LQ Corporation or LQ Properties in compliance with the provisions of the indenture described above under the captions "—Repurchase at the Option of Holders—Change of Control" and "—Covenants—Merger, Consolidation or Sale of Assets;"

          (7)   the sale, lease, conveyance or other disposition of any property or assets recorded on the balance sheet of LQ Corporation as being held for sale, and any assets related to the healthcare business reflected in such balance sheet, as of December 31, 2002; and

          (8)   any transaction or series of related transactions that would otherwise be an Asset Sale where the fair market value of the assets, sold, leased, conveyed or otherwise disposed of was less than $10.0 million or an Event of Loss or related series of Events of Loss under which the aggregate value of property or assets involved in such Event of Loss or Events of Loss is less than $10.0 million.

        "Assumed Indebtedness" means, with respect to any specified Person:

        (a)   Indebtedness of any other Person existing at the time the other Person merged with or into or became a subsidiary of the specified Person; and

        (b)   Indebtedness encumbering any asset acquired by the specified Person, in each case excluding Indebtedness incurred in connection with, or in contemplation of that other Person merging with or into or becoming a subsidiary of, the specified Person.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Capital Lease Obligation" means, at the time any determination of the obligation is to be made, the amount of the liability in respect of a capital lease that would at the time be so required to be capitalized on the balance sheet in accordance with GAAP.

        "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, with respect to limited liability companies, partnerships, partnership interests, whether general or limited, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership or limited liability company.

        "Cash Equivalents" means:

        (a)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the U.S. government having maturities of not more than six months from the date of acquisition;

        (b)   (1) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, (2) bankers acceptances with maturities not exceeding six months from the date of acquisition and (3) overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million;

        (c)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause (b) above;

        (d)   commercial paper or commercial paper master notes having a rating of at least P-1 or the equivalent of that rating by Moody's Investors Service, Inc. or at least A-1 or the equivalent of that rating by Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition; and

        (e)   money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (d) of this definition.

        "Change of Control" means the occurrence of any of the following:

        (a)   the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of LQ Corporation or LQ Properties to any other "person" or "group," as that term is used in Section 13(d)(3) of the Exchange Act;

        (b)   the adoption of a plan relating to the liquidation or dissolution of LQ Corporation or LQ Properties;

        (c)   the acquisition by any Person or group, as that term is used in Section 13(d)(3) of the Exchange Act, of a direct or indirect interest in more than 50% of the voting power of the voting stock of LQ Corporation or LQ Properties by way of purchase, merger or consolidation or otherwise, other than a creation of a holding company that does not involve a change in the beneficial ownership of LQ Corporation or LQ Properties as a result of the transaction;

        (d)   the merger or consolidation with or into another Person or merger of another Person into LQ Corporation or LQ Properties with the effect that immediately after that transaction the existing stockholders immediately before the transaction hold, directly or indirectly, less than 50% of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the Person surviving the merger or consolidation; or

        (e)   the first day on which a majority of the members of LQ Corporation's board of directors are not Continuing Directors.

        "Class B Common Stock" means the Class B common stock, par value $0.01 per share, of LQ Properties having such rights and privileges as constituted on the Issue Date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Comparable Treasury Price" means, with respect to any redemption date:

        (a)   the average of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the most recently published statistical release designated "H.15(519)" (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," or

        (b)   if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

        "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of that Person for the period plus:

        (a)   an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent the losses were deducted in computing Consolidated Net Income; plus

        (b)   provisions for taxes based on the income or profits of the Person for the period, to the extent the provision for taxes was included in computing Consolidated Net Income; plus

        (c)   Consolidated Interest Expense of the Person for the period to the extent the expense was deducted in computing Consolidated Net Income; plus

        (d)   Consolidated Depreciation and Amortization Expense of the Person for the period, to the extent deducted in computing Consolidated Net Income; plus

        (e)   non-cash items decreasing the Consolidated Net Income for the period, including any expense related to stock option grants and similar compensation and adjustments required by Financial Accounting Standard 133; plus

        (f)    losses on early extinguishment of debt; minus

        (g)   non-cash items increasing the Consolidated Net Income for the period;

in each case, on a consolidated basis for the Person and its Restricted Subsidiaries, and determined in accordance with GAAP.

Notwithstanding the foregoing, the provision for taxes on the income or profits of, the depreciation and amortization of and the interest expense of, a Restricted Subsidiary other than LQ Properties of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow (a) only to the extent, and in the same proportion, that the Net Income of the Restricted Subsidiary was included in calculating the Consolidated Net Income of that Person and (b) only if a corresponding amount would be permitted at the date of determination to be dividended to that Person by the Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction under the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders. Any calculation of the Consolidated Cash Flow of an individual hotel property shall be calculated in a manner consistent with the foregoing.

        "Consolidated Current Liabilities" as of the date of determination means the aggregate amount of liabilities of LQ Corporation and the Restricted Subsidiaries, determined on a consolidated basis, which may properly be classified as current liabilities, including taxes payable as accrued, on a consolidated basis, after eliminating:

        (a)   all intercompany items between LQ Corporation and any Restricted Subsidiary; and

        (b)   all current maturities of long-term Indebtedness,

all as determined in accordance with GAAP consistently applied.

"Consolidated Depreciation and Amortization Expense" means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including amortization of goodwill, restricted stock compensation and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period, and the total amount of non-cash charges, other than non-cash charges that represent an accrual or reserve for cash charges in future periods or which involved a cash expenditure in a prior period, of such Person and its Restricted Subsidiaries for the period on a consolidated basis as determined in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (a) interest expense, whether paid or accrued, to the extent the expense was deducted in computing Consolidated Net Income, including amortization of original issue discount, non-cash interest payments, the interest component of Capital Lease Obligations, imputed interest with respect to Attributable Debt and net payments (if any) pursuant to Interest Rate and Currency Obligations, but excluding amortization of deferred financing fees, less interest earned on cash or Cash Equivalents, (b) commissions, discounts and other fees and charges paid or accrued with respect to letters of credit and bankers acceptance financing and (c) interest for which such Person or its Restricted Subsidiary is liable, whether or not actually paid, pursuant to Indebtedness or under a guarantee of Indebtedness of any other Person, in each case, calculated for such Person and its Restricted Subsidiaries for the period on a consolidated basis as determined in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for the period, on a consolidated basis, determined in accordance with GAAP (it being understood that the net income of Restricted Subsidiaries other than LQ Properties shall be consolidated with that of a Person only to the extent of the proportionate interest of such Person in such Restricted Subsidiaries), except that the following shall be excluded:

        (a)   the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be excluded, whether or not distributed to LQ Corporation or a Restricted Subsidiary, except that Net Income of any Person that is a Permitted Venture and that is accounted for by the equity method of accounting shall be included to the extent such Net Income is actually distributed to LQ Corporation or a Restricted Subsidiary;

        (b)   the Net Income of any Person that is a Restricted Subsidiary and that is restricted from declaring or paying dividends or other distributions, directly or indirectly, by operation of the terms of its charter, any applicable agreement, instrument, judgment, decree, order, statute, rule or governmental regulation or otherwise shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Restricted Subsidiary; and

        (c)   the cumulative effect of changes in accounting principles shall be excluded.

        "Consolidated Net Tangible Assets" as of any date of determination, means the total amount of assets, less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other similar items properly deducted in determining net assets, which would appear on a consolidated balance sheet of LQ Corporation and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

        (a)   minority interests in consolidated subsidiaries (other than LQ Properties) held by Persons other than LQ Corporation or any Restricted Subsidiary;

        (b)   excess of cost over fair value of assets of businesses acquired, as determined in good faith by LQ Corporation's board of directors;

        (c)   any revaluation or other write-up in book value of assets after the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied;

        (d)   unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

        (e)   treasury stock; and

        (f)    cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent the obligation is not reflected in Consolidated Current Liabilities.

        "Continuing Director" means, as of any date of determination, any member of LQ Corporation's board of directors who:

        (a)   was a member of LQ Corporation's board of directors on the date of the indenture; or

        (b)   was nominated for election or elected to LQ Corporation's board of directors with the affirmative vote of at least a majority of the Continuing Directors who were members of LQ Corporation's board of directors at the time of the nomination or election.

        "Credit Agreement" means the Amended and Restated Credit Agreement, dated as of November 12, 2003, as subsequently amended to the Issue Date, entered into by and among LQ Corporation, LQ Properties and the agents and lenders party thereto, and any other senior debt facilities or commercial paper facilities with banks or other lenders or investors providing for borrowings, receivables financings (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case as amended, modified, supplemented, restructured, renewed, restated, or extended, from time to time on one or more occasions.

        "Credit Facilities" means one or more debt facilities or agreements (including, without limitation, the Credit Agreement and related Interest Rate and Currency Obligations) or commercial paper facilities, in each case with banks or other lenders or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, restated or refinanced (including any agreement to extend the maturity thereof and adding additional lenders, borrowers or guarantors) in whole or in part from time to time under the same or any other agent, lender or group of lenders and including increasing the amount of available borrowings thereunder; provided, however, that such increase is permitted by the covenant described under the caption "Incurrence of Indebtedness and Issuance of Certain Capital Stock."

        "default" means with respect to the notes any event that is or with the passage of time or the giving of notice or both would be an event of default with respect to the notes.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 123 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require LQ Properties to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that LQ Properties may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Covenants—Restricted Payments."

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for Capital Stock.

        "Event of Loss" means, with respect to any property or asset (tangible or intangible, real or personal), any of the following: (a) any loss, destruction or damage of the property or asset or (b) any actual condemnation, seizure or taking by the power of eminent domain or otherwise of the property or asset, or confiscation of the property or asset or the requisition of the use of the property or asset.

        "Existing Indebtedness" means the Indebtedness of LQ Corporation and LQ Properties in existence on the Issue Date after giving effect to the use of proceeds of the offering of the notes on the Issue Date and excluding, for this purpose, amounts outstanding under the Credit Agreement and other Indebtedness outstanding pursuant to clause (b) of the second paragraph under "Covenants—Incurrence of Indebtedness and Issuance of Certain Capital Stock" as in effect on the date of the indenture.

        "Existing Notes" means the 8.875% Senior Notes due March 2011, 7.82% Notes due September 2026, 7.114% Notes, 7.60% Medium Term Notes due September 2005, 7.62% Medium Term Notes due September 2005, 7.62% Medium Term Notes due September 2005, 7.63% Medium Term Notes due September 2005, 7.40% Senior Notes due September 2005, 7.30% Medium Term Notes due November 2006, 7.27% Medium Term Notes due February 2007, 7.00% Notes due August 2007, 7.33% Medium Term Notes due April 2008, 8.625% Medium Term Notes due August 2015, and 8.25% Medium Term Notes due September 2015.

        "Existing Preferred Stock" means Preferred Stock of LQ Properties issued and outstanding on the date of the indenture.

        "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of that Person for the period to the Fixed Charges of such Person for the period. If LQ Corporation or any Restricted Subsidiary incurs, assumes, guarantees, redeems or repays any Indebtedness, other than revolving credit borrowings that provide working capital in the ordinary course of business, or issues or redeems Preferred Stock after the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or before the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness, or the issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

        (a)   acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (calculated in accordance with Regulation S-X) as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income;

        (b)   the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

        (c)   the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

        "Fixed Charges" means, with respect to any Person for any period, the sum of:

        (a)   Consolidated Interest Expense of that Person and its Restricted Subsidiaries for the period to the extent the expense was deducted in computing Consolidated Net Income; and

        (b)   the product of:

          (1)   all cash dividend or distribution payments on any series of Preferred Stock of that Person or its Restricted Subsidiaries, other than (1) Preferred Stock owned by that Person or its Restricted Subsidiaries and (2) the Existing Preferred Stock and any Preferred Stock issued in connection with a Permitted Refinancing of Existing Preferred Stock; multiplied by

          (2)   a fraction, the numerator of which is one and the denominator of which is one minus the then-current combined federal, state and local statutory tax rate of that Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; provided, however, if the cash dividend or distribution on the Preferred Stock is deductible for federal tax purposes, then the fraction shall be equal to one.

        "Franchise Arrangement" means contracts, agreements and other arrangements between LQ Corporation or any Restricted Subsidiary and Franchisees pursuant to which LQ Corporation or such Restricted Subsidiary has the right to receive royalty, service, marketing, reservation, management or other fees, income and compensation in the ordinary course of business of LQ Corporation or such Restricted Subsidiary.

        "Franchisees" means Persons that are owners or operators of hotels, motels, inns, lodges, lodging facilities, conference centers, resorts and similar businesses under Franchise Arrangements with LQ Corporation or a Restricted Subsidiary.

        "Funds From Operations" for any period means the Consolidated Net Income of LQ Corporation for such period excluding gains or losses from debt restructurings and sales of depreciable operating property, plus depreciation on real estate assets and amortization related to real estate assets and other non-cash charges related to real estate assets after adjustments for unconsolidated partnerships and joint ventures, plus minority interests, if applicable (it being understood that the accounts of Restricted Subsidiaries other than LQ Properties shall be consolidated only to the extent of LQ Corporation's proportionate interest therein).

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in other statements by another entity as have been approved by a significant segment of the accounting profession, as in effect from time to time; provided, however, that any change in GAAP that would cause LQ Corporation or a Restricted Subsidiary to record an existing item as a liability upon that entity's balance sheet, which item was not previously required by GAAP to be so recorded, shall not constitute an incurrence of Indebtedness for purposes of the indenture.

        "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business) or otherwise incurring, assuming or becoming liable for the payment of any principal, premium or interest, direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligation of another Person (including agreements to keep-well and to purchase assets, goods, securities or services).

        "Hospitality Related Business" means any business in which LQ Corporation or any Restricted Subsidiary is engaged on the Issue Date and the lodging business and other businesses necessary for, incident to, connected with, related to or arising out of the lodging business, including developing, owning, operating, managing and franchising lodging facilities, restaurants and other food-service facilities, convention or meeting facilities or other related activities and any additions or improvements thereon.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

        (a)   in respect of borrowed money;

        (b)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

        (c)   in respect of banker's acceptances;

        (d)   representing Capital Lease Obligations;

        (e)   representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

        (f)    representing any Interest Rate and Currency Obligations,

if and to the extent any of the preceding items (other than letters of credit and Interest Rate and Currency Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person; provided, however, that a Person will not be deemed to have incurred any Indebtedness (or be liable with respect to such Indebtedness) by virtue of Standard Securitization Undertakings.

        "Independent Investment Banker" means a Reference Treasury Dealer appointed by LQ Properties with the consent of the trustee.

        "Interest Rate and Currency Obligations" means, with respect to any Person, the obligations of that Person under (a) fixed rate to floating rate or floating rate to fixed rate interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect that Person against fluctuations in interest rates or currency exchange rates.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding advances on commissions and travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, but excluding additions to or capital expenditures made with respect to property, plant and equipment. If LQ Corporation or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, LQ Corporation or such selling Restricted Subsidiary will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Covenants—Restricted Payments." The acquisition by LQ Corporation or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by LQ Corporation or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Covenants—Restricted Payments."

        "Issue Date" means August 19, 2004.

        "Lien" means, with respect to any asset, or income or profits therefrom, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of the asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature of a conditional sale or title retention agreement, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Income" means, with respect to any Person, the net income (loss) of that Person, determined as provided by GAAP and before any reduction in respect of Preferred Stock dividends as reflected in minority interest or otherwise paid by LQ Corporation or any Restricted Subsidiary, but excluding, any gain (but not loss), together with any related provision for taxes on the gain (but not loss) realized in connection with any Asset Sale, and also excluding any extraordinary gain (but not loss), together with any related provision for taxes on the extraordinary gain (but not loss).

        "Net Proceeds" means the aggregate cash proceeds received by LQ Corporation or any Restricted Subsidiary in respect of any Asset Sale, net of the direct costs relating to the Asset Sale, including, without limitation, legal, accounting and investment banking fees and sales commissions; any relocation expenses incurred as a result of the sale; taxes paid or payable as a result of the sale, after taking into account any available tax credits or deductions and any tax sharing arrangements; amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets the subject of the Asset Sale and any reserve for adjustment in respect of the sale price of the asset or assets.

        "Non-Recourse Indebtedness" means Indebtedness (a) as to which none of LQ Corporation or any Restricted Subsidiary (1) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute Indebtedness, other than pursuant to Standard Securitization Undertakings, (2) is directly or indirectly liable pursuant to a guarantee or otherwise, other than pursuant to Standard Securitization Undertakings, or (3) constitutes the lender, (b) no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit (upon notice, lapse of time or both) any holder of any Indebtedness of LQ Corporation or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or become payable before its stated maturity and (c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of LQ Corporation or any Restricted Subsidiary, other than pursuant to Standard Securitization Undertakings.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Investments" means:

        (a)   Investments in LQ Corporation;

        (b)   Investments in any Restricted Subsidiary;

        (c)   Investments in Cash Equivalents;

        (d)   Investments by LQ Corporation or any Restricted Subsidiary in a Person, if as a result of such Investment (1) the Person becomes a Restricted Subsidiary, or (2) the Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, LQ Corporation or any Restricted Subsidiary;

        (e)   Investments in Permitted Ventures so long as the aggregate amount of Investments outstanding at any time pursuant to this clause (e) does not exceed the greater of (1) $50.0 million or (2) 7.5% of Consolidated Net Tangible Assets;

        (f)    Investments to acquire Trust Certificates;

        (g)   Investments made in connection with executing and administering LQ Corporation's supplemental retirement plan as in effect on the Issue Date; and

        (h)   an Investment by LQ Corporation or any Restricted Subsidiary acquired as a result of a transfer of assets to an Unrestricted Subsidiary in connection with a Qualified CMBS Transaction.

        "Permitted Liens" means:

        (a)   Liens to secure Indebtedness permitted to be incurred under clause (b) of the second paragraph of the covenant described under the caption "Covenants—Incurrence of Indebtedness and Issuance of Certain Capital Stock" and Liens to secure guarantees of such Indebtedness;

        (b)   Liens for taxes, assessments or governmental charges or levies on the property of LQ Corporation or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceeding; provided, however, that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

        (c)   Liens imposed by law or ordinary course of business contracts, such as carriers', warehousemen's, landlords' and mechanics' Liens and other similar Liens, on the property of LQ Corporation or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate actions;

        (d)   Liens on the property of LQ Corporation or any Restricted Subsidiary incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate impair in any material respect the use of property in the operation of the business of LQ Corporation and the Restricted Subsidiaries taken as a whole;

        (e)   Liens on property at the time LQ Corporation or any Restricted Subsidiary acquired such property, including any acquisition by means of a merger or consolidation with or into LQ Corporation or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other property of LQ Corporation or any Restricted Subsidiary; provided further, however, that such Liens shall not have been incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such property was acquired by LQ Corporation or any Restricted Subsidiary;

        (f)    Liens on the property or Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other property of LQ Corporation or any other Restricted Subsidiary that is not a direct subsidiary of such Person;

provided further, however, that any such Lien was not incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

        (g)   pledges or deposits by, or letters of credit posted in lieu thereof, LQ Corporation or any Restricted Subsidiary under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which LQ Corporation or any Restricted Subsidiary is party, or deposits, or letters of credit posted in lieu thereof, to secure public or statutory obligations of LQ Corporation or any Restricted Subsidiary, or deposits for the payment of rent, in each case incurred in the ordinary course of business;

        (h)   utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character;

        (i)    Liens existing on the Issue Date not otherwise described in clauses (a) through (h) above;

        (j)    Liens incurred to secure Indebtedness of an Unrestricted Subsidiary, which Indebtedness is permitted to be incurred under the indenture;

        (k)   Liens on the property of LQ Corporation or any Restricted Subsidiary to secure any Permitted Refinancing, in whole or in part, of any Indebtedness secured by Liens referred to in clause (e), (f) or (i) above; provided, however, that any such Lien shall be limited to all or part of the same property that secured such Indebtedness being refinanced, and the aggregate principal amount of Indebtedness that is secured by such Lien shall not be increased to an amount greater than the sum of:

          (1)   the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness secured by Liens described under clause (e), (f) or (i) above, as the case may be, at the time the original Lien became a Permitted Lien under the indenture, and

          (2)   an amount necessary to pay any accrued but unpaid interest and any fees and expenses, including premiums and defeasance costs, incurred by LQ Corporation or such Restricted Subsidiary in connection with such Permitted Refinancing;

        (l)    Liens incurred in connection with Qualified CMBS Transactions;

        (m)  Liens to secure Interest Rate and Currency Obligations; and

        (n)   Liens not otherwise permitted by clauses (a) through (m) above encumbering property having an aggregate fair market value not in excess of 15% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of LQ Corporation as of the end of the most recent fiscal quarter ending at least 45 days prior to the date any such Lien shall be incurred.

        "Permitted Refinancing" means Refinancing Indebtedness or Refinancing Disqualified Stock, as the case may be, to the extent:

        (a)   the principal amount of Refinancing Indebtedness or the liquidation preference amount of Refinancing Disqualified Stock, as the case may be, does not exceed the principal amount of Indebtedness or the liquidation preference amount of Disqualified Stock, as the case may be, so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of accrued but unpaid interest and all premiums and reasonable expenses incurred in connection with the refinancing;

        (b)   in the case of Refinancing Indebtedness other than with respect to the 7.114% Notes or Trust Certificates, the Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

        (c)   in the case of Refinancing Disqualified Stock, the Disqualified Stock has a Weighted Average Life to Mandatory Redemption equal to or greater than the Weighted Average Life to Mandatory

Redemption of the Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded;

        (d)   if the Indebtedness or the Disqualified Stock, as the case may be, being extended, refinanced, renewed, replaced, defeased or refunded is subordinated or junior in right of payment, by its terms, to the notes, the Refinancing Indebtedness or Refinancing Disqualified Stock, as the case may be, is subordinated or junior in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness or the Disqualified Stock, as the case may be, being extended, refinanced, renewed, replaced, defeased or refunded; and

        (e)   the Refinancing Indebtedness or Refinancing Disqualified Stock is incurred or issued either by LQ Corporation or by a Restricted Subsidiary who is the obligor on the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded.

        "Permitted Venture" means any Person that owns, operates or develops a Hospitality Related Business pursuant to Franchise Arrangements.

        "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Pledge Agreement" means that Amended and Restated Pledge and Security Agreement, dated as of November 12, 2003, by and among LQ Properties, LQ Corporation, the Subsidiary Grantors listed therein and Canadian Imperial Bank of Commerce, as Collateral Agent, as the same may be amended and supplemented from time to time.

        "Preferred Stock" means (a) any Equity Interest, other than the Class B Common Stock, with preferential right in the payment of dividends or distributions or upon liquidation, and (b) any Disqualified Stock.

        "Qualified CMBS Transaction" means any transaction or series of transactions entered into by LQ Corporation or any Restricted Subsidiary pursuant to which LQ Corporation or such Restricted Subsidiary sells, conveys or otherwise transfers to an Unrestricted Subsidiary any real estate assets or mortgage receivables (whether now existing or arising in the future) of LQ Corporation or any Restricted Subsidiary, and any assets related thereto, including, without limitation, all collateral securing such real estate assets or mortgage receivables, all contracts and guarantees or other obligations in respect of such real estate assets or mortgage receivables, proceeds of such real estate assets or mortgage receivables, and other assets that are customarily transferred in connection with asset securitization transactions involving real estate assets or mortgage receivables.

        "Rating Agencies" means Moody's and S&P.

        "Reference Treasury Dealer" means Lehman Brothers Inc. or any other investment banking firm of national reputation and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), LQ Properties will substitute therefor another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

        "Refinancing Disqualified Stock" means Disqualified Stock issued in exchange for, or the proceeds of which are used, to extend, refinance, renew, replace, defease or refund, Disqualified Stock or Indebtedness permitted to be issued or incurred under the tests described in the first paragraph of the covenant described under the caption "—Covenants—Incurrence of Indebtedness and Issuance of

Certain Capital Stock" or Indebtedness referred to in clauses (c), (e), (g) and (i) of the second paragraph of that covenant.

        "Refinancing Indebtedness" means Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, defease or refund, Disqualified Stock or Indebtedness (including the 7.114% Notes and the Trust Certificates) permitted to be issued or incurred under the tests described in the first paragraph of the covenant described under the caption "—Covenants—Incurrence of Indebtedness and Issuance of Certain Capital Stock" or Indebtedness referred to in clauses (c), (e), (g) and (i) of the second paragraph of that covenant.

        "Restricted Subsidiary" means any Subsidiary of LQ Corporation (including LQ Properties) that is not an Unrestricted Subsidiary.

        "7.114% Notes" means the 7.114% Exercisable Put Option Notes due August 15, 2011, including all related contractual rights and obligations.

        "S&P" means Standard & Poor's Ratings Services and its successors.

        "Significant Subsidiary" means any subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Securities Act, as such Regulation is in effect on the date of the indenture.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by LQ Corporation or any Restricted Subsidiary that are reasonably customary in connection with a Qualified CMBS Transaction by the parent or sponsoring entity.

        "subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the ordinary voting power of the outstanding voting stock or similar interests is owned, directly or indirectly, by such Person, by such Person and one or more subsidiaries of such Person or by one or more subsidiaries of such Person.

        "Subsidiary Guarantor" means any Restricted Subsidiary or other Person (other than LQ Corporation) that guarantees the notes under the terms of the indenture and its successor, if any.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Trust Certificates" means the 7.114% Exercisable Put Option Securities due August 15, 2004 issued by the trust which holds the 7.114% Notes.

        "2003 Issue Date" means March 19, 2003.

        "Unrestricted Subsidiary" means any subsidiary that is, or has been, designated by LQ Corporation's board of directors as an Unrestricted Subsidiary under a board resolution, but only to the extent that the Subsidiary:

          (1)   has no Indebtedness other than Non-Recourse Indebtedness;

          (2)   except with respect to an Unrestricted Subsidiary in connection with a Qualified CMBS Transaction, is not party to any agreement, contract, arrangement or understanding with LQ Corporation or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to LQ Corporation or the Restricted Subsidiary than those that might be obtained at the same time from Persons who are not affiliates of LQ Corporation;

          (3)   is a Person with respect to which neither LQ Corporation nor any Restricted Subsidiary has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve that Person's financial condition or to cause that Person to achieve any specified levels of operating results, other than under agreements relating to the management of hotels entered into between Restricted Subsidiaries and Unrestricted Subsidiaries in the ordinary course of the subsidiaries' business, consistent with past practice; and

          (4)   has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of LQ Corporation or any Restricted Subsidiary, other than pursuant to Standard Securitization Undertakings.

Any designation by LQ Corporation's board of directors made after the Issue Date shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to that designation and an officers' certificate certifying that the designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "—Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of that subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of that date, and, if the Indebtedness is not permitted to be incurred as of that date under the covenant described under the caption "—Covenants—Incurrence of Indebtedness and Issuance of Certain Capital Stock," such event shall constitute a default of the covenant.

LQ Corporation's board of directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, but the designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of the Unrestricted Subsidiary, and the designation shall only be permitted if (a) the Indebtedness is permitted under the covenant described under the caption "—Covenants—Incurrence of Indebtedness and Issuance of Certain Capital Stock," and (b) no default or event of default would be in existence following the designation.

LQ Properties may not under any circumstances be designated as an Unrestricted Subsidiary.

        "Weighted Average Life to Mandatory Redemption" means, when applied to any Disqualified Stock at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (1) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the amount by (2) the number of years, calculated to the nearest one-twelfth, that will elapse between that date and the making of the payment, by (b) the then outstanding liquidation preference amount of the Disqualified Stock.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (1) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the amount, by (2) the number of years, calculated to the nearest one twelfth, that will elapse between that date and the making of the payment, by (b) the then outstanding principal amount of the Indebtedness.

Book-Entry Settlement and Clearance

        The new notes will be evidenced by one or more certificates in registered global form which will be deposited with, or on behalf of, DTC in New York, New York and registered in the name of Cede & Co., DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor to DTC or its nominee.

Book-Entry Procedures for the Global Notes

        The descriptions of the operations and procedures of DTC, Euroclear and Clearstream described below are provided solely as a matter of convenience. These operations and procedures are solely within the control of these settlement systems and are subject to change by them from time to time. Neither we nor the exchange agent takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

        DTC has advised us that it is:

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  a limited purpose trust company organized under the laws of the State of New York;

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  a "banking organization" within the meaning of the New York Banking Law;

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  a member of the Federal Reserve System;

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  a "clearing corporation" within the meaning of the New York Uniform Commercial Code, as amended; and

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  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, which eliminates the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and some other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a participant in DTC, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants in DTC. We expect that pursuant to procedures established by DTC:

  •
  upon deposit of each global note, DTC will credit the accounts of participants in DTC designated by the exchange agent with an interest in the global note; and

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  ownership of the new notes will be shown on, and the transfer of ownership of the new notes will be effected only through, records maintained by DTC, with respect to the interests of participants in DTC, and the records of participants and indirect participants, with respect to the interests of persons other than participants in DTC.

        The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in the new notes represented by a global note to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in new notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of the interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have new notes represented by the global note registered in their names;

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  will not receive or be entitled to receive physical delivery of certificated new notes; and

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  will not be considered the owners or holders of the new notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

        Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the holder owns its interest, to exercise any rights of a holder of new notes under the indenture or the global note. We understand that under existing industry practice, if we request any action of holders of new notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, then DTC would authorize its participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of new notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the new notes.

        Payments with respect to the principal of, and interest on, any new notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing those new notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the new notes, including the global notes, are registered as the owners of the new notes for the purpose of receiving payment on the new notes and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, including principal and interest. Payments by the participants and the indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the new notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. These cross-market transactions, however, will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines, Brussels time, of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.

        Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream. Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

        Although DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform the procedures, and the procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

        New notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related new notes only if:

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  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed by us within 90 days;

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  DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed by us within 90 days; or

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  we, at our option, elect to cause the issuance of certificated new notes.

U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of specified material U.S. federal income tax, and to a limited extent under the caption "Non-U.S. Holders," estate tax consequences of the exchange of unregistered old notes for registered new notes pursuant to the exchange offer and to the ownership and disposition of the new notes. This discussion is a general summary only and does not address all tax aspects of the exchange offer or the purchase, ownership or disposition of the new notes that may be relevant to a prospective investor's particular circumstances. This discussion deals only with the U.S. federal income tax consequences to persons who are beneficial owners of new notes, who exchanged old notes for new notes purchased at original issuance for their original "issue price" and who hold new such notes as capital assets within the meaning of Section 1221 of the Code, and does not deal with the consequences to special classes of holders of the new notes, such as dealers in securities or currencies, brokers, traders that mark-to-market their securities, insurance companies, tax-exempt entities, financial institutions or "financial services entities," persons with a functional currency other than the U.S. dollar, regulated investment companies, real estate investment trusts, retirement plans, expatriates or former long-term residents of the U.S., persons who hold their notes as part of a straddle, hedge, "conversion transaction," "constructive sale," or other integrated investment, persons subject to the alternative minimum tax, partnerships or other pass-through entities or investors in partnerships or other pass-through entities that hold the notes. For purposes of this discussion, "issue price" is the first price at which a substantial amount of the old notes were sold to the public for money, excluding sales to bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers. For purposes of this discussion "we," "us," or "our" refer to La Quinta Properties, Inc. This summary also does not address any tax consequences arising under the tax laws of any U.S. state, local, foreign or other taxing jurisdiction or, except to a limited extent under the caption "Non-U.S. Holders," any possible applicability of the U.S. federal estate or gift tax law. The discussion is based upon the Code, and the Treasury Regulations promulgated thereunder, and rulings and judicial interpretations thereof, all as in effect on the date of this prospectus, any of which may be repealed or subject to change, possibly with retroactive effect. In addition, this discussion relies upon the description provided to us by DTC of its depositary procedures and the procedures of its participants and indirect participants in maintaining a book-entry system reflecting beneficial ownership of the new notes.

        No ruling from the IRS has been or will be sought with respect to any of the described consequences. The discussion below has been reviewed by our counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P., which is of the opinion that, to the extent the following information constitutes matters of law, summaries of legal matters, or legal conclusions, it is accurate in all material respects.

        For purposes of the following discussion, a "U.S. Holder" is a beneficial owner of a note that is, for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the U.S., (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized or created under the laws of the U.S., any state thereof, or the District of Columbia, (3) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source or (4) a trust (i) if (x) a court within the U.S. can exercise primary supervision over its administration and (y) one or more U.S. persons have authority to control all of its substantial decisions or (ii) if it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. In addition, for purposes of this discussion, a "Non-U.S. Holder" is a beneficial owner of a note that is an individual, a corporation, an estate or a trust other than a U.S. Holder. Because U.S. federal tax law uses different tests to determine whether an individual is a non-resident alien for income tax and estate tax purposes, some individuals may be "Non-U.S. Holders" for purposes of the U.S. federal income tax discussion, but not for the purpose of the U.S. federal estate tax discussion and vice versa.

        Persons exchanging old notes for new notes should consult their own tax advisors concerning the U.S. federal income tax consequences resulting from their particular situations, and concerning any U.S. state, local, gift and estate tax consequences or other consequences under the laws of any other taxing jurisdiction.

Exchange of Old Notes for New Notes

        The exchange of unregistered old notes for registered new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes, and a U.S. Holder will have the same adjusted tax basis and holding period in such registered notes that the U.S. Holder had in the exchanged notes immediately before the exchange. Accordingly, the exchange offer will not have any U.S. federal tax consequences to you, and you will not recognize gain or loss if you exchange your unregistered old notes for registered new notes.

        The new notes will be treated for federal income tax purposes as a continuation of the old notes. Accordingly, a beneficial owner of an old note will have the same adjusted tax basis and holding period in the new note as the owner had in the old note exchanged therefor. In addition, U.S. federal income tax consequences of holding and disposing of your registered new notes will be the same as those applicable to your unregistered old notes.

U.S. Holders

Payment of Interest

        Payment of stated interest on a note will be taxable as ordinary interest income at the time it is received or accrued, depending upon the method of accounting applicable to the U.S. Holder of the note.

        Market Discount.    You should be aware that the holding and disposition of notes may be affected by the market discount provisions of the Code. These rules generally provide that if a holder of a debt instrument purchases it at a market discount and thereafter recognizes gain on a disposition of the debt instrument, including a gift or payment on maturity, the lesser of such gain or appreciation, in the case of a gift, and the portion of the market discount that accrued while the debt instrument was held by such holder will be treated as ordinary interest income at the time of the disposition. For this purpose, a purchase at a market discount includes a purchase after original issuance at a price below the debt instrument's stated principal amount. The market discount rules also provide that a holder who acquires a debt instrument at a market discount and who does not elect to include such market discount in income on a current basis may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

        A holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount thereon accrues, either on a straight-line basis or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a holder of a note elects to include market discount in income in accordance with the preceding sentence, the foregoing rules with respect to the recognition of ordinary income on a sale or particular other dispositions of such note and the deferral of interest deductions on indebtedness related to such note would not apply.

        Amortizable Bond Premium.    Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess may constitute amortizable bond premium that the holder may elect to amortize under the constant interest rate method and deduct the amortized premium over the period from the holder's acquisition date to the obligation's maturity date.

A holder who elects to amortize bond premium must reduce the tax basis in the related obligation by the amount of the aggregate deductions allowable for amortizable bond premium.

        The amortizable bond premium deduction is treated as an offset to interest income on the related note for U.S. federal income tax purposes. You are urged to consult your tax advisor as to the consequences of the treatment of such premium as an offset to interest income for U.S. federal income tax purposes.

Sale or Exchange of Notes

        Unless a non-recognition provision applies, upon a sale or exchange (including a redemption or a repurchase, for example in the event of a change in control) of a note, a U.S. Holder will recognize gain or loss equal to the difference between the sum of all cash plus the fair market value of all property received on such sale or exchange (less any portion allocable to accrued but unpaid interest, which will be treated as a payment of interest for U.S. federal income tax purposes) and the U.S. Holder's adjusted tax basis in the note, which will have been increased by any market discount previously included in income and decreased by any amortizable bond premium deducted over the term of the note). A U.S. Holder's adjusted tax basis in a note generally will be the U.S. Holder's cost therefor.

        Gain or loss recognized by a U.S. Holder on the sale or exchange of a note will be capital gain or loss, and will be long-term capital gain or loss if the note has been held by the U.S. Holder for more than one year at the time of the disposition. In the case of a non-corporate U.S. Holder, long-term capital gain is currently subject to a maximum U.S. federal tax rate of 15%. The deductibility of capital losses by U.S. Holders is subject to certain limitations.

Discharge

        Were we to obtain a discharge of the indenture with respect to all of the new notes then outstanding, as described above under "Description of the New Notes—Satisfaction and Discharge," such discharge would generally be deemed to constitute a taxable exchange of the new notes outstanding for other property—namely, the funds deposited with the Trustee. In such case, a U.S. Holder would generally be required to recognize capital gain or loss in connection with such deemed exchange in a manner comparable to that discussed above under "—Sale or Exchange of Notes." In addition, after such deemed exchange, a U.S. Holder may also be required to recognize income from the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than had the discharge not occurred. U.S. Holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

Registration Rights; Additional Interest; Change of Control Repurchase

        Our failure to fulfill our obligation concerning the registration of the new notes, as described under "The Exchange Offer—Background and Purpose of the Exchange Offer", will cause additional interest to accrue on the old notes in the manner described therein. According to the applicable Treasury Regulations, the possibility of a change in the interest rate on the old notes will not affect the amount or timing of interest income recognized by a holder of a note if the likelihood of the change, as of the date the old notes were issued, was remote. We intend to take the position, which is not binding on the IRS, that the possibility of payment of additional interest on the old notes is remote and do not intend to treat that possibility as affecting the yield to maturity of the old notes (for purposes of the original issue discount provisions of the Code). Accordingly, any additional interest payable to holders of the old notes should be includible in gross income by a U.S. Holder at the time the payment is made or accrues in accordance with such U.S. Holder's regular method of tax accounting. If the IRS were to successfully challenge our position, the amount or timing of interest income recognized by a holder of an old note may have to be redetermined.

        Similarly, we intend to take the position that the likelihood of a repurchase of new notes by us in the event of a change of control is remote under applicable Treasury Regulations and do not intend to treat that possibility as affecting the yield to maturity of the new notes (for purposes of the original issue discount provisions of the Code).

        We have the option to redeem a portion of the new notes at any time on or before a certain date, and to redeem all or a portion of the new notes on or after a certain date prior to the maturity date. Under applicable Treasury Regulations, we will be deemed to have exercised that option if the exercise of that option would lower the yield of the new notes. We believe that we will not be treated as having exercised that option under these Treasury Regulations.

Backup Withholding and Information Reporting

        In general, a U.S. Holder of a note will be subject to backup withholding with respect to interest, principal and premium, if any, paid on the note, payments received on the sale or exchange of the note (including a redemption or a repurchase, for example in the event of a change in control or a discharge (as described above under "Description of the New Notes—Satisfaction and Discharge" and under "—U.S. Holders—Discharge")), and any payments with respect to the property or rights to the property deemed to have been received as described above under "—U.S. Holders—Discharge," unless the U.S. Holder (1) is an entity (including a corporation or a tax-exempt entity) that is exempt from withholding and, when required, demonstrates this fact or (2) provides us or our paying agent with its Taxpayer Identification Number, or TIN (which, for an individual, would be the U.S. Holder's Social Security Number), certifies that (i) the TIN provided is correct, (ii) it is a U.S. person (including a U.S. resident alien) and (iii) it is exempt from backup withholding, it has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends or it has been notified by the IRS that it is no longer subject to backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. In addition, such payments of interest, principal and premium, if any, such payments received on the sale or exchange of a note (including a redemption or a repurchase, for example in the event of a change in control or a discharge (as described above under "Description of the New Notes—Satisfaction and Discharge" and under "—U.S. Holders—Discharge")), and any payments with respect to the property or rights to the property deemed to have been received as described above under "—U.S. Holders—Discharge," to U.S. Holders that are not corporations or tax-exempt organizations will generally be subject to information reporting requirements.

        The backup withholding rate is currently 28%. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

        For purposes of the discussion below, interest and any gain on the sale or exchange (including a redemption or a repurchase, for example in the event of a change in control or a discharge, as described above under "Description of the New Notes—Satisfaction and Discharge") of a note will be considered to be "U.S. trade or business income" if such income or gain is (1) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business or (2) in the case of a treaty resident, described in clause (1) above, and attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the U.S.

Payment of Interest

        Subject to the discussion below concerning backup withholding, generally, interest paid on a note will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is "portfolio interest." Generally, interest on the new notes will qualify as portfolio interest and will be eligible for the portfolio interest exemption if the Non-U.S. Holder (1) does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote, in the case that we are taxable as a corporation for U.S. federal income tax purposes, or 10% or more of the capital and profits interests in us, in the case that we are treated as a partnership for U.S. federal income tax purposes, (2) is not a "controlled foreign corporation" with respect to which we are a "related person," as such terms are defined in the Code, (3) is not a bank described in Section 881(c)(3)(A) of the Code and (4) provides the required certifications, under penalties of perjury, that the beneficial owner of the new notes is not a U.S. person on a properly completed and executed IRS Form W-8BEN prior to the payment.

        The gross amount of payments of interest that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed on a net basis at regular graduated U.S. federal income tax rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax. To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8ECI (in the case of U.S. trade or business income) or IRS Form W-8BEN (in the case of a treaty), or any successor form as the IRS designates, as applicable, prior to the payment of interest. These forms must be periodically updated. If the new notes are traded on an established financial market, a Non-U.S. Holder who is claiming the benefits of a treaty will not be required to obtain and to provide a U.S. TIN on the IRS Form W-8BEN. In certain circumstances, in lieu of providing an IRS Form W-8BEN, the Non-U.S. Holder may provide certain documentary evidence issued by foreign governmental authorities to prove residence in a foreign country in order to claim treaty benefits.

        Special procedures relating to U.S. withholding taxes are provided under applicable Treasury Regulations for payments through qualified intermediaries or certain financial institutions that hold customers' securities in the ordinary course of their trade or business.

Sales or Exchange of the New Notes

        Except as described below and subject to the discussion below on backup withholding, gain realized by a Non-U.S. Holder on the sale or exchange (including a redemption or a repurchase, for example in the event of a change in control or a discharge, as described above under "Description of the New Notes—Satisfaction and Discharge") of a note generally will not be subject to U.S. federal income or withholding tax, unless (1) such gain constitutes U.S. trade or business income, which will be taxed as discussed above (including, if applicable, at tax rates for capital gain income), or (2) the Non-U.S. Holder is an individual who holds the note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Discharge

        As described above under "—U.S. Holders—Discharge," a Non-U.S. Holder also may be required to recognize income with respect to the property or rights to the property deemed to have been received in such taxable exchange over the remaining life of the transaction in a manner or amount that is different than had the discharge not occurred, and such income may be subject to U.S. income and/or withholding taxes. Non-U.S. Holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

Federal Estate Tax

        Any new notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote, in the case that we are taxable as a corporation for U.S. federal income tax purposes, or 10% or more of the capital and profits interests in us, in the case that we are treated as a partnership for U.S. federal income tax purposes, and income on the new notes was not U.S. trade or business income.

Information Reporting and Backup Withholding

        We must report annually to the IRS and to each Non-U.S. Holder any interest that is paid to a Non-U.S. Holder. Copies of these information returns may also be made available to the tax authorities of the country in which the Non-U.S. Holder resides under the provisions of various treaties or agreements for the exchange of information.

        Non-U.S. Holders other than corporations may be subject to backup withholding and additional information reporting. Backup withholding will not apply to payments of interest on the new notes to a Non-U.S. Holder if the Non-U.S. Holder properly certifies that it is not a U.S. person or otherwise establishes an exemption. However, such certification or exemption is not effective if we or our paying agent has actual knowledge, or reason to know, that such holder is a U.S. person or that the conditions of another exemption relied upon by the Non-U.S. Holder are not, in fact, satisfied.

        The payment of the gross proceeds from the sale or exchange (including a redemption or a repurchase, for example in the event of a change in control or a discharge, as described under "Description of the New Notes—Satisfaction and Discharge" and "—Discharge") of the notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the gross proceeds from the sale or exchange (including a redemption or a repurchase, for example in the event of a change in control or a discharge, as described under "Description of the New Notes—Satisfaction and Discharge" and "—Discharge") of the notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the U.S. (a "U.S. related person"). In the case of the payment of the gross proceeds from the sale or exchange (including a redemption or a repurchase, for example in the event of a change in control or a discharge, as described under "Description of the New Notes—Satisfaction and Discharge" and "—Discharge") of the notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is not a U.S. person and the broker has no knowledge, or reason to know, to the contrary.

        In addition, in general, any payments with respect to the property or rights to the property deemed to have been received, as described above under "—Discharge," may be subject to information reporting and possible backup withholding, unless the Non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the payor does not have actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the required information is provided to the IRS.

        THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES IS GENERAL AND DOES NOT INCLUDE ALL CONSEQUENCES TO EVERY HOLDER UNDER FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING, HOLDING AND DISPOSING OF NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

Classification of La Quinta Properties, Inc. as a REIT

        In the opinion of our counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P., LQ Properties has, commencing with the taxable year ended on December 31, 2000, been organized and has operated in conformity with the requirements for qualification as a REIT under the Code and its method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT, provided that LQ Properties operated, and continues to operate in accordance with the various assumptions and factual representations made by LQ Properties concerning its business, properties and operations. It must be emphasized that Akin, Gump, Strauss, Hauer & Feld, L.L.P.'s opinion is based on various assumptions and is conditioned upon such assumptions and factual representations made by LQ Properties concerning its business and properties. Moreover, such qualification and taxation as a REIT depends upon LQ Properties' ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, and various qualification tests imposed under the Code, the results of which will not be reviewed by Akin, Gump, Strauss, Hauer & Feld, L.L.P. Therefore, no assurance can be given that the actual results of LQ Properties' operations for any one taxable year will satisfy such requirements. Accordingly, we cannot assure you that LQ Properties has qualified as a REIT or will continue to so qualify. Additional information regarding the risks associated with the failure of LQ Properties to qualify as a REIT are set forth under the caption "Risk Factors."

        The opinion of Akin, Gump,Strauss, Hauer & Feld, L.L.P. is also based upon existing law as currently applicable, the IRS regulations, currently published administrative positions of the IRS and judicial decisions which are subject to change either prospectively or retroactively. No assurance can be given that any such changes would not modify the conclusions expressed in their opinion. Moreover, unlike a tax ruling (which we will not seek), an opinion of counsel is not binding on the IRS and no assurance can be given that the IRS will not successfully challenge LQ Properties' status as a REIT.

        LQ Properties believes that it has been organized in conformity with the requirements for qualification as a REIT under the Code and its method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. However, we cannot assure you that LQ Properties has qualified as a REIT or will continue to so qualify.

        It must be emphasized that such qualification and taxation as a REIT depend upon LQ Properties' ability to meet, through actual annual operating results, certain distribution levels, specified diversity of stock ownership and various other qualification tests imposed under the REIT provisions of the Code, as discussed below. We cannot assure you that the actual results of LQ Properties' operations for any particular taxable year have satisfied or will satisfy such requirements. Further, the anticipated U.S. federal income tax treatment described herein may be changed, perhaps retroactively, by legislative, administrative, or judicial action at any time.

        If LQ Properties has qualified and continues to qualify for taxation as a REIT, LQ Properties generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that it distributes currently to its stockholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal double taxation of investment earnings that C corporations would be required to pay. When we use the term "double taxation," we refer to taxation of corporate income at two levels, taxation at the corporate level when the corporation must pay tax on the income it has earned and taxation again at the stockholder level when the stockholder pays taxes on the distributions received from the corporation's income in the way of dividends.

Requirements for Qualification as a REIT

        In order to have qualified as a REIT, LQ Properties must have met and continue to meet the requirements discussed below, relating to its organization, sources of income, nature of assets and distributions of income to stockholders.

Organizational Requirements

        The Code defines a REIT as a corporation, trust or association that meets the following conditions:

          (a)   is managed by one or more trustees or directors,

          (b)   the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest,

          (c)   would be taxable as a domestic corporation but for the REIT requirements,

          (d)   is neither a financial institution nor an insurance company subject to applicable provisions of the Code,

          (e)   the beneficial ownership of which is held by 100 or more persons, and

          (f)    during the last half of each taxable year, five or fewer individuals (as defined in the Code to include certain entities) do not own, directly or indirectly, more than 50% in value of the outstanding stock, taking into account the applicable attribution rules.

        In addition, other tests, described below, regarding the nature of income and assets of the REIT also must be satisfied. The Code provides that conditions (a) through (d), inclusive, must be met during the entire taxable year. Condition (e) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (e) and (f) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (e) and (f), pension funds and particular other tax-exempt entities are treated as individuals, subject to an exception in the case of condition (f) that looks through the fund or entity to actual participants of the fund or the entity to its beneficial owners in determining the number of owners of the outstanding stock.

        The charters of LQ Properties and LQ Corporation currently include restrictions regarding transfers of common stock and preferred stock, which restrictions are intended, among other things, to assist LQ Properties in continuing to satisfy conditions (e) and (f). We cannot assure you, however, that the restrictions in LQ Properties' and LQ Corporation's charters will, as a matter of law, preclude LQ Properties from failing to satisfy these conditions or that a transfer in violation of these restrictions would not cause LQ Properties to fail these conditions.

Income Tests

        Overview.    To maintain qualification as a REIT, two gross income requirements must be satisfied annually:

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  at least 75% of LQ Properties' gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property including rents from real property and, in particular circumstances, interest or from particular types of temporary investments; and

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  at least 95% of LQ Properties' gross income for each taxable year must be derived from such real property investments and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing. For purposes of this test, gross income excludes gross income from prohibited transactions.

        LQ Properties believes that it has satisfied the 75% and 95% income tests for each year beginning with its first taxable year as a REIT. You should be aware, however, that compliance with the income tests involves factual and legal determinations, the resolution of which are not always in LQ Properties' control.

        LQ Properties derives a substantial portion of its income from the leasing of its hotel properties. LQ Properties currently leases for a fixed period substantially all of its fee and leasehold interests in its hotels and associated property to a wholly owned subsidiary of LQ Corporation, LQC Leasing, LLC. At one time, the leases for the La Quinta Inns and La Quinta Inn & Suites properties provided for a fixed payment of base rent plus a percentage rent based on room and other revenues. Subsequently, these leases were modified to provide for, among other things, only a percentage rent payment, currently equal to 36% of the gross room revenues provided from the hotel properties. At the time of the Asset Acquisition, LQ Properties and LQC Leasing, LLC entered into leases for the Baymont Inns & Suites properties owned by LQ Properties with substantially the same terms and conditions as the existing La Quinta properties leases, except that the rent payments are 29% of the gross room revenues provided by the Baymont properties.

        In order for the rents paid under the intercompany leases to constitute "rents from real property," such leases must be respected as true leases for U.S. federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the intercompany leases are true leases depends upon an analysis of all of the surrounding facts and circumstances. We believe that the intercompany leases constitute and will continue to constitute true leases, although we cannot assure you that the IRS would not challenge the characterization of such leases or that the IRS would not prevail in such a challenge. If any significant lease is recharacterized as a service contract or a partnership agreement, rather than as a true lease, LQ Properties would not be able to satisfy either the 75% or 95% gross income tests.

        The percentage rent under the intercompany leases will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the intercompany leases are entered into; (ii) are not renegotiated during the term of the leases in a manner that has the effect of basing percentage rent on income or profits; and (iii) conform with normal business practice. More generally, percentage rent will not qualify as "rents from real property" if, considering the intercompany leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits.

        We believe that the intercompany leases conform with normal business practice and the percentage rent will be treated as "rents from real property." LQ Properties does not intend, with respect to hotel properties that it may directly or indirectly acquire in the future, to charge rent that is based in whole or in part on the net income or profits of any person (except by reason of being based on a fixed percentage of receipts or sales, as described above).

        LQ Properties may not own, directly or constructively, 10% or more of LQ Corporation. If LQ Properties were to own, directly or constructively, 10% or more of any tenant, including LQ Corporation, the tenant would be a related party tenant and the rent paid by the tenant with respect to the leased property would not qualify as income of the type that can be received by a REIT. In order to prevent such a situation, which would likely result in the disqualification of LQ Properties as a REIT, the charter of LQ Properties and the charter of LQ Corporation contain restrictions on the amount of shares of either corporation that any one person can own. These restrictions generally provide that any attempt by any one person to actually or constructively acquire 9.9% or more of the outstanding paired common stock of the companies will be ineffective. Notwithstanding such restrictions, because the Code's constructive ownership rules for purposes of the 10% ownership limit are broad and it is not possible for us to continually monitor direct and constructive ownership of paired common stock, it is possible for a person to own sufficient paired common stock of the companies to cause the termination of LQ Properties' REIT status. LQ Properties currently leases substantially all of its fee and leasehold interests in its hotels and associated property to LQC Leasing, LLC.

        We believe that the rent payable under the intercompany leases will be treated as "rents from real property" for purposes of the 75% and 95% gross income tests. There can, however, be no assurance that the IRS will not successfully assert a contrary position or that there will not be a change in circumstances (such as the entering into of new leases) which would cause a portion of the rent received to fail to qualify as "rents from real property." If such failure were in sufficient amounts, LQ Properties would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose its REIT status.

        If LQ Properties fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, LQ Properties may still qualify as a REIT for that year if LQ Properties is eligible for relief under certain provisions of the Code. These relief provisions generally will be available if:

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  LQ Properties' failure to meet these tests was due to reasonable cause and not due to willful neglect;

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  LQ Properties attaches a schedule of its income sources to its U.S. federal income tax return; and

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  any incorrect information on the schedule is not due to fraud with intent to evade tax.

        It is not possible, however, to state whether, in all circumstances, LQ Properties would be entitled to the benefit of these relief provisions. For example, if LQ Properties fails to satisfy the gross income tests because nonqualifying income that it intentionally incurs exceeds the limits on such income, the IRS could conclude that LQ Properties' failure to satisfy the tests was not due to reasonable cause. Even if these relief provisions apply, a tax would be imposed with respect to the excess income.

Asset Tests

        At the close of each quarter of LQ Properties' taxable year, it also must satisfy four tests relating to the nature and diversification of its assets:

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  at least 75% of the value of LQ Properties' total assets must be represented by real estate assets, cash, cash items and government securities;

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  no more than 25% of LQ Properties' total assets may be represented by securities other than those in the 75% asset class;

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  of the investments included in the 25% asset class, the value of any one issuer's securities, other than securities of a taxable REIT subsidiary, owned by LQ Properties may not exceed 5% of the value of its total assets, and LQ Properties may not own more than 10% by vote or value of any one issuer's outstanding securities, other than securities of a taxable REIT subsidiary; and

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  the value of the securities LQ Properties owns in any taxable REIT subsidiaries may not exceed 20% of the value of LQ Properties' total assets.

        The 5% test referred to above generally must be met for any quarter in which LQ Properties acquires securities of an issuer. After initially meeting the asset tests at the close of any quarter, LQ Properties will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. LQ Properties intends to maintain and believes that it has maintained adequate records of the value of LQ Properties' assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

Effect of Subsidiary Entities

        Ownership of Partnership and Limited Liability Company Interests.    In the case of a REIT that is a partner in a partnership or a member of a limited liability company which is treated as a partnership for federal tax purposes, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets, and to earn its proportionate share of the partnership's income, for purposes of the asset and gross income tests applicable to REITs as described above. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, LQ Properties' proportionate share of the assets and items of income of any partnership in which it holds an interest is treated as its assets and items of income for purposes of applying the REIT requirements described above; provided that to the extent the interest in the partnership is held by a taxable REIT subsidiary, as defined in "—Taxable Subsidiaries," such subsidiary's share of the assets and income of the partnership will not be considered part of LQ Properties' assets and income for purposes of the asset and gross income tests.

        Qualified REIT Subsidiaries and other Disregarded Subsidiaries.    If a REIT owns a corporate subsidiary that is a qualified REIT subsidiary, that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized above. A qualified REIT subsidiary is any corporation, other than a taxable REIT subsidiary as described below, that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two.

        Certain other entities that are wholly owned by a REIT, primarily a single member limited liability company, may also be disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Both qualified REIT subsidiaries and other disregarded entities, therefore, will not be subject to federal corporate income taxation on their own, although they may be subject to state and local taxation.

        In the event that a REIT's disregarded subsidiaries cease to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than the REIT or another of its disregarded subsidiaries—the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect the REIT's ability to satisfy the various asset and gross income requirements applicable to

REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See "—Asset Tests."

        Taxable Subsidiaries.    A REIT, in general, may jointly elect with subsidiary corporations, whether or not wholly owned, to treat the subsidiary corporation as a taxable REIT subsidiary. The separate existence of a taxable REIT subsidiary or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow we generate with our subsidiaries in the aggregate, and our ability to make distributions to our stockholders.

        A parent REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes as income, the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT, as described above. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining its compliance with the REIT requirements, it is possible that such entities may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude or limit it from doing directly or through pass-through subsidiaries.

Annual Distribution Requirements

        In order to be taxed as a REIT, LQ Properties is required to make distributions, other than capital gain dividends, to its stockholders in an amount at least equal to:

  •
  the sum of (1) 90% of LQ Properties' REIT taxable income, which is computed without regard to the dividends-paid deduction and LQ Properties' capital gain, and (2) 90% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus

  •
  the sum of particular items of non-cash income.

        Such distribution must be paid in the taxable year to which it relates, or in the following taxable year if declared before LQ Properties timely files its U.S. federal income tax return for such year and if paid on or before the first regular dividend payment after such declaration. Capital gain dividends are not included in the calculation to determine whether LQ Properties satisfies the above described distribution requirement. In general, a capital gain dividend is a dividend attributable to net capital gain recognized by LQ Properties and properly designated as such.

        LQ Properties believes that it has made and intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements.

        Distributions in excess of LQ Properties' current and accumulated earnings and profits will generally not be taxable to a U.S. stockholder to the extent that the distributions do not exceed the adjusted tax basis of the stockholder's shares. Rather, such distributions will be treated as a return of capital that will reduce the adjusted tax basis of such shares. Distributions in excess of LQ Properties' current and accumulated earnings and profits that exceed the U.S. stockholder's adjusted basis in its shares will generally be taxable as capital gains in the amount of such excess if the shares are held as capital assets.

Failure to Qualify

        If LQ Properties fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, LQ Properties will be subject to tax on its taxable income at regular corporate rates, including any applicable alternative minimum tax. Distributions to stockholders in any year in which LQ Properties fails to qualify will not be deductible by LQ Properties nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be dividends, taxable as ordinary income, and subject to limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless LQ Properties is entitled to relief under specific statutory provisions, LQ Properties also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances LQ Properties would be entitled to such statutory relief. For example, if LQ Properties fails to satisfy the gross income tests because nonqualifying income that LQ Properties intentionally incurs exceeds the limit on such income, the IRS could conclude that LQ Properties' failure to satisfy the tests was not due to reasonable cause.

Net Operating Losses

        As of December 31, 2003, LQ Properties had approximately $178.4 million in NOLs. Any accumulated and unused NOLs, subject to certain limitations, generally may be carried forward for up to 20 years to offset taxable income until fully utilized. It has the ability to reduce future distributions that might otherwise be required to satisfy the annual distribution requirements described above to the extent of those NOLs and retain such amounts for corporate purposes. If any of those NOLs are disallowed or their use is restricted retroactively by the IRS after LQ Properties' has relied upon them to reduce its distribution obligations, LQ Properties may not satisfy the REIT distributions requirements. It is possible that the amount of any under distribution for a taxable year could be corrected with a "deficiency dividend" as defined in Section 860 of the Code, however, interest may also be due to the IRS on the amount of this under distribution. In such event, LQ Properties intends to issue a deficiency dividend at such time, if eligible. Otherwise, it could lose its status as a REIT and be taxable as a C corporation.

        LQ Properties' future use of NOLs for tax purposes could be substantially limited in the event of an "ownership change" as defined under Section 382 of the Code. As a result of these limitations imposed by Section 382 of the Code, in the event of an ownership change, its ability to use these NOLs in future years may be limited and, to the extent the NOLs cannot be fully utilized under these limitations within the carryforward periods, the NOLs would expire unutilized. Accordingly, after any ownership change, LQ Properties' ability to use its NOLs to reduce or offset taxable income would be substantially limited or not available under Section 382. In general, a company reaches the "ownership change" threshold if the "5% shareholders" increase their aggregate ownership interest in the company over a three-year testing period by more than 50 percentage points. The ownership interest is measured in terms of total market value of the company's capital stock. If an "ownership change" occurs under Section 382 of the Code, LQ Properties' prospective use of its accumulated and unused NOLs will be limited.

        LQ Properties is not aware of any acquisition of shares of its capital stock that has created an "ownership change" under Section 382. Since the change in ownership rules applicable to NOLs apply to stockholders owning 5% or more of the stock of a corporation, and the ownership limitations in LQ Properties' charter apply only to interests in excess of 9.9%, it is possible to have an ownership change for purposes of limiting the use of LQ Properties' NOLs.

PLAN OF DISTRIBUTION

        Based on interpretations by the SEC staff set forth in no-action letters issued to third parties, including the Exxon Capital and Morgan Stanley letters and similar letters, we believe that the new notes to be issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold, and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  you are not an "affiliate" of LQ Properties or LQ Corporation within the meaning of Rule 405 of the Securities Act;

  •
  you are acquiring the new notes in the ordinary course of your business; and

  •
  you have no arrangement with any person to participate in the distribution of the new notes.

Accordingly, any holder using the exchange offer to participate in a distribution of the new notes will not be able to rely on these no-action letters.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where those old notes were acquired as a result of market-making activities or other trading activities. For a period of up to 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. Any broker-dealers who acquired old notes from us may not rely on interpretations of the staff of the SEC to the foregoing effect and must instead comply with the registration requirements and prospectus delivery requirements of the Securities Act (including being named a selling securityholder) in order to resell the old notes for the new notes.

        We will not receive any proceeds from any sales of the new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells the new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of the new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker dealers, and will indemnify the holders of transfer restricted securities (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

        Certain legal matters relating to the validity of the new notes offered hereby, including the material federal income tax consequences thereof, will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P.

EXPERTS

        The consolidated financial statements of La Quinta Corporation and subsidiaries and La Quinta Properties, Inc. and subsidiaries incorporated by reference in La Quinta Corporation and subsidiaries and La Quinta Properties, Inc. and subsidiaries Joint Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing

        The consolidated financial statements of La Quinta Corporation and subsidiaries and La Quinta Properties, Inc. and subsidiaries as of December 31, 2002 and for each of the two years in the period ended December 31, 2002 incorporated in this prospectus by reference to the Joint Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov. In addition, you may read our SEC filings at the offices of the NYSE, which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our paired shares are listed on the NYSE.

        La Quinta maintains a website on the Internet at www.LQ.com. We make available, free of charge, on our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. The information on our website is not part of or incorporated by reference in this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The information included in the following documents is incorporated by reference and is considered to be part of this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We have previously filed the following documents with the SEC and we are incorporating them by reference into this prospectus:

  •
  Our joint annual report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 15, 2004;

  •
  Our joint quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on May 6, 2004;

  •
  Our joint quarterly report on Form 10-Q for the quarter ended June 30, 2004, filed with the SEC on August 4, 2004;

  •
  The portions of our joint definitive proxy statement on Schedule 14A that have been incorporated by reference into our joint annual report on Form 10-K for the year ended December 31, 2003, which was filed with the SEC on April 7, 2004;

  •
  Our joint current report on Form 8-K, filed with the SEC on January 27, 2004;

  •
  Our joint current report on Form 8-K, filed with the SEC on July 15, 2004;

  •
  Our joint current report on Form 8-K, filed with the SEC on August 6, 2004;

  •
  Our joint current report on Form 8-K, filed with the SEC on August 17, 2004;

  •
  Our joint current report on Form 8-K, filed with the SEC on September 9, 2004;

  •
  Our joint current report on Form 8-K, filed with the SEC on September 29, 2004; and

  •
  Any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to applicable items in any current report on Form 8-K), subsequent to the date of this prospectus and prior to the termination of this offering.

        You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following:

The La Quinta Companies
909 Hidden Ridge, Suite 600
Irving, Texas 75038
Attention: Investor Relations
(214) 492-6600

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

        Section 145(a) of the Delaware General Corporation Law, or DGCL, provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

        Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

        Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

        Article Twelfth of each of the LQ Corporation charter and the LQ Properties charter provides that a director of ours shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL as it exists or may hereafter be amended.

        Article VII of the LQ Corporation bylaws and Article VIII of the LQ Properties bylaws provide in effect that, subject to certain limited exceptions, we shall indemnify our directors and officers to the extent authorized or permitted by the DGCL. Our directors and officers are insured under policies of insurance maintained by us, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, we have entered into contracts with our directors and certain of our officers providing for indemnification of such persons by us to the full extent authorized or permitted by law, subject to certain limited exceptions. We also maintain a directors' and officers' liability insurance policy.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of La Quinta Corporation filed with the Secretary of State of Delaware on January 2, 2002 (incorporated by reference to Exhibit 3.1 to the Joint Annual Report on Form 10-K of La Quinta Corporation and La Quinta Properties, Inc. filed on March 18, 2002, Nos. 001-08131 and 001-08132).
3.2
Amended and Restated Certificate of Incorporation of La Quinta Properties, Inc. filed with the Secretary of State of Delaware on January 2, 2002 (incorporated by reference to Exhibit 3.2 to the Joint Annual Report on Form 10-K of La Quinta Corporation and La Quinta Properties, Inc. filed on March 18, 2002, Nos. 001-08131 and 001-08132).
3.3
By-laws of La Quinta Corporation, as Amended and Restated on February 27, 1998 (incorporated by reference to Exhibit 3.6 to the Joint Registration Statement on Form S-4/A of Meditrust Corporation and Meditrust Operating Company, filed on March 27, 1998, Nos. 333-47737 and 333-47737-01).
3.4
Amendment, dated February 21, 2003, to the By-laws of La Quinta Corporation, as Amended and Restated on February 27, 1998 (incorporated by reference to Exhibit 3.4 to the Joint Annual Report on Form 10-K of La Quinta Corporation and La Quinta Properties, Inc. filed on March 15, 2004, Nos. 001-08131 and 001-08132).
3.5
By-laws of La Quinta Properties, Inc., as Amended and Restated on February 27, 1998 (incorporated by reference to Exhibit 3.5 to the Joint Registration Statement on Form S-4/A of Meditrust Corporation and Meditrust Operating Company, filed on March 27, 1998, Nos. 333-47737 and 333-47737-01).
3.6
Amendment dated February 21, 2003, to the By-laws of La Quinta Properties, Inc., as Amended and Restated on February 27, 1998 (incorporated by reference to Exhibit 3.6 to the Joint Annual Report on Form 10-K of La Quinta Corporation and La Quinta Properties, Inc. filed on March 15, 2004, Nos. 001-08131 and 001-08132).
*4.1
Exchange and Registration Rights Agreement dated as of August 19, 2004 by and among La Quinta Properties, Inc., La Quinta Corporation and Lehman Brothers Inc. on behalf of the Initial Purchasers (as defined therein).
*4.2	Indenture dated as of August 19, 2004 by and among La Quinta Properties, Inc., La Quinta Corporation and U.S. Bank Trust National Association, as Trustee.
*4.3	Form of La Quinta Properties, Inc. 7% Note due 2012 (contained in the Indenture listed as Exhibit 4.2 above).
*5.1	Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to the legality of the notes being registered.
*8.1	Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to certain tax matters regarding the notes being registered.
*10.1
First Amendment to Amended and Restated Credit Agreement, dated as of July 14, 2004, by and among La Quinta Properties, Inc., La Quinta Corporation, the financial institutions listed on the signature pages thereof, Canadian Imperial Bank of Commerce and the other loan parties listed on the signature pages thereof.

*10.2
Escrow Agreement, dated as of August 19, 2004, by and among La Quinta Properties, Inc., Lehman Brothers Inc., individually and as representative of the Initial Purchasers, and U.S. Bank Trust National Association.
*12.1	Calculation of Ratio of Earnings to Fixed Charges.
21.1
Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Joint Annual Report on Form 10-K of La Quinta Corporation and La Quinta Properties, Inc. filed on March 15, 2004, Nos. 001-08131 and 001-08132).
*23.1	Consent of Ernst & Young LLP.
*23.2	Consent of PricewaterhouseCoopers LLP.
*23.3	Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in Exhibits 5.1 and 8.1 hereto).
*24.1	Power of Attorney (included in the signature pages of this joint registration statement).
*25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank Trust National Association.
*99.1	Form Letter of Transmittal.
*99.2	Form Notice of Guaranteed Delivery.
*99.3	Form Letter to Registered Holders and DTC Participants.
*99.4	Form Letter to Clients.

*
Filed herewith.

Item 22. Undertakings

        (a)   The undersigned registrants hereby undertake:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this joint registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of Securities Act;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective joint registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the joint registration statement or any material change to such information in the joint registration statement.

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the registrants' joint annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   (i) The undersigned registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

              (ii) The registrants undertake that every prospectus: (a) that is filed pursuant to the paragraph immediately preceding, or (b) that purports to meet the requirements of section 10(s)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (e)   The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (f)    The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

LA QUINTA CORPORATION SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this joint registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on the 29th day of September, 2004.

LA QUINTA CORPORATION
By:	/s/ FRANCIS W. CASH Francis W. Cash Chairman of the Board, President and Chief Executive Officer
By:	/s/ DAVID L. REA David L. Rea Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Francis W. Cash and David L. Rea, and each of them singly, as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing appropriate and/or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ FRANCIS W. CASH Francis W. Cash	Chairman of the Board, President and Chief Executive Officer	September 29, 2004
/s/ DAVID L. REA David L. Rea	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 29, 2004

/s/ WILLIAM C. BAKER William C. Baker	Director	September 29, 2004
/s/ WILLIAM G. BYRNES William G. Byrnes	Director	September 29, 2004
/s/ JAMES P. CONN James P. Conn	Lead Director	September 29, 2004
/s/ JOHN C. CUSHMAN, III John C. Cushman, III	Director	September 29, 2004
/s/ TERRELL B. JONES Terrell B. Jones	Director	September 29, 2004

LA QUINTA PROPERTIES, INC. SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this joint registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on the 29th day of September, 2004.

LA QUINTA PROPERTIES, INC.
By:	/s/ FRANCIS W. CASH Francis W. Cash Chairman of the Board, President and Chief Executive Officer
By:	/s/ DAVID L. REA David L. Rea Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Francis W. Cash and David L. Rea, and each of them singly, as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing appropriate and/or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ FRANCIS W. CASH Francis W. Cash	Chairman of the Board, President and Chief Executive Officer	September 29, 2004
/s/ DAVID L. REA David L. Rea	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 29, 2004

/s/ WILLIAM C. BAKER William C. Baker	Director	September 29, 2004
/s/ WILLIAM G. BYRNES William G. Byrnes	Director	September 29, 2004
/s/ JAMES P. CONN James P. Conn	Lead Director	September 29, 2004
/s/ JOHN C. CUSHMAN, III John C. Cushman, III	Director	September 29, 2004
/s/ TERRELL B. JONES Terrell B. Jones	Director	September 29, 2004

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of La Quinta Corporation filed with the Secretary of State of Delaware on January 2, 2002 (incorporated by reference to Exhibit 3.1 to the Joint Annual Report on Form 10-K of La Quinta Corporation and La Quinta Properties, Inc. filed on March 18, 2002, Nos. 001-08131 and 001-08132).
3.2
Amended and Restated Certificate of Incorporation of La Quinta Properties, Inc. filed with the Secretary of State of Delaware on January 2, 2002 (incorporated by reference to Exhibit 3.2 to the Joint Annual Report on Form 10-K of La Quinta Corporation and La Quinta Properties, Inc. filed on March 18, 2002, Nos. 001-08131 and 001-08132).
3.3
By-laws of La Quinta Corporation, as Amended and Restated on February 27, 1998 (incorporated by reference to Exhibit 3.6 to the Joint Registration Statement on Form S-4/A of Meditrust Corporation and Meditrust Operating Company, filed on March 27, 1998, Nos. 333-47737 and 333-47737-01).
3.4
Amendment, dated February 21, 2003, to the By-laws of La Quinta Corporation, as Amended and Restated on February 27, 1998 (incorporated by reference to Exhibit 3.4 to the Joint Annual Report on Form 10-K of La Quinta Corporation and La Quinta Properties, Inc. filed on March 15, 2004, Nos. 001-08131 and 001-08132).
3.5
By-laws of La Quinta Properties, Inc., as Amended and Restated on February 27, 1998 (incorporated by reference to Exhibit 3.5 to the Joint Registration Statement on Form S-4/A of Meditrust Corporation and Meditrust Operating Company, filed on March 27, 1998, Nos. 333-47737 and 333-47737-01).
3.6
Amendment dated February 21, 2003, to the By-laws of La Quinta Properties, Inc., as Amended and Restated on February 27, 1998 (incorporated by reference to Exhibit 3.6 to the Joint Annual Report on Form 10-K of La Quinta Corporation and La Quinta Properties, Inc. filed on March 15, 2004, Nos. 001-08131 and 001-08132).
*4.1
Exchange and Registration Rights Agreement dated as of August 19, 2004 by and among La Quinta Properties, Inc., La Quinta Corporation and Lehman Brothers Inc. on behalf of the Initial Purchasers (as defined therein).
*4.2	Indenture dated as of August 19, 2004 by and among La Quinta Properties, Inc., La Quinta Corporation and U.S. Bank Trust National Association, as Trustee.
*4.3	Form of La Quinta Properties, Inc. 7% Note due 2012 (contained in the Indenture listed as Exhibit 4.2 above).
*5.1	Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to the legality of the notes being registered.
*8.1	Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to certain tax matters regarding the notes being registered.
*10.1
First Amendment to Amended and Restated Credit Agreement, dated as of July 14, 2004, by and among La Quinta Properties, Inc., La Quinta Corporation, the financial institutions listed on the signature pages thereof, Canadian Imperial Bank of Commerce and the other loan parties listed on the signature pages thereof.
*10.2
Escrow Agreement, dated as of August 19, 2004, by and among La Quinta Properties, Inc., Lehman Brothers Inc., individually and as representative of the Initial Purchasers, and U.S. Bank Trust National Association.
*12.1	Calculation of Ratio of Earnings to Fixed Charges.

21.1
Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Joint Annual Report on Form 10-K of La Quinta Corporation and La Quinta Properties, Inc. filed on March 15, 2004, Nos. 001-08131 and 001-08132).
*23.1	Consent of Ernst & Young LLP.
*23.2	Consent of PricewaterhouseCoopers LLP.
*23.3	Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in Exhibits 5.1 and 8.1 hereto).
*24.1	Power of Attorney (included in the signature pages of this joint registration statement).
*25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank Trust National Association.
*99.1	Form Letter of Transmittal.
*99.2	Form Notice of Guaranteed Delivery.
*99.3	Form Letter to Registered Holders and DTC Participants.
*99.4	Form Letter to Clients.

*
Filed herewith.